EXHIBIT 10.1

LEASE

THE CAMPUS

THE CAMPUS CARLSBAD, LLC,

a Delaware limited liability company,

as Landlord,

and

CLINICAL MICRO SENSORS INC.,

a Delaware corporation

dba

OSMETECH MOLECULAR DIAGNOSTICS

as Tenant.

THE CAMPUS

SUMMARY OF BASIC LEASE INFORMATION

The undersigned hereby agree to the following terms of this Summary of Basic Lease Information (the “Summary“). This Summary is hereby incorporated into and made a part of the attached Lease (this Summary and the Lease to be known collectively as the “Lease”) which pertains to that certain building located and addressed at 5964 La Place Court, Carlsbad, California 92008 (the “Building”) as shown on the site plan attached hereto as Exhibit A. Each reference in the Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Lease, the terms of the Lease shall prevail. Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Lease.

	TERMS OF LEASE (References are to the Lease)	DESCRIPTION
1.	Date:	February 8, 2010.

2.	Landlord:	THE CAMPUS CARLSBAD, LLC, a Delaware limited liability company

3.	Address of Landlord (Section 29.19):

c/o Newport National Corporation 1525 Faraday Avenue, Suite 100 Carlsbad, California 92008 Attention: Mr. Scott Brusseau

with copies of any Landlord default notices to:

Allen Matkins Leck Gamble Mallory & Natsis, LLP 501 West Broadway, 15th Floor San Diego, California 92101 Attention: Michael Pruter, Esq.

4.	Tenant:	CLINICAL MICRO SENSORS, INC., a Delaware corporation

	Tenant’s Trade Name:	Osmetech Molecular Diagnostics

5.	Address of Tenant (Section 29.19):

Prior to the Lease Commencement Date:

Osmetech Molecular Diagnostics 757 S. Raymond Avenue

Pasadena, California 91105 Attention: Mr. Steve Kemper, Sr. VP Finance

After the Lease Commencement Date:

Osmetech Molecular Diagnostics

5964 La Place Court, Suite 100

Carlsbad, California 92008

Attention: Mr. Steve Kemper, Sr. VP Finance

with copies of any Tenant default notices to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. 3580 Carmel Mountain Road, Suite 300 San Diego, California 92130 Attention Scott Biel, Esq.

6.	Premises (Article 1):	Approximately 31,098 square feet of space located in the Building, as set forth in Exhibit B attached hereto, and known as Suite 100.

(i)

7.	Project

That certain 3-building office and research and development project commonly known as “The Campus” located and addressed at 5962, 5964 and 5966 La Place Court, Carlsbad, California, respectively and comprising a total of approximately 158,733 rentable square feet.

8.	Building	That certain approximately 50,522 rentable square foot office and research and development building located in the Project and addressed at 5964 La Place Court, Carlsbad, California.
9.	Term (Article 2).

	9.1 Lease Term:	Approximately seven (7) years and seven (7) months.

9.2 Lease Commencement Date:

The earlier of (i) the date Tenant first commences to conduct business in all or any portion of the Premises and (ii) the date that is the later of: (a) June 25, 2010, and (b) the date of Substantial Completion of the Tenant Improvements in the Premises (as such terms are defined in Section 4.3 and 1.3.3 of the Tenant Work Letter attached hereto as Exhibit C, respectively; subject, however, to Section 5.3 of the Tenant Work Letter).

9.3 Lease Expiration Date:

The date immediately preceding the ninety-first (91st) monthly anniversary of the Lease Commencement Date; provided, however, that if the Lease Commencement Date is a date other than the first day of a month, the Lease Expiration Date shall be the last day of the month which is ninety-one (91) months after the month in which the Lease Commencement Date falls.

10.	Base Rent (Article 3).

Months of Lease Term	Annual Base Rent		Monthly Installment of Base Rent		Approximate Monthly Rental Rate per Square Foot
1-12*	$541,105.20	**	$45,092.10	**	$1.45	**
13-24	$556,032.24		$46,336.02		$1.49
25-36	$574,691.04	**	$47,890.92	**	$1.54	**
37-48	$589,618.08		$49,134.84		$1.58
49-60	$608,276.88		$50,689.74		$1.63
61-72	$626,935.68		$52,244.64		$1.68
73-84	$645,594.48		$53,799.54		$1.73
85-91	$664,253.28		$55,354.44		$1.78

* Plus any partial month if the Lease Commencement Date is not the first day of the month.

** Subject to abatement as set forth in Section 3.2 of this Lease.

11.	Additional Rent (Article 4)

	11.1 Tenant’s Share of Project Direct Expenses:	Approximately 19.59%.

	11.2 Tenant’s Share of Building Direct Expenses:	Approximately 61.55%.

(ii)

12.	Cash Security Deposit (Section 21.1):	$55,354.44.

	Letter of Credit Initial Stated Amount (Section 21.2):	$500,000.00.

13.	Parking Pass Ratio (Article 28):

Tenant shall have the right to utilize up to four (4) unreserved and non-exclusive parking passes for every 1,000 square feet of the Premises, which equals a total of one hundred twenty four (124) passes (it being agreed that the Parking Area includes handicapped and visitor spaces as same may be designated from time to time by Landlord).

14.	Broker (Section 29.24):	Newport National Corporation representing Landlord and Irving Hughes representing Tenant.

15.	Tenant Improvement Allowance (Exhibit C, Section 3.1)

Up to One Million Eight Hundred Ninety-Eight Thousand Eight Hundred Forty-Three and 00/100 Dollars ($1,898,843.80) (calculated based upon $61.06 per square foot within the Premises), subject to the terms and conditions of Section 3.1 of the Tenant Work Letter (including, without limitation, Tenant’s right to increase the Tenant Improvement Allowance, by the TI Allowance Increase Amount as set forth in Section 3.1 of the Tenant Work Letter).

(iii)

(i)

INDEX

Page(s)
2010 Cap Amount	12
Abatement Event	18
Abatement Notice	18
Additional Cost	Exhibit C
Additional Rent	7
Adjustment Dates	36
Affiliate	30
Affiliate Transfer	30
Affiliated Assignee	30
Alterations	20
Arbitration Notice	5
Base Rent	6
Brokers	45
Building	i
Building Standards	21
Building Structure	19
Building Systems	19
Building’s Share	8
CC&R’s	8
Change Order	Exhibit C
Common Areas	1
Communication Equipment	46
Comparable Projects	1
Contractor	Exhibit C
Control	30
Controllable Operating Expenses	12
Designcorp	Exhibit C
Direct Competitor	4
Direct Expenses	7
Early Access Period	Exhibit C
Effective Date	Exhibit C
Election Date	3
Eligibility Period	19
Equipment Lienor	22
Estimate	13
Estimate Statement	13
Estimated Construction Cost	Exhibit C
Estimated Construction Cost Notice	Exhibit C
Excess Costs	Exhibit C
Expansion Exercise Notice	2
Expansion Period	2
Expansion Space	2
Expense Year	7
First Refusal Notice	2
First Refusal Space	2
Force Majeure	44
Haz Mat Documents	15
Hazardous Material	15
Hazardous Materials List	15
HVAC System	18
Insurance Expenses	7
Interest Notice	5
Issuing Bank	35
Landlord	1
Landlord Costs	Exhibit C
Landlord Improvements	Exhibit C
Landlord Parties	23
Landlord Replacement Items	2
Landlord’s Contractor	Exhibit C
Landlord’s Work	Exhibit C
Laws	39
Lease	1
Lease Commencement Date	ii
Lease Expiration Date	ii
Lease Term	4
Lease Year	4
Letter of Credit	35

(ii)

Page(s)
Lienor Requirements	22
Market Capitalization	36
materially more favorable	4
Notices	44
Offer Space	3
Operating Expenses	8
Option Notice	4
Option Rent	5
Option Rent Notice	5
Option Term	4
Original Landlord	42
Original LL Requirements	42
Original Tenant	2, 4
Outside Agreement Date	5
Outside Date	Exhibit C
Outside Date Termination Notice	Exhibit C
Parking Facilities	1
Partnership Tenant	42
Payment	Exhibit C
Premises	1
Program	Exhibit C
Progress Reports	Exhibit C
Project	1
Proposition 13	11
Recapture Notice	29
Renovations	46
Rent	7
Review Period	14
RF	47
Right of First Refusal	2
Rules and Regulations	14
SDG&E	Exhibit C
Second Chance Notice	3
Security Deposit	35
Security Deposit Laws	37
Short Term Spaces	40
Signage	38
Signage Specifications	38
SNDA	48
Space Plan	Exhibit C
Stated Amount	35
Statement	13
Subject Space	28
Subleasing Costs	29
Substantial Completion	Exhibit C
Substantially Completed	Exhibit C
Summary	i
Superior Rights	2
Systems and Equipment	10
T.I. Construction Drawings	Exhibit C
T.I. Plans and Specifications	Exhibit C
Tax Expenses	11
Tenant	i
Tenant Delay	Exhibit C
Tenant Improvement Allowance	Exhibit C
Tenant Improvements	Exhibit C
Tenant Party	16
Tenant Work	Exhibit C
Tenant Work Letter	Exhibit C. Exhibit C
Tenant’s Election Notice	3
Tenant’s Property	22
Tenant’s Representative	Exhibit C
Tenant’s Share	12
Tenant’s Work	Exhibit C
Termination Notice	5
Terms	3
Third Party Proposal	2
TI Allowance Increase Amount	4
Transfer Notice	27

(iii)

Page(s)

Transfer Premium	29
Transferee	27
Transfers	27
worth at the time of award	33

(iv)

THE CAMPUS

LEASE

This Lease, which includes the preceding Summary of Basic Lease Information (the “Summary”) attached hereto and incorporated herein by this reference (the Lease and Summary to be known sometimes collectively hereafter as the “Lease“), dated as of the date set forth in Section 1 of the Summary, is made by and between THE CAMPUS CARLSBAD, LLC, a Delaware limited liability company (“Landlord“), and CLINICAL MICRO SENSORS, INC., a Delaware corporation dba Osmetech Molecular Diagnostics (“Tenant”).

ARTICLE 1

REAL PROPERTY, PROJECT AND PREMISES

1.1 Project, Building and Premises. Upon and subject to the terms, covenants and conditions hereinafter set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 6 of the Summary (the “Premises”), which Premises are located in the “Building,” as that term is defined in the Summary. The outline of the floor plan of the Premises is set forth in Exhibit B attached hereto. The Building, the parking facilities serving the Building (“Parking Facilities”), the outside plaza areas, additional buildings, land and other improvements surrounding the Building which are designated from time to time by Landlord as common areas appurtenant to or servicing the Building, and the land upon which any of the foregoing are situated, are herein sometimes collectively referred to as the “Project”. Commencing as of the Lease Commencement Date, Tenant is hereby granted the right to the nonexclusive use of the common electric room located in the Building and the other public or common areas located in the Building and/or on the Project (“Common Areas”); provided, however, that the manner in which such Common Areas are maintained and operated shall be consistent with similar first-class corporate headquarters/research and development buildings located in the Carlsbad submarket of San Diego (“Comparable Projects”), as reasonably determined by Landlord, and the use thereof shall be subject to the Rules and Regulations attached hereto as Exhibit E as the same may be reasonably modified from time to time by Landlord, provided in no event shall such modifications materially increase Tenant’s obligations nor materially diminish Tenant’s rights under this Lease. Subject to all relevant terms and conditions contained elsewhere in this Lease, Landlord reserves the right from time to time, with reasonable advance notice to Tenant, (i) to close temporarily any of the Common Areas; (ii) to make changes to the Common Areas, including, without limitation, changes in the location, size, shape, driveways, ramps, entrances, exits, passages, stairways and other ingress and egress, direction of traffic, landscaped areas, loading and unloading areas, and walkways; (iii) to expand the Building; (iv) to add improvements to the Common Areas; (v) to delete land and improvements from the Project; (vi) to use the Common Areas while engaged in making additional improvements, repairs or alterations to the Building, the Project, or any portion thereof; and (vii) to do and perform such other acts and make such other changes in, to or with respect to the Building, the Project and Common Areas or the expansion thereof as Landlord may deem to be appropriate; provided, however, in connection with Landlord’s exercise of its rights under this Section 1.1, Landlord shall use commercially reasonable efforts to minimize and mitigate any interference with Tenant’s permitted business operations in the Premises.

1.2 Condition of the Premises. Except as specifically set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit C and incorporated herein by this reference, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of the Premises or the Project except as specifically set forth in this Lease and the Tenant Work Letter. Notwithstanding the foregoing, Landlord shall, as part of the initial Tenant Improvements consistent with the T.I. Construction Drawings, deliver the Premises to Tenant with the electrical, plumbing, fire sprinkler systems and electrical and water meters (or at Landlord’s election electrical and/or water submeters) in good working order. Notwithstanding anything to the contrary herein, good working order of the electrical system shall mean that such system shall supply 1800 amps to the Premises, at  277/480 volt, three phase power, in addition to electrical capacity required for the base building equipment. If, upon Landlord’s delivery of the Premises to Tenant, such systems are not in good working order and Tenant notifies Landlord within six (6) months of Landlord’s delivery of the Premises that such systems and/or the roof are not in good working order and watertight condition, Landlord shall, at Landlord’s sole cost and expense (and not as a Direct Expense reimbursable by Tenant) and as Tenant’s sole remedy therefor, put such systems in good working order. Additionally, if a qualified and licensed contractor reasonably approved in advance by Landlord determines as a result of an inspection or survey (a copy of which shall be provided by Tenant to Landlord), during the six- (6) month period following the delivery of the Premises that the any of the Systems and Equipment (as defined in Section 4.2.6) of the Building for which Landlord is responsible for repairing and maintaining as set forth in this Lease do not have a remaining useful life in excess of the initial Lease Term, then such components of the Building shall be replaced upon the expiration of their useful life at Landlord’s sole cost and expense and not as a Direct Expense (“Landlord Replacement Items”).

1.3 Square Feet of Premises. The parties hereby confirm, stipulate and agree that (i) the square footage of the Premises shall mean the amount set forth in Section 6 of the Summary, and (ii) such square footage amount is not subject to adjustment or remeasurement by Landlord or Tenant for purposes of this Lease.

1.4 Expansion Right. Landlord hereby grants the original Tenant named in this Lease (the “Original Tenant”) or an Affiliated Assignee (as defined in Section 14.7) the right, during the first (1st) twelve (12) full calendar months of the initial Lease Term only (the “Expansion Period”), to lease all of the remaining space in the Building (the “Expansion Space”), which right shall be exercised by Tenant by delivering written notice thereof (“Expansion Exercise Notice”) to Landlord at any time during the Expansion Period.

1.4.1 Lease of Expansion Space. If Tenant timely delivers the Expansion Exercise Notice, then Landlord and Tenant shall execute an amendment to this Lease adding the Expansion Space to this Lease upon the same terms and conditions applicable to the initial Premises, except that (i) improvements in the Expansion Space shall be constructed pursuant to Exhibit C of this Lease (excluding Landlord’s Work) as if all references therein to the Premises were references to the Expansion Space, (ii) the initial Lease Term with respect to the entire Premises (i.e. the initial Premises’ as expanded by the Expansion Space) shall be extended such that the Lease shall terminate on the last day of the ninety-first (91st) month after the date that Substantial Completion of the Expansion Space occurs (and Tenant’s lease of the initial Premises shall expire on the last day of the extended initial Lease Term), (iii) Tenant’s Share of Project and Building Direct Expenses shall be increased to reflect the square footage of the Expansion Space and (iv) Landlord may require Tenant to deposit with Landlord an additional Cash Security Deposit and/or replacement Letter of Credit with an increased Stated Amount over the then applicable Stated Amount; provided, however, that that the amount of the additional cash Security Deposit and/or the increased Stated Amount of the replacement Letter of Credit held by Landlord shall at all times bear the same proportion to current Base Rent as the original cash Security Deposit and/or Stated Amount then bears to the original Base Rent.

1.4.2 Termination of Expansion Right. The expansion right granted herein shall terminate upon the failure by Tenant to timely deliver the Expansion Exercise Notice during the Expansion Period. Additionally, at Landlord’s option, if Tenant has timely delivered the Expansion Exercise Notice and, as of the scheduled date of delivery of the Expansion Space to Tenant, Tenant is in default under this Lease after any applicable notice and cure periods, if this Lease has been assigned (other than to an Affiliate) or if any portion of the Premises has been recaptured pursuant to Section 14.4 of this Lease, then Tenant shall not have the right to lease the Expansion Space.

1.5 Continuing Right of First Refusal. Landlord hereby grants to the Original Tenant or an Affiliated Assignee during the initial Lease Term only, a right of first refusal with respect to remaining space in the Building (collectively, the “First Refusal Space”). Tenant’s right of first refusal (the “Right of First Refusal”) shall be on the terms and conditions set forth in this Section 1.5. Notwithstanding the foregoing if Tenant elects (or is deemed to have elected) the option described in clause (ii) of Section 1.5.2 below, then such Right of First Refusal shall be subordinate and secondary to any rights of expansion, first refusal, first offer or similar rights granted to any third (3rd) party tenant leasing the First Refusal Space or any portion thereof (the “Superior Rights”), provided such Superior Rights are contained in the Terms (as defined below) set forth in the First Refusal Notice or the Second Chance Notice (as such terms are defined herein).

1.5.1 Procedure. Landlord shall notify Tenant (the “First Refusal Notice”) from time to time when Landlord receives a bona fide third-party proposal that Landlord is willing to accept for all or any portion of the First Refusal Space (the “Third Party

Proposal“). The First Refusal Notice shall include a copy of the Third Party Proposal (which copy may be redacted to exclude any proprietary information or other confidential information that is not material to Tenant’s rights under this Section 1.5), describing the First Refusal Space which is the subject of such Third Party Proposal (the “Offer Space”) and shall set forth the terms and conditions (including the proposed lease term and any Superior Rights) set forth in the Third Party Proposal (collectively, the “Terms”) except that (without regard to the Terms set forth in the First Refusal Notice), Landlord may require Tenant to deposit with Landlord an additional cash Security Deposit and/or replacement Letter of Credit with an increased Stated Amount over the then applicable Stated Amount; provided, however, that that the amount of the additional cash Security Deposit and/or the increased Stated Amount of the replacement Letter of Credit held by Landlord shall at all times bear the same proportion to current Base Rent as the original cash Security Deposit and/or Stated Amount then bears to the original Base Rent and further provided, however, if Tenant delivers Tenant’s Election Notice (as defined in Section 1.5.2 below) during the first (1st) twelve (12) full calendar months of the initial Lease Term, then the Terms shall be the economic terms applicable to the initial Premises, except that (i) improvements in the First Refusal Space shall be constructed pursuant to Exhibit C of this Lease (excluding Landlord’s Work) as if all references therein to the Premises were references to the Offer Space, (ii) the initial Lease Term with respect to the entire Premises (i.e. the initial Premises’ as expanded by the Expansion Space) shall be extended such that this Lease will terminate on the last day of the ninety-first (91st) month after the date that Substantial Completion of the Offer Space occurs (and Tenant’s lease of the initial Premises shall expire on the last day of the extended initial Lease Term), (iii) Tenant’s Share of Project and Building Direct Expenses shall be increased to reflect the square footage of the Offer Space and (iv) Landlord may require Tenant to deposit with Landlord an additional cash Security Deposit and/or replacement Letter of Credit with an increased Stated Amount over the then applicable Stated Amount; provided, however, that that the amount of the additional cash Security Deposit and/or the increased Stated Amount of the replacement Letter of Credit held by Landlord shall at all times bear the same proportion to current Base Rent as the original cash Security Deposit and/or Stated Amount then bears to the original Base Rent. Notwithstanding the foregoing, Landlord’s obligation to deliver the First Refusal Notice shall not apply during the last twenty-four (24) months of the initial Lease Term unless Tenant has delivered an Interest Notice pursuant to Section 2.2.2 of this Lease nor during the period following Landlord’s delivery of the Option Rent Notice to Tenant pursuant to Section 2.2.2 unless and until Tenant has delivered to Landlord the Option Notice pursuant to Section 2.2.2. Notwithstanding anything herein to the contrary, Tenant may only exercise its Right of First Refusal with respect to all of the space described in the First Refusal Notice, and not a portion thereof.

1.5.2 Procedure for Acceptance. If Tenant wishes to exercise Tenant’s Right of First Refusal with respect to the Offer Space described in the Third Party Proposal, then within five (5) business days after delivery of the First Refusal Notice to Tenant (the “Election Date”), Tenant shall deliver written notice to Landlord (“Tenant’s Election Notice”) pursuant to which Tenant shall elect either to (i) lease the entire Offer Space upon the Terms set forth in the First Refusal Notice or (ii) refuse to lease such Offer Space, in which event Landlord may lease such Offer Space to any person or entity on terms consistent with the Third Party Proposal, subject to Tenant’s Second Chance Notice set forth below. If Tenant does not so respond in writing to Landlord’s First Refusal Notice by the Election Date, Tenant shall be deemed to have elected the option described in clause (ii) above and Landlord shall be free to lease the Offer Space described in the First Refusal Notice during the six (6) month period following the Election Date to anyone to whom Landlord desires subject to the Second Chance Notice provisions set forth below and Section 1.5.4 below. If Tenant elects (or is deemed to have elected) the option described in clause (ii) above and during the six (6) month period following such election Landlord intends to enter into a lease for the Offer Space either (a) upon Terms which are materially more favorable to a third (3rd) party tenant than those Terms set forth in the First Refusal Notice, or (b) to a Direct Competitor of Tenant (as hereinafter defined), Landlord shall first deliver written notice to Tenant (“Second Chance Notice”) providing Tenant with the opportunity to lease the Offer Space described in the First Refusal Notice (as the same may have been modified by the materially more favorable Terms) on such materially more favorable Terms. Tenant’s failure to elect to lease the Offer Space upon such materially more favorable Terms by written notice to Landlord within three (3) business days after Tenant’s receipt of such Second Chance Notice from Landlord shall be deemed to constitute Tenant’s election not to lease such Offer Space upon such materially more favorable Terms, in which case Landlord shall be entitled to lease such space to any third (3rd) party (other than a Direct Competitor of Tenant, unless such Direct Competitor is indicated as the prospective tenant in the Second Chance Notice) on terms no more favorable to the third (3rd) party than those set forth in the Second Chance Notice. For purposes of this Section 1.5.2, the Terms shall be considered “materially more favorable” if the financial terms (excluding any additional security required by Landlord from Tenant as set forth in this Section 1.5 above), the size of the Offer Space or the length of the lease term, described in the First Refusal Notice change by more than ten percent (10%) or providing Superior Rights not indicated in the First Refusal Notice. A “Direct Competitor” of Tenant shall mean any person or entity whose primary business is the commercial development, marketing and/or sales of molecular diagnostic technologies or equipment. For purposes of Sections 1.5.3 and 1.5.4 below, the Terms for lease of any First Refusal Space offered to Tenant pursuant to a Second Chance Notice shall mean those materially more favorable Terms as set forth in the Second Chance Notice.

1.5.3 Lease of First Refusal Space. If Tenant timely exercises Tenant’s Right of First Refusal to lease the Offer Space described in the First Refusal Notice as set forth herein, Landlord and Tenant shall execute an amendment to this Lease incorporating into this Lease the Terms applicable to such space.

1.5.4 Termination of Right of First Refusal. The Right of First Refusal granted herein shall terminate as to a particular Offer Space upon Landlord’s leasing of such Offer Space to a third party on the Terms offered to Tenant and rejected (or deemed rejected) by Tenant, but shall remain in effect for any subsequent availability of all or any portion of the remaining Offer Space; provided, however, that if, after Tenant’s failure to exercise the Right of First Refusal as to a particular Offer Space Landlord leases such space, then upon the expiration of the term of such lease, Tenant’s Right of First Refusal shall again apply to such Offer Space, subject, however to the Superior Rights and the prior right of the tenant under such lease to renew the term thereof, regardless of whether such renewal is pursuant to an express provision in such lease or pursuant to a lease amendment or new lease. Landlord shall not have any obligation to deliver the First Refusal Notice if, as of the date Landlord would otherwise deliver the First Refusal Notice to Tenant, Tenant is in default under this Lease after any applicable notice and cure periods, or if this Lease has been assigned (other than to an Affiliate) or if any portion of the Premises has been recaptured pursuant to Section 14.4 of this Lease. In addition, at Landlord’s option, if Tenant has previously delivered Tenant’s Election Notice in accordance with Section 1.5.2 and, as of the scheduled date of delivery of such Offer Space to Tenant, Tenant is in default under this Lease after any applicable notice and cure periods, Tenant shall not have the right to lease the Offer Space or any other portion of the First Refusal Space.

ARTICLE 2

LEASE TERM

2.1 Initial Term. The terms and provisions of this Lease shall be effective as of the date of this Lease except for the provisions of this Lease relating to the payment of Rent. The term of this Lease (the “Lease Term”) shall be as set forth in Section 9.1 of the Summary and shall commence on the Lease Commencement Date set forth in Section 9.2 of the Summary (subject, however, to the terms of the Tenant Work Letter), and shall terminate on the Lease Expiration Date set forth in Section 9.3 of the Summary, unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term; provided, however, that the first (1st) Lease Year shall commence on the Lease Commencement Date and end on the last day of the eleventh (11th) full calendar month thereafter (unless the Lease Commencement Date occurs on the first (1st) day of a calendar month, in which event the first (1st) Lease Year shall end on the day immediately preceding the 1st anniversary of such date), and the second (2nd) and each succeeding Lease Year shall commence on the first day of the next calendar month; and further provided that the last Lease Year shall end on the Lease Expiration Date. At any time during the Lease Term, Landlord may deliver to Tenant a notice of Lease Term dates in the form as set forth in Exhibit D, attached hereto, which notice Tenant shall execute and return to Landlord within five (5) days of receipt thereof.

2.2 Option Term. Landlord hereby grants to Original Tenant or an Affiliated Assignee one (1) option to extend the Lease Term for a period of five (5) years (“Option Term”), which option shall be exercisable only by written notice (“Option Notice”) delivered by Tenant to Landlord as provided in Section 2.2.2 below, provided that, (i) as of the date of delivery of such notice and, at Landlord’s option, as of the last day of the initial Lease Term, Tenant is not in default under this Lease after expiration of applicable cure periods and (ii) Tenant has not previously been in default under this Lease after expiration of applicable cure periods during the 24-month period preceding Tenant’s delivery of the Option Notice. The rights contained in this Section 2.2 shall be personal to the Original Tenant or such Affiliated Assignee and may only be exercised by the Original Tenant or such Affiliated Assignee (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease) if the Original Tenant or the Affiliated Assignee occupies at least seventy-five percent (75%) of the initial Premises as of the date of the Option Notice.

2.2.1 Option Rent. The Rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to the Base Rent plus the Additional Rent, as those terms are defined herein, provided that the Base Rent shall equal the then prevailing fair market rent for the Premises as of the commencement date of the Option Term, plus Tenant’s Share of Direct Expenses during the Option Term. The then prevailing fair market rent shall be the rental rate, including all escalations, at which renewal tenants, as of the commencement of the Option Term, are entering into leases for non-sublease, non-encumbered space comparable in size, location and quality to the Premises for a term of approximately the Option Term, which comparable space is located in Comparable Projects, taking into consideration the following concessions and occupancy cost comparisons: (i) rental abatement concessions, if any, being granted such tenants in connection with such comparable space, (ii) tenant improvements or allowances provided or to be provided for such comparable space, taking into account, and deducting the value of, the existing improvements in the Premises, with such value to be based upon the age, quality and layout of the improvements and the extent to which the same could be utilized by Tenant based upon the fact that the precise tenant improvements existing in the Premises are specifically suitable to Tenant, (iii) brokerage commissions paid for such comparison lease renewals and (iv) the Direct Expenses payable by Tenant under this Lease as compared to operating expenses, taxes and insurance payable for the Comparable Projects, either directly or as a component of gross rent payable for the comparison lease.

2.2.2 Exercise of Option. The option contained in this Section 2.2 shall be exercised by Tenant, if at all, only in the following manner: (i) Tenant shall deliver written notice (“Interest Notice”) to Landlord on or before the date which is not more than twelve (12) months nor less than nine (9) prior to the expiration of the initial Lease Term, stating that Tenant is interested in exercising its option; (ii) Landlord, after receipt of Tenant’s notice, shall deliver notice (the “Option Rent Notice”) to Tenant not more than ten (10) days after receipt of Tenant’s Interest Notice, nor less than eight (8) months prior to the expiration of the initial Lease Term, setting forth the Option Rent; and (iii) if Tenant wishes to exercise such option, Tenant shall, on or before the date occurring ten (10) days after Tenant’s receipt of the Option Rent Notice, exercise the option by delivering the Option Notice to Landlord and upon and concurrent with such exercise, Tenant may, at its option, object to the Option Rent contained in the Option Rent Notice. Failure of Tenant to deliver the Interest Notice to Landlord on or before the date specified in (i) above or to deliver the Option Notice to Landlord on or before the date specified in (iii) above shall be deemed to constitute Tenant’s failure to exercise its option to extend. Landlord’s failure to timely deliver the Option Rent Notice within five (5) business days after Landlord’s receipt of a second (2nd) written notice from Tenant sent no earlier than nine (9) months prior to the expiration of the initial Lease Term (which second (2nd) written notice shall state in UPPERCASED BOLD-FACED type that Landlord’s failure to deliver such Option Rent Notice within such five (5) business day period will permit Tenant to extend the Lease Expiration Date pursuant to this Section 2.2.2), shall, at Tenant’s election, permit Tenant to extend the Lease Expiration Date by one day for each day of Landlord delay, at the same Basic Rent as is payable in the Lease Expiration Month, without holdover premium or penalty. If Tenant timely and properly exercises its option to extend; the Lease Term shall be extended for the Option Term upon all of the terms and conditions set forth in this Lease, except that the Rent shall be as indicated in the Option Rent Notice, unless Tenant, concurrently with Tenant’s acceptance, objects to the Option Rent contained in the Option Rent Notice, in which case the parties shall follow the procedure and the Option Rent shall be determined as set forth in Section 2.2.3 below.

2.2.3 Determination of Option Rent. If Tenant timely and appropriately objects to the Option Rent in Tenant’s acceptance, Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts. If Landlord and Tenant fail to reach agreement within twenty (20) days following Tenant’s acceptance (“Outside Agreement Date”), then within three (3) business days following the Outside Agreement Date, Tenant may elect to either (a) rescind the Interest Notice by written notice to Landlord (the “Termination Notice”), in which case this Lease shall expire on the Lease Expiration Date, or (b) commit to arbitration of the Option Rent, by delivering written notice to Landlord within such three (3) business day period indicating such election (the “Arbitration Notice”, in which case the following procedure shall be used to determine the Option Rent: each party shall make a separate determination of the Option Rent which shall be submitted to each other within three (3) business days following delivery of, Tenant’s Arbitration Notice, and arbitration shall proceed in accordance with the following items (i) through (vii):

(i) Landlord and Tenant shall each appoint, within ten (10) days of the Outside Agreement Date, one arbitrator who shall by profession be a current real estate broker or appraiser of comparable commercial properties in the area of the Building, and who has been active in such field over the last five (5) years. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Option Rent is the closest to the actual Option Rent as determined by the arbitrators, taking into account the requirements of Section 2.2.1, above (i.e., the arbitrators may only select Landlord’s or Tenant’s determination of Option Rent and shall not be entitled to make a compromise determination).

(ii) The two (2) arbitrators so appointed shall within five (5) business days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators.

(iii) The three (3) arbitrators shall within fifteen (15) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Option Rent, and shall notify Landlord and Tenant thereof.

(iv) The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

(v) If either Landlord or Tenant fails to appoint an arbitrator within ten (10) days after the applicable Outside Agreement Date, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.

(vi) If the two (2) arbitrators fail to agree upon and appoint a third arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instructions set forth in this Section 2.2.3.

(vii) The cost of arbitration shall be paid by the party whose determination of Option Rent is not selected by the arbitrators.

Tenant’s failure to timely deliver either a Termination Notice or Arbitration Notice shall be deemed Tenant’s election to rescind the Option Notice pursuant to clause (a) of this Section 2.2.3.

ARTICLE 3

BASE RENT

3.1 Base Rent. Tenant shall pay, without notice or demand, to Landlord or Landlord’s agent at the management office of the Building, or at such other place as Landlord may from time to time designate in writing, in currency or a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 10 of the Summary, payable in equal monthly installments as set forth in Section 10 of the Summary in advance on or before the first (1st) day of each and every month during the Lease Term, without any setoff or deduction whatsoever. The Base Rent for the first (1st) full calendar month of the Lease Term shall be deposited into escrow with the escrow holder for the Project Purchase (as defined in Section 29.34 of this Lease) concurrently with Tenant’s execution of this Lease, with instructions acknowledged by said escrow holder that such prepaid Base Rent shall be promptly released to Tenant in the event this Lease is terminated by Tenant as a result of the failure of Landlord to provide the SNDA as set forth in Section 29.34 of this Lease (and which prepaid Base Rent shall be released to Landlord upon Tenant’s receipt of the SNDA). If the Lease Commencement Date is not the first (1st) day of a month, then Base Rent for the partial month commencing as of the Lease Commencement Date shall be prorated based upon the actual number of days in such month and shall be due and payable upon the Lease Commencement Date and the pre-paid rent shall be applied to the sixth (6th) month of the Lease Term. If any rental payment date (including the Lease Commencement Date) falls on a day of the month other than the first (1st) day of such month or if any rental payment is for a period which is shorter than one month, then the rental for any such fractional month shall be a proportionate amount of a full calendar month’s rental based on the proportion that the number of days in such fractional month bears to the number of days in the calendar month during which such fractional month occurs. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

3.2 Abatement of Rent. Notwithstanding anything to the contrary contained herein and provided that Tenant is not in default under this Lease after any applicable notice and cure periods, Landlord hereby agrees to abate fifty percent (50%) of Tenant’s obligation to pay monthly Base Rent for the second (2nd) through fifth (5th), twenty-ninth (29th) through thirtieth (30th) calendar months of the initial Lease Term. During such abatement periods, Tenant shall still be responsible for the payment of all of its other monetary obligations under this Lease including, without limitation, Tenant’s obligation to pay Tenant’s Share of Direct Expenses and for utilities for the Premises pursuant to Article 6 below. Landlord and Tenant hereby agree that for purposes of calculating Landlord’s management fee of 4% of all receipts for Annual Base Rent, Annual Base Rent for the Project shall be calculated without regard to the abatement provided in this Section 3.2. In the event of a default by Tenant under the terms of this Lease that results in early termination pursuant to the provisions of Section 19.2 of this Lease, then as a part of the recovery set forth in Section 19.2 of this Lease, Landlord shall be entitled to recover the unamortized balance, as of the date of such termination of this Lease, of the monthly Base Rent that were abated under the provisions of this Section 3.2. Amortization pursuant to the immediately preceding sentence shall be calculated on a straight-line basis, based on a ninety-one (91) month amortization schedule commencing on the Lease Commencement Date.

ARTICLE 4

ADDITIONAL RENT

4.1 Additional Rent. In addition to paying the Base Rent specified in Section 3.1 of this Lease, Tenant shall pay as additional rent “Tenant’s Share” of the annual “Direct Expenses,” as those terms are defined in Sections 4.2.8 and 4.2.2 of this Lease, respectively. Such additional rent, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, shall be hereinafter collectively referred to as the “Additional Rent.” The Base Rent and Additional Rent are herein collectively referred to as the “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent. Without limitation on other obligations of Tenant which shall survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent applicable to the Lease Term as provided for in this Article 4 shall survive the expiration of the Lease Term.

4.2 Definitions. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 Intentionally Omitted.

4.2.2 “Direct Expenses” shall mean “Insurance Expenses,” “Operating Expenses” and “Tax Expenses” as those terms are defined in Sections 4.2.4, 4.2.5 and 4.2.7, below, respectively.

4.2.3 “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period but no more frequently than one (1) time in any two (2) year period during the Lease Term, and, in the event of any such change, Tenant’s Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.4 “Insurance Expenses” shall mean the cost of insurance carried by Landlord, in such amounts as Landlord may reasonably determine (provided such amounts are then generally required by comparable landlords of Comparable Projects) or as may be required by any mortgagees or the lessor of any underlying or ground lease affecting the Project, including any commercially-reasonable deductibles thereunder that do not constitute co-insurance under any such policy.

4.2.5 “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord shall pay during any Expense Year because of or in connection with the management, maintenance, repair or operation of the Building, together with the Building’s Share of all costs and expenses for the management, maintenance, repair, or operation of the Project. “Building’s Share” shall mean a fraction, the numerator of which is the rentable square footage of the Building and the denominator of which is the rentable square footage of all of the buildings of the Project. Operating Expenses shall include the following costs by way of illustration but not limitation, amounts paid for (i) the cost of supplying utilities (other than utilities supplied directly to tenants’ premises, which shall be payable separately by each such tenant consistent with Tenant’s obligations under Article 6 below), the cost of operating, maintaining, repairing, and managing the utility systems, mechanical systems, sanitary and storm drainage systems, and elevator systems, and the cost of supplies and equipment and maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting the validity or applicability of any governmental enactments which may affect Operating Expenses; (iii) intentionally omitted; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Building and/or the Project; (v) the cost of parking area repair, and maintenance, including, but not limited to, repaving (excluding the slurry-coat work included in the Landlord’s Work under Exhibit C-1, and otherwise not within four (4) years after the Lease Commencement Date and no more frequently than one (1) time in any consecutive four (4) year period thereafter during the Lease Term), restriping, and cleaning; (vi) fees, charges and other costs, including consulting fees, legal fees and accounting fees, of all contractors engaged by Landlord in connection with the management, operation, maintenance and repair of the Building and Project and Landlord’s management fee in the amount of 4% of all receipts for Annual Base Rent for the Project per year; (vii) any equipment rental agreements; (viii) wages, salaries and other compensation, benefits and employment taxes of all persons engaged in the operation, management, maintenance or security of the Building and/or Project; provided, that if any employees of Landlord provide services for more than one project of Landlord, then a prorated portion of such employees’ wages, benefits and taxes shall be included in Operating Expenses based on the portion of their working time devoted to the Building and/or Project; (ix) payments under any covenants, conditions and restrictions, including, without limitation those certain covenants, conditions, and restrictions recorded in the official records of San Diego County, California on April 22, 1982 as Document No. 82-114942 (and re-recorded on May 12, 1982 as Document No. 82-141190) and any subsequent amendments or modifications thereto (collectively, “CC&R’s”), easement, license, operating agreement, declaration, restrictive covenant, underlying or ground lease (excluding rent), or instrument pertaining to the sharing of costs by the Building and/or Project; (x) subject to Section 1.2 above, operation, repair, maintenance and replacement of all “Systems and Equipment,” as that term is defined in Section 4.2.6 of this Lease, the Building, and components thereof (other than the HVAC System, which shall be governed by Section 6.3 below) subject to amortization of the cost of capital equipment and components as provided in clause (xiii) below; (xi) the cost of janitorial service, alarm and security service, window cleaning, trash removal, maintenance and replacement of curbs and walkways; (xii) amortization (including interest on the unamortized cost) of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Building and/or Project; (xiii) notwithstanding clause (x) above, the cost of any capital improvements, repairs or replacements incurred in connection with the Building and/or Project (A) which are reasonably intended as a cost-reduction device or to effect other economies of savings in the operation or maintenance of the Building and/or Project, or (B) that are required under any governmental law or regulation or (C) that are reasonably required in order to replace defective or worn out Systems and Equipment (other than the HVAC System, which shall be governed by Section 6.3 below); provided, however, that if any such cost described in (A), (B), or (C) above is a capital expenditure, such cost shall be amortized (including interest on the unamortized cost) over its useful life as Landlord shall reasonably determine; and (xiv) costs, fees, charges or assessments imposed by any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute “Tax Expenses” as that term is defined in Section 4.2.7, below.

Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not include:

(A) bad debt expenses and interest, principal, points and fees on debts (except in connection with the financing of items which are expressly included in the definition of Operating Expenses above) or amortization or rent, attorneys’ fees or other transaction costs on any ground lease, mortgage or mortgages or any other debt instrument encumbering the Project or the Building;

(B) marketing costs, including leasing commissions, attorneys’ fees in connection with the negotiation and preparation of letters, deal memos, letters of intent, leases, subleases and/or assignments, space planning costs, and other costs and expenses incurred in connection with lease, sublease and/or assignment negotiations and transactions with present or prospective tenants or other occupants of the Building and Project;

(C) costs, including permit, license, construction and inspection costs, incurred with respect to the Landlord’s Work or the installation of other tenants’ or occupants’ improvements made for tenants or other occupants in the Building and Project or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for Tenant or any other tenants, prospective tenants or other occupants in the Building and Project;

(D) any costs expressly excluded from Operating Expenses elsewhere in this Lease;

(E) costs of any items (including, but not limited to, costs incurred by Landlord for the repair of damage to the Building) to the extent Landlord receives reimbursement from insurance proceeds or from a third party, or which would be covered by Landlord’s policies of insurance required under Section 10.2 but for Landlord’s gross negligence or willful misconduct;

(F) costs of capital improvements, capital replacements, capital repairs, capital restorations and capital additions except those set forth in Sections 4.2.5(xii) and (xiii) above;

(G) depreciation, amortization and interest payments, except as specifically included in Operating Expenses pursuant to the terms of this Lease and except on materials, tools, supplies and vendor-type equipment purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party (provided that such depreciation, amortization and interest charged for the purchase of tools and equipment shall not exceed market rates for the rental of such tools and equipment), where such depreciation, amortization and interest payments would otherwise have been included in the charge for such third party’s services, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life;

(H) costs, including attorneys’ fees and costs, incurred by Landlord relating to disputes with ground lessors, lenders, brokers, tenants or prospective tenants;

(I) Landlord’s general corporate overhead, general and administrative expenses and costs of operation of the business of Landlord as contrasted with operation of the Building and/or Project, including within this exclusion, fees and costs related to the sale, financing or refinancing of the Building and/or Project or any part thereof or interest therein;

(J) advertising and promotional expenditures;

(K) interest and tax penalties incurred as a result of Landlord’s negligence, inability or unwillingness to make payments or file returns when due;

(L) costs arising from Landlord’s charitable or political contributions or of fine art maintained at the Project;

(M) electric power costs or other utility costs for any tenant’s space;

(N) real estate brokers’ leasing commissions;

(O) rentals and other related expenses for leasing an HVAC system, elevators, or other items (except when needed in connection with normal repairs and maintenance of the Building) to the extent such rentals and related expenses would exceed the monthly amortization of the costs of such items if purchased, rather than rented, or if such items would constitute a capital improvement not included in Operating Expenses pursuant to this Lease;

(P) expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Building without charge;

(Q) any amount paid as ground rental for the Project by Landlord;

(R) costs arising from defects in the Base, Shell and Core of the Building or improvements installed by Landlord;

(S) costs incurred to comply with Applicable Laws with respect to “Hazardous Material,” as that term is defined in Section 5.3 of this Lease, which was in existence in the Project prior to the Lease Commencement Date, and was of such a nature that a federal, state or municipal governmental or quasi-governmental authority, if it had then had knowledge of the presence of such Hazardous Material, in the state, and under the conditions that it then existed in the Project, would have then required the removal, remediation or other action with respect to such Hazardous Material; and costs incurred with respect to Hazardous Material, which Hazardous Material is brought onto the Project after the date hereof by Landlord or any other tenant of the Project and is of such a nature, at that time, that a federal, state or municipal governmental or quasi-governmental authority, if it had then had knowledge of the presence of such Hazardous Material, in the state, and under the conditions, that it then exists in the Project, would have then required the removal, remediation or other action with respect to such Hazardous Material;

(T) any finders fees, brokerage commissions, job placement costs or job advertising cost, other than with respect to a receptionist or secretary in the Building office, once per year;

(U) costs to maintain, repair and replace the Building’s structural walls, foundations and concrete subflooring, the structural elements of the Building’s roof and the underground utilities serving the Building and other improvements at the Project;

(V) reserves in excess of $0.15 per square foot of the Premises per annum. Provided that to the extent such reserves are collected and not expended in any Lease Year, Landlord agrees to apply the unexpended amount of reserves to any capital improvements. repairs or replacements as set forth in Sections 4.2.5(xii) and (xiii) before accruing any excess as a Direct Expense in any Lease Year (provided, however, the this clause (V) is not intended nor shall be construed to require Landlord to so expend any reserves held by Landlord as of the date of this Lease);

(W) costs incurred by Landlord (including attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) due to any violation attributable to Landlord, its employees, agents or contractors of the terms or conditions of the CC&R’s, any applicable law, or any lease, ground lease or mortgage relating to the Project;

(X) costs incurred in connection with disputes with tenants, other occupants or prospective tenant of the Project (including, attorneys’ fees and costs of settlement, judgments and payments in lieu thereof) other than such claims or disputes respecting any services or equipment used in the Operation of the Project by Landlord except to the extent that it is finally adjudicated (by any judicial decision, binding arbitration, settlement agreement or otherwise), that Landlord breached its obligations under any lease affecting the Project to provide such services;

(Y) legal and other expenses relating to the defense of Landlord’s title to the Building or any other building of the Project, or otherwise pursuant to Landlord’s defense of Tenant’s or any other occupant’s quiet enjoyment rights in the Project;

(Z) management and/or administrative fees to the extent such fees exceed 4% of all receipts for Annual Base Rent for the Project per year;

(AA) costs incurred in connection with the replacement of the Building roof membrane, except to the extent any such repairs are caused by (i) any roof penetrations made by or on behalf of Tenant, (ii) Tenant’s Communication Equipment, (iii) any other equipment installed by or on behalf of Tenant that affects the roof of the Building, or (iv) the breach by Tenant of its obligations set forth in Section 29.32 of this Lease, and in each such event Tenant shall be solely responsible for the costs of such replacement.

4.2.6 “Systems and Equipment” shall mean any plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications (except for any communications equipment which serves the Premises exclusively), alarm, security, or fire/life safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment which serve the Building in whole or in part.

4.2.7 “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Building and/or Project, or any portion thereof), which shall be paid during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Building and/or Project or any portion thereof.

4.2.7.1 Tax Expenses shall include, without limitation, but subject to Paragraph 4.2.7.5 below:

(i) Any tax on Landlord’s rent, right to rent or other income from the Project or as against Landlord’s business of leasing any of the Project;

(ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies, and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of Tax Expenses for purposes of this Lease;

(iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the gross rent payable hereunder, including, without limitation, any gross income tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof;

(iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises.

4.2.7.2 Intentionally Omitted.

4.2.7.3 Any expenses reasonably incurred in attempting to protest, reduce or minimize any Tax Expenses incurred during the Lease Term shall be included in Tax Expenses in the Expense Year such expenses are paid. Tax refunds shall be deducted from Tax Expenses in the Expense Year they are received, but only to the extent associated with Tax Expenses incurred during the Lease Term.

4.2.7.4 If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof by Landlord for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant’s Share of such increased Tax Expenses.

4.2.7.5 Notwithstanding anything to the contrary contained in this Section 4.2.7, there shall be excluded from Tax Expenses (i) all franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and any other taxes to the extent applicable to Landlord’s general or net income (as opposed to leasehold taxes or taxes based upon the receipt of rent as set forth in this Section 4.2.7 above),

(ii) any items included as Operating Expenses, (iii) any items paid by Tenant under Section 4.4 of this Lease, (iv) documentary or transfer taxes arising out of any financing, transfer or further development or redevelopment of the Building or Project and (vi) Tax Expenses to the extent attributable to improvements made by Landlord or any tenant after the Date of this Lease in any tenant space having a taxable value in excess of the greater of (a) the taxable value for Project-standard tenant space improvements, and (b) the taxable value of the existing improvements in such space as of the Date of this Lease.

4.2.8 “Tenant’s Share” shall mean the percentage set forth in Section 11 of the Summary. Tenant’s Share was calculated by dividing the square footage of the Premises by the total square footage of the Building and Project, respectively. In the event the total square footage of the Building is changed, Tenant’s Share shall be appropriately adjusted, and, as to the Expense Year in which such change occurs, Tenant’s Share for such year shall be determined on the basis of the number of days during such Expense Year that each such Tenant’s Share was in effect.

4.2.9 Adjustments to Operating Expenses. It is understood that Operating Expenses shall be reduced by all cash discounts, trade discounts, quantity discounts, rebates or other amounts received by Landlord or Landlord’s managing agent in the purchase of any goods, utilities, or services in connection with the operation of the Building and/or Project. If capital items which are customarily purchased by landlords of Comparable Projects are leased by Landlord, rather than purchased, the decision by Landlord to lease the item in question shall not serve to increase Tenant’s Share of Operating Expenses beyond that which would have applied had the item in question been purchased. Similarly, no decision to purchase equipment shall serve to increase Tenant’s Share of Operating Expenses beyond that which would have applied had the item in question been leased.

4.2.10 Equitable Allocation. In the event any land, improvements, facilities, services or utilities surrounding, servicing or otherwise used in connection with the Project are a part of, provided from or service another property owned or operated by Landlord or vice versa, the costs incurred by Landlord in connection therewith shall be allocated to Direct Expenses by Landlord on a reasonably equitable basis.

4.3 Calculation and Payment of Additional Rent.

4.3.1 Calculation of Tenant’s Share. For each Expense Year ending or commencing within the Lease Term, Tenant shall pay to Landlord, in the manner set forth in Section 4.3.2, below, and as Additional Rent, an amount equal to Tenant’s Share of Direct Expenses. Notwithstanding anything contained in Article 4 of this Lease to the contrary, Tenant’s Share of Direct Expenses for the calendar year 2010 shall not exceed $0.325 per square foot of the Premises per month (the “2010 Cap Amount”); provided, however, that to the extent the cost to design and construct the Tenant Improvements exceeds an amount equal to $1,710,390.00 and to the extent Tax Expenses increase as a result of any reassessment based on such excess costs, then the 2010 Cap Amount shall be increased by in an amount equal to such Tax Expense increase (on a per square foot basis). Notwithstanding anything contained in Article 4 of this Lease to the contrary, commencing with the Expense Year following the 2010 Expense Year and continuing thereafter throughout the initial Lease Term, the aggregate Controllable Operating Expenses, as hereafter defined, shall not increase more than five percent (5%) over the maximum allowable Controllable Operating Expenses for the immediately preceding Expense Year (whether or not such maximum was actually incurred) calculated on a cumulative basis. For purposes of this Lease, the term (the “Controllable Operating Expenses”) shall mean all Operating Expenses other than Tax Expenses, all insurance premiums associated with insurance policies maintained by Landlord (provided, that if Landlord does not carry earthquake and/or terrorism insurance for the Project during the 2010 Expense Year but subsequently obtains earthquake and/or terrorism insurance for the Project during the Lease Term, then for purposes of calculating the cumulative five percent (5%) cap set forth in the immediately preceding sentence only, from and after the date upon which Landlord obtains such earthquake and/or terrorism insurance and continuing throughout the period during which Landlord maintains such insurance, the 2010 Cap Amount shall be deemed to be increased by Tenant’s Share of the amount of the premium Landlord reasonably estimates it would have incurred had Landlord maintained such insurance for the same period of time during the 2010 Expense Year as such insurance was maintained by Landlord during such subsequent calendar year), all utility and waste collection costs as billed by the utility provider, costs of services (including, without limitation, day porter service) provided under a union contract, payments under CC&Rs or to an owner’s association, costs resulting from acts of God and all costs incurred in complying with changes in Applicable Law; provided, however, that for purposes of determining the Controllable Operating Expenses for the 2010 Expense Year, all such Operating Expenses shall be annualized to reflect the cost that Landlord would have incurred therefor had such items of Operating Expenses been maintained by Landlord for the entire 2010 calendar year (and as if the Purchase Contingency had been satisfied on January 1, 2010). In addition, Controllable Operating Expenses shall exclude any capital repair and replacement items, provided, that the cost will be amortized over the useful life of such item.

4.3.2 Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall endeavor to give to Tenant on or before the first (1st) day of April following the end of each Expense Year, a statement (the “Statement”) which shall show in reasonable detail, on a line-item basis, the Direct Expenses incurred or accrued for such preceding Expense Year and that portion allocable to Tenant pursuant to Section 4.2 above. Upon receipt of the Statement for each Expense Year ending during the Lease Term, Tenant shall pay, with its next installment of Base Rent due, the full amount thereof, less the amounts, if any, paid during such Expense Year as the Estimate. Similarly, if such Statement indicates the Direct Expenses paid during such Expense Year as the Estimate exceeded Tenant’s Share set forth in the Statement, such excess shall be credited against Tenant’s next installments of Estimated Direct Expenses. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord from enforcing its rights under this Article 4 for a period of two (2) years after the expiration of the calendar year for which the Statement applies and after such two (2) year period Landlord waives its right to recover all or any portion of Tenant’s Share of Direct Expenses, except where the failure to timely furnish the Statement as to any particular item includable in the Statement is beyond Landlord’s reasonable control (e.g., tax assessments that are late in arriving from the assessor), in which case such two (2) year limit and the commensurate waiver shall not be applicable. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant’s Share of the Direct Expenses for the Expense Year in which this Lease terminates, Tenant shall, within thirty (30) days after invoice, pay to Landlord an amount as calculated pursuant to the provisions of Section 4.3.1 of this Lease. Similarly, in the event the Statement shows that Tenant has overpaid its share of Direct Expenses, Landlord shall reimburse such overpayment within thirty (30) days after the Statement is delivered to Tenant less any amounts owed to Landlord. The provisions of this Section 4.3.2 shall survive the expiration or earlier termination of the Lease Term.

4.3.3 Statement of Estimated Direct Expenses. In addition, Landlord shall endeavor to give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be (subject to the limitations of Section 4.3.1). The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect all or any portion of the Estimate under this Article 4. Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimate for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.3.3). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth ( 1/12) of the total Estimate set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.4 Taxes and Other Charges for Which Tenant Is Directly Responsible. Tenant shall reimburse Landlord, within thirty (30) days following Landlord’s written invoice indicating the basis for such reimbursement request, for any and all taxes or assessments required to be paid by Landlord (except to the extent specifically included or excluded from the definition of Tax Expenses in Section 4.2.7 above), excluding state, local and federal personal or corporate income taxes and estate and inheritance taxes, whether or not now customary or within the contemplation of the parties hereto, when:

4.4.1 Said taxes are measured by or reasonably attributable to the cost or value of (a) Tenant’s equipment, furniture, fixtures and other personal property located in the Premises, or (ii) by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, (a) to the extent the cost to design and construct the initial Tenant Improvements exceeds an amount equal to $1,710,390.00 as provided in Section 4.3.1 above, and (b) following completion of the Tenant Improvements, to the extent the cost or value of such additional leasehold improvements exceeds the cost or value of Project-standard tenant space improvements.

4.4.2 Said taxes are assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Project (including the Parking Facilities);

4.4.3 Said taxes are assessed upon this transaction or any document requested by Tenant or arising out of any Transfer (as defined in Article 14) of all or any portion of Tenant’s interest in the Premises; or

4.4.4 Said assessments are levied or assessed upon the Project or any part thereof or upon Landlord and/or by any governmental authority or entity, and relate to the construction, operation, management, use, alteration or repair of mass transit improvements.

4.5 Landlord’s Books and Records. Within three (3) months after receipt of a Statement by Tenant (“Review Period”), if Tenant (in good faith) questions or disputes the amount of Additional Rent set forth in the Statement (or any of the line-item amounts therein), Tenant’s employees or an independent certified public accountant (which accountant (i) shall have been in business for at least five (5) years; (ii) shall be reputable; and (iii) shall be hired by Tenant on a non-contingency fee basis), designated by Tenant, may, after not less than ten (10) days prior written notice to Landlord and during Landlord’s normal business hours only, inspect Landlord’s records at Landlord’s offices, provided that Tenant is not then in default after expiration of all applicable cure periods of any obligation under this Lease (including, but not limited to, the payment of the amount in dispute) and provided further that Tenant and such accountant or representative shall, and each of them shall use their commercially reasonable efforts to cause their respective agents and employees to, maintain all information contained in Landlord’s records in strict confidence, except as required to enforce Tenant’s rights under this Lease. Notwithstanding the foregoing, Tenant shall only have the right to review Landlord’s records one (1) time during any twelve (12) month period; provided that such 12-month period shall not limit Tenant’s right to review all records relating to the Expense Year covered by the applicable Statement, plus the preceding Expense Year for purposes of comparison and analysis of the Statement amounts. Tenant’s failure to dispute the amounts set forth in any Statement within the Review Period shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement. If after such inspection, but within thirty (30) days after the Review Period, Tenant notifies Landlord in writing that Tenant still disputes such Additional Rent, a certification as to the proper amount shall be made, at Tenant’s expense, by an independent certified public accountant selected by Landlord and who (a) is a member of a nationally or regionally recognized accounting firm and (b) shall not be providing accounting services to Landlord and shall not have provided accounting services to Landlord in the past five (5) years, which certification shall be binding upon Landlord and Tenant. Landlord shall cooperate in good faith with Tenant and the accountant to show Tenant and the accountant the information upon which the certification is to be based. However, if such certification by the accountant proves that the Direct Expenses set forth in the Statement were overstated by more than five percent (5%), then the cost of the accountant and the cost of such certification shall be paid for by Landlord. Promptly following the parties receipt of such certification, the parties shall make such appropriate payments or reimbursements, as the case may be, to each other, as are determined to be owing pursuant to such certification. Tenant agrees that this section shall be the sole method to be used by Tenant to dispute the amount of any Direct Expenses payable by Tenant pursuant to the terms of this Lease, and Tenant hereby waives any other rights at law or in equity relating thereto.

ARTICLE 5

USE OF PREMISES

5.1 Permitted Use. Tenant shall use the Premises solely for general office use, medical device and life science laboratories, research and development and light manufacturing, warehousing and/or other related ancillary uses consistent with the Building’s zoning and the character of the uses then being used in Comparable Projects, and Tenant shall not use or permit the Premises to be used for any other purpose or purposes whatsoever.

5.2 Prohibited Uses. Tenant further covenants and agrees that it shall not use, or suffer or permit any person or persons to use the Premises, the Parking Facilities or any other Common Areas or any part thereof for any other use or purpose contrary to the provisions of Exhibit E attached hereto (“Rules and Regulations”), or in violation of the CC&R’s, the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Building including, without limitation, any such laws, ordinances, regulations or requirements relating to “Hazardous Material”, as that term is defined in Section 5.3 below (collectively “Applicable Laws”), subject, however, to Landlord’s compliance obligations under this Lease and the Tenant Work Letter, which shall remain Landlord’s responsibility notwithstanding the foregoing and shall supersede the foregoing covenant of Tenant. Tenant shall comply with all CC&R’s and the provisions of all superior ground or underlying leases, now or hereafter affecting the Project; provided that Landlord shall not consent to any modifications to the CC&R’s that touch and concern the Project and materially decrease Tenant’s rights or materially increase Tenant’s obligations under this Lease.

5.3 Hazardous Material.

5.3.1 As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste which is or becomes regulated by, or is dealt with in, any local governmental authority, the State of California or the United States Government. Accordingly, the term “Hazardous Material” includes, without limitation, any material or substance which is (i) defined as a “hazardous waste,” “extremely hazardous waste” or “restricted hazardous waste” under Sections 25115, 25117 or 25122.7, or listed pursuant to Section 25140 of the California Health and Safety Code, Division 20, Chapter 6.5 (Hazardous Waste Control Law), (ii) defined as a “hazardous substance” under Section 25316 of the California Health and Safety Code, Division 20, Chapter 6.95 (Hazardous Materials Release Response Plans and Inventory), (iii) defined as a “hazardous substance” under Section 25281 of the California Health and Safety Code, Division 20, Chapter 6.7 (Underground Storage of Hazardous Substances), (iv) petroleum, (v) asbestos, (vi) listed under Article 9 or defined as hazardous or extremely hazardous pursuant to Article 11 of Title 22 of the California Administrative Code, Division 4, Chapter 20, (vii) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. 1317), (viii) defined as a “hazardous waste” pursuant to Section 1004 of the Federal Resource Conservation and Recovery Act, 42 U.S.C. § 6902 et seq. (42 U.S.C. § 6903), or (ix) defined as a “hazardous substance” pursuant to Section 101 of the Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (42 U.S.C. § 9601). Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any Hazardous Materials in violation of Applicable Laws.

5.3.2 Landlord acknowledges that it is not the intent of this Section 5.3 to prohibit Tenant from using the Premises for the Permitted Use as set forth in Section 5.1 above. Tenant may operate its business according to prudent industry practices of which Tenant is a part so long as the use or presence of Hazardous Materials is strictly in compliance with all Applicable Laws and properly monitored. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant shall deliver to Landlord prior to the Commencement Date a list identifying each type of Hazardous Materials to be brought upon, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises and setting forth any and all governmental approvals or permits required in connection with the presence, use, storage, handling, treatment, generation, release or disposal of such Hazardous Materials on or from the Premises (“Hazardous Materials List”). Tenant shall deliver to Landlord an updated Hazardous Materials List once per calendar year and at any additional time that Tenant is required to deliver a Hazardous Materials List to any governmental authority (e.g., the fire department) in connection with its use or occupancy of the Premises or on or before the date Tenant obtains any additional permits or approvals for Hazardous Materials. The Hazardous Materials List for the initial calendar year of the Term is attached hereto as Exhibit “J” and incorporated herein by this reference. Tenant shall deliver to Landlord true and correct copies of the following documents (the “Haz Mat Documents”) relating to the use, storage, handling, treatment, generation, release or disposal of Hazardous Materials prior to the Commencement Date, or if unavailable at that time, concurrent with the receipt from or submission to any governmental authority: permits; approvals; reports and correspondence; storage and management plans; and notice of violations of any applicable Laws. Tenant is not required, however, to provide Landlord with any portion(s) of the Haz Mat Documents containing information of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities. Tenant hereby acknowledges that, notwithstanding Landlord’s approval of the Hazardous Materials List, Landlord has made no representations or warranty to Tenant with respect to the probability of obtaining the necessary governmental approvals and permits for the same. In the event Tenant does not receive the necessary permits and approvals for the Hazardous Materials used by Tenant in connection with its business, Tenant’s and Landlord’s rights and obligations under the remaining provisions of this Lease shall not be affected.

5.3.3 Landlord shall have the right to conduct tests of the Premises annually and upon Landlord’s reasonable belief that certain Hazardous tests are advisable to determine whether any contamination of the Premises or the Project in violation of Applicable Laws and/or the terms and conditions of this Lease has occurred as a result of Tenant’s use. Without limiting the foregoing sentence, Tenant shall, at Tenant’s sole cost and expense cause an environmental audit of the Premises to be conducted by a certified and experienced environmental engineer or engineering firm (reasonably satisfactory to Landlord and pursuant to a contract approved by Landlord with respect to the scope and timing of such environmental audit and providing that Landlord can rely on the same) within ninety (90) days prior to the scheduled expiration date of this Lease (or as soon as is reasonably possible thereafter, if the Lease is terminated on a date other than the scheduled termination date), the results of which shall be certified to Landlord (the “Exit Assessment”). Landlord shall have the right to have a representative present during such testing. Immediately upon its receipt thereof, Tenant shall deliver a copy of the Exit Assessment report to Landlord. If the Exit Assessment reveals that remediation or clean-up is recommended under the Exit Assessment and/or required by any federal, state, or local governmental agency or political subdivision pursuant to any under and Applicable Laws, then Tenant shall submit a remediation plan prepared by a recognized environmental consultant and shall be responsible for all costs of remediation and clean-up, (including, the investigation, monitoring, assessment, repair, closure. remediation and removal) as set forth in this Section 5.3.3 below. With the exception of Tenant’s Exit Assessment, such tests shall be conducted at Landlord’s sole cost and expense (and not included as a Direct Expense), unless such tests reveal that Tenant is in violation of any Applicable Laws and/or the terms and conditions of this Lease relating to the generation, use, storage or disposal of any Hazardous Material, in which case Tenant shall reimburse Landlord for the actual out-of-pocket cost of such tests. Landlord and Tenant shall cooperate with one another to schedule such testing at a mutually acceptable time (except in the case of an emergency). Tenant shall have the right to have a representative present during such testing. In connection with Landlord’s environmental testing pursuant to the provisions of this Section 5.3.3, upon the reasonable request of Landlord, Tenant shall promptly deliver to Landlord or its consultant such non-proprietary information concerning the presence, use, storage, handling, treatment, generation, release or disposal of Hazardous Materials in or about the Premises by Tenant or Tenant’s partners, members, affiliates, agents, directors, employees, visitors, invitees and contractors (each, a “Tenant Party”). If contamination has occurred for which Tenant is liable under this Section 5.3, Tenant shall pay within thirty (30) days after demand therefor (together with reasonable back-up documentation) all costs to conduct such tests and Tenant shall promptly take the required remediation actions required pursuant to the further provisions of this Section 5.3.3. If no such contamination is found, Landlord shall pay the costs of such tests (which shall not constitute a Direct Expense). Landlord shall provide Tenant with a copy of all third party, non-confidential reports and tests of the Premises made by or on behalf of Landlord during the Lease Term pursuant to this Section 5.3.3 without representation or warranty and subject to a confidentiality agreement. Tenant shall, at its sole cost and expense, promptly and satisfactorily take all actions necessary to remediate (including, the investigation, monitoring, assessment, repair, closure. remediation and removal) any environmental conditions identified by such testing or otherwise caused by Tenant or any Tenant Party, for which Tenant is liable under this Section 5.3, in accordance any recommendation set forth in the applicable environmental report and/or work required by any federal, state, or local governmental agency or political subdivision pursuant to any Applicable Laws and the contractors to be used by Tenant for such work must be approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed; provided however, Landlord shall also have the right, by written notice to Tenant, if Tenant does not cure any default hereunder within the applicable cure period set forth in Section 19.1 below, to directly undertake any such remediation efforts with regard to Hazardous Materials in or about the Project due to Tenant’s breach of its obligations pursuant to this Section 5.3, and to charge Tenant, as Additional Rent, for the costs thereof. If any lender or governmental agency shall ever require testing to ascertain whether or not there has been any release of Hazardous Materials as a result of Tenant’s use or occupancy of the Premises, then the reasonable cost thereof shall be reimbursed by Tenant to Landlord upon demand as Additional Rent if such requirement applies to the Premises and there is reasonable cause to believe that a release has occurred on the Premises with Tenant’s knowledge or due to the acts of Tenant or any Tenant Party. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of Hazardous Materials on the Premises. In all events, Tenant shall indemnify Landlord and the Landlord Parties (as defined in Section 10.1) in the manner provided in Section 10.1 below from the presence, use, storage, handling, treatment, generation, release or disposal of Hazardous Materials on the Premises by Tenant or any Tenant Party, occurring during the Lease Term. This indemnification of Landlord and the Landlord Parties by Tenant

includes, without limitation, costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state, or local governmental agency or political subdivision pursuant to any Applicable Law because of Hazardous Material present in the soil or ground water on or under the Project to the extent the same are caused by Tenant or any Tenant Party. The covenants of this Section 5.3 shall survive the expiration or earlier termination of the Lease Term.

5.3.4 From and after the Commencement Date, Tenant shall obtain and maintain at its sole cost and expense, and throughout the Lease Term, Pollution Legal Liability Environmental Insurance (i) from an insurance carrier with a rating of no less than A-X in Best’s Insurance Guide, and (ii) providing commercially reasonable coverage of at least Two Million Dollars ($2,000,000) coverage per incident or occurrence and Two Million Dollars ($2,000,000) aggregate coverage and deductibles (to the extent available) of no more than One Hundred Thousand Dollars ($100,000) with respect to (a) unknown and later discovered conditions in the Premises (excluding pre-existing conditions and conditions caused by any other tenant of the Project or Landlord); (c) on-site and off-site third-party claims for bodily injury or property damage; and (d) legal defense expenses. The form of the Pollution Legal Liability Environmental Insurance policy shall be reasonably acceptable to Landlord. Landlord shall be named as an additional named insured on the Pollution Legal Liability Environmental Insurance policy by endorsement, and an endorsement shall be issued to the Pollution Legal Liability Environmental Insurance policy that provides the policy cannot be amended, modified, terminated or cancelled by the insured without the prior written consent of Landlord. Any new Pollution Legal Liability Environmental Insurance policy that Tenant obtains shall provide coverage for pollution conditions and unknown claims arising prior to the date such policy was issued (e.g., pre-existing conditions shall be covered).

5.4 Landlord’s Obligations. Landlord hereby represents that, to Landlord’s current actual knowledge, without any duty to investigate, there are no Hazardous Materials, nor any mold or asbestos-containing materials, present in the Premises, Building and/or Project in violation of applicable Laws as of the date hereof. Additionally, Landlord shall, at no cost to Tenant (and excluded from Direct Expenses), remove or remediate to the extent required by Applicable Laws any Hazardous Materials introduced to the Project by Landlord after the date of this Lease in violation of applicable Laws at the time of such introduction. Landlord indemnifies Tenant for, from and against any breach by Landlord of the representations, warranties and obligations stated in this Section 5.4, and agrees to defend and hold Tenant harmless from and against any and all claims, judgments, damages, penalties, fines, costs, liabilities, or losses which arise during or after the Lease Term as a result of such breach. Tenant shall not be responsible for and the indemnification and hold harmless obligations set forth in Section 5.3 shall not include any costs incurred in connection with any investigation of site conditions or any cleanup, remedial, removal, or restoration work required by any federal, state, or local governmental agency or political subdivision pursuant to any Applicable Law because of Hazardous Material present in the soil or ground water on or under the Project arising from known conditions existing on, under or about the Premises, the Building, the Project or adjacent property on or before the Lease Commencement Date as disclosed in that certain Phase 1 Environmental Site Assessment prepared by Geocon, dated January 20, 2010 (the “Entrance Assessment”).

ARTICLE 6

SERVICES AND UTILITIES

6.1 Intentionally Omitted.

6.2 Utility Services. Tenant shall be solely responsible for causing the electrical supply to the Premises to comply with the requirements of Section 1.2 of this Lease, and for contracting with the appropriate utility companies and shall directly pay the costs of any separately-metered gas, electricity or any other utility used, consumed or provided in, furnished to or attributable to the Premises during any Early Occupancy Period and from and after Lease Commencement Date at the rates charged by the supplying utility companies and, within thirty (30) days of the close of each calendar quarter during the Lease Term, Tenant shall deliver to Landlord copies of its electricity bills for the immediately preceding three (3) month period. If the Premises are not separately metered, then water, electrical and gas service shall be sub-metered to the Premises, and reimbursed by Tenant directly to Landlord as Additional Rent. Should Landlord elect to supply any utilities not separately-metered to the Premises (and the parties acknowledge that Landlord will supply water service to the Premises), Tenant agrees to purchase and pay for the same as Additional Rent (or at Landlord’s election, as part of Direct

Expenses) as apportioned by Landlord. The rate to be charged by Landlord to Tenant shall not exceed the rate charged to Landlord by any supplying utility. Landlord will notify Tenant of this charge promptly after it becomes known. This charge will increase or decrease with current charges being levied against Landlord, the Premises or the Project by the local utility company, and will be due as Additional Rent. Tenant shall reimburse Landlord within thirty (30) days of billing for fixture charges and/or water tariffs, if applicable, which are charged to Landlord by local utility companies or, at Landlord’s option, such charges shall be included in Operating Expenses. Additionally, Tenant shall, at Tenant’s sole cost and expense, provide janitorial services to the Premises at least five (5) days per week; however, Landlord shall have the right (i) to approve Tenant’s janitorial contractor and the scope of services to be provided by the same (which approval shall not be unreasonably withheld, conditioned or delayed), and (ii) if Tenant fails to provide such janitorial services to the Premises, to provide such janitorial services for Tenant’s benefit and Tenant shall reimburse Landlord for its costs incurred to provide such janitorial services promptly upon receipt of Landlord’s invoice therefor.

6.3 HVAC System. Landlord shall provide the existing equipment servicing the Premises in its “as is” condition in order to provide electric current, heat and air-conditioning therein. Landlord and Tenant hereby acknowledge that an independent heating, ventilation and air-conditioning system (“HVAC System”) will service the Premises. Landlord shall perform the maintenance and repair of the HVAC System for the account of Tenant. Tenant shall pay the cost of the maintenance contract for the HVAC System in the Premises, as well as for costs of repair, maintenance and reasonable wear and tear thereof as necessary in the reasonable judgment of Landlord, as Additional Rent, within ten (10) days of receipt of billings therefor from Landlord. Alternatively, Landlord may, at its option, elect to have the HVAC System in the Premises maintained and repaired in common with other equipment in the Building. In such event, within ten (10) days after receipt of billings therefor and as Additional Rent, Tenant shall pay its pro rata share of such maintenance and repair costs, which share shall be established in an equitable manner by Landlord based upon the relative tonnage provided to the Premises (with specific reference to any heat generating equipment utilized by Tenant within the Premises), compared to the total tonnage under contract, or some other reasonable means of allocation as selected by Landlord. Landlord’s good faith and judgment as to the allocation of the charges described in this paragraph shall be conclusive. Included in the charges to be allocated to Tenant shall be, without limitation, the maintenance contract for the HVAC System, any repairs and replacements not covered by the maintenance contract or any warranty or insurance and reasonable and wear and tear.

6.4 Interruption of Use. Except as otherwise expressly provided in Section 6.5 below, Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service provided or otherwise made available to Tenant pursuant to this Article 6 (including, without limitation, telephone and telecommunication services) or Section 7.1 below, or for any diminution in the quality or quantity thereof and such failures or delays or diminution shall not be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises nor relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

6.5 Abatement Event. An “Abatement Event” shall be defined as an event that prevents Tenant from using the Premises or any portion thereof, as a result of any failure to provide services or access to the Premises, where (i) Tenant does not actually use the Premises or such portion thereof, and (ii) such event is not caused by the negligence or willful misconduct of Tenant, its agents, employees or contractors. Tenant shall give Landlord notice (“Abatement Notice”) of any such Abatement Event, and if such Abatement Event continues beyond the “Eligibility Period” (as that term is defined below), then the Base Rent and Tenant’s Share of Direct Expenses shall be abated entirely or reduced, as the case may be, after expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Base Rent and Tenant’s Share of Direct Expenses for the entire Premises shall be abated entirely for such time as Tenant continues to be so prevented from using, and does not use, the Premises. If, however, Tenant reoccupies any portion of the Premises during such period, the Base Rent and Tenant’s Share of Direct Expenses allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises. The term “Eligibility Period” shall mean a period of three (3) consecutive business days after Landlord’s receipt of any Abatement Notice(s), or five (5) non-consecutive business days in any six (6) month period when services and/or access to the Premises has been interrupted and operation of Tenant’s business in the Premises is materially affected as a result for more than four (4) consecutive normal business hours.

6.6 Tenant’s Self Help Rights. Notwithstanding any provision set forth in this Lease to the contrary, if Tenant provides written notice to Landlord (and any mortgagee of Landlord that has theretofore requested, in writing to Tenant, that it requires notice) of an event or circumstance which requires the action of Landlord with respect to the repair and/or maintenance of items for which Landlord is responsible under this Lease and relating to the Premises and those Building Systems serving the Premises only (and not any other portion of the Project), which event or circumstance materially, adversely affects the conduct of Tenant’s business at the Premises, and Landlord fails to commence corrective action within a reasonable period of time, given the circumstances, after the receipt of such notice, but in any event not later than ten (10) business days after receipt of such notice, then Tenant may proceed to take the required action upon delivery of an additional ten (10) days notice to Landlord which notice contains the following phrase (or substantially similar to the following phrase) on page 1 of the additional notice in all capital letters and 12-point boldface type (or it shall not be deemed validly given) “YOUR FAILURE TO COMMENCE THE CURE OF THE REQUIRED ACTION SET FORTH IN THIS NOTICE WITHIN 10 DAYS SHALL ENTITLE THE UNDERSIGNED TO CURE SUCH DEFAULT AT LANDLORD’S EXPENSE WITHOUT FURTHER NOTICE”, and if such action was required under the terms of the Lease to be taken by Landlord and was not taken by Landlord within such ten (10) day period, then Tenant shall be entitled to reimbursement by Landlord of Tenant’s actual and reasonable costs and expenses in taking such action within 30 days following delivery to Landlord of a copy of the paid invoice therefor detailing the work, the materials used and costs incurred by Tenant. However, if either (a) the work so performed by Tenant pertains to items that would otherwise be includable under Direct Expenses pursuant to Article 4 above, then Landlord may include the amount of such reimbursement in Direct Expenses or (b) Landlord delivers to Tenant within thirty (30) days after receipt of Tenant’s invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord’s reasons for its claim that such action did not have to be taken by Landlord pursuant to the terms of this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends is not excessive), then Tenant’s sole remedy, Tenant may proceed to claim a default by Landlord under this Lease. In the event Tenant takes such action, Tenant shall use only those contractors used or reasonably approved by Landlord in the Project for such work unless Landlord fails to approve any contractor or such contractors are unwilling or unable to perform, or timely and competitively perform, such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly perform similar work in Comparable Projects (but not those contractors reasonably disapproved by Landlord).

6.7 24 Hour Access. Tenant shall, subject to Landlord’s reasonable security requirements, Force Majeure, repairs and other de minimus interruptions, have access to the Premises twenty-four (24) hours per day, seven (7) days per week.

ARTICLE 7

REPAIRS

7.1 Landlord Obligations. Landlord shall maintain the structural portions of the Building including the foundation, floor slabs, concrete subflooring, roof, exterior walls, exterior glass and exterior doors, window seals, curtain walls, columns, beams, shafts, stairs, parking areas, stairwells, plazas, pavement, sidewalks, curbs, entrances, landscaping, mechanical, electrical and telephone closets and all Common Areas and public areas and the HVAC System (collectively, “Building Structure”) and shall also maintain and repair the basic mechanical, electrical, life-safety and plumbing and sprinkler systems serving the Building (collectively, “Building Systems”). Notwithstanding anything in this Lease to the contrary,

Tenant shall be required to repair the Building Structure and/or the Building Systems and/or the Building to the extent required because of (i) Tenant’s use of all or a portion of the Premises for other than normal and customary office and research and development operations or (ii) any breach of this Lease by Tenant or its agents, employees or contractors.

7.2 Tenant’s Obligations. Except as provided as Landlord’s responsibility pursuant to this Article 7 above, Tenant shall, at Tenant’s own expense, keep the Premises, including all improvements, fixtures and furnishings therein, in good order, repair and condition and free from all excessive wear and tear (including, without limitation, damage to or stains on floor coverings, damage, tears or marks on any walls or wall coverings, it being agreed that, in the event Tenant fails to do so within 30 days following written notice from Landlord of any necessary repairs, Landlord may elect in its sole discretion to make such necessary repairs in connection with and on Tenant’s behalf in which event Tenant shall reimburse Landlord for costs of same including a percentage of the cost thereof (to be uniformly established for the Project) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s involvement with such repairs within 30 days following Landlord’s invoice therefor) at all times during the Lease Term. Tenant’s obligation, under this Section 7.2 shall not include repairs associated with any casualty, which are governed by Article 11 below. Landlord may, but shall not be required to, upon reasonable notice to Tenant (except in the event of an emergency), enter the Premises at all reasonable times to make such repairs, alterations, improvements and additions to the Premises or to the Project or to any equipment located in the Project as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. Tenant hereby waives and releases its right to make repairs at Landlord’s expense under Sections 1941 and 1942 of the California Civil Code or under any similar law, statute, or ordinance now or hereafter in effect.

ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord. Notwithstanding the foregoing, Tenant may install, remove or replace Tenant’s trade fixtures and research and development equipment in the Premises (provided the same does not adversely affect the Building Systems and Equipment or cause damage to the Building), and make strictly cosmetic changes to the finish work in the Premises (e.g., carpet and paint), without Landlord’s consent, provided that the aggregate cost of construction associated with any such change does not exceed $25,000.00 for any individual item, nor $50,000 in the aggregate in any twelve (12) month period, and such changes do not require any structural or other substantial modifications to the Premises, do not require the demolition or construction of demising walls, do not require any changes to, or adversely affect, the Systems and Equipment, and do not affect the exterior appearance of the Building (“Cosmetic Alterations”). Tenant shall give Landlord at least thirty (30) days prior notice of such Cosmetic Alterations, which notice shall be accompanied by reasonably adequate evidence that such changes meet the criteria contained in this Section 8.1. The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.

8.2 Manner of Construction. Landlord may impose, as a condition of its consent to all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord may reasonably require, including, but not limited to, the requirement indicated in Landlord’s consent, that Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term, and/or the requirement that Tenant utilize for such purposes only contractors, materials, mechanics and materialmen reasonably approved by Landlord. In any event, a contractor of Landlord’s selection shall perform all mechanical, electrical, plumbing, life-safety, sprinkler, structural, and HVAC work and such work shall be performed at Tenant’s sole cost. Tenant shall construct such Alterations and perform such repairs in conformance with any and all applicable rules and regulations of any federal, state, county or municipal code or ordinance and pursuant to a valid building permit, issued by the appropriate governmental authorities, in conformance with Landlord’s reasonable construction rules and regulations (unless such a permit is not a requirement under Applicable Law). In addition, Tenant hereby acknowledges that Landlord has established standard specifications (the

“Building Standards”) for the Building standard components to be used in the construction of the any Alterations (including, the initial Tenant Improvements), which Building Standard are attached hereto as Exhibit I and incorporated herein by this reference. The quality of Alterations (including, the initial Tenant Improvements) shall be equal to or of greater quality than the quality of the Building Standards. Landlord may make reasonable changes to the Building Standards from time to time. Landlord’s approval of the plans, specifications and working drawings for Tenant’s Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion. In performing the work of any such Alterations, Tenant shall have the work performed in such manner as not to unreasonably obstruct access to the Building or the Common Areas for any other tenant of the Building, and as not to unreasonably obstruct the business of Landlord or other tenants in the Building or unreasonably interfere with the labor force working in the Building and/or Project. Upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of San Diego in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Building management office a (i) reproducible copy of the “as built” drawings of those Alterations for which “as built” drawings are generally prepared and CAD files, and (ii) copies of any permit cards, contractor or material warranties and/or any maintenance or ownership manuals relating to the Alterations.

8.3 Payment for Improvements. In the event Tenant orders any Alteration or repair work directly from Landlord, and if Landlord elects to perform such work on Tenant’s behalf, the charges for such work shall be deemed Additional Rent under this Lease, payable within thirty (30) days following Tenant’s receipt of an invoice therefor, either periodically during construction or upon the substantial completion of such work, at Landlord’s option and Landlord shall receive an amount equal to 5% of the cost of such work to cover Landlord’s general conditions and overhead. Upon completion of work performed by Tenant, Tenant shall deliver to Landlord evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials.

8.4 Construction Insurance. In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations, prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant carries “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, for any Alterations costing more than $100,000 in the aggregate, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security reasonably satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee.

8.5 Landlord’s Property. Except as otherwise expressly provided in this Lease, all Alterations, improvements and fixtures which may be installed or placed in or about the Premises (exclusive of Tenant’s furniture, trade fixtures, signs, equipment and personal property, which shall not become the property of Landlord), and all signs installed in, on or about the Premises, from time to time, shall be at the sole cost of Tenant and (except for Tenant’s signage) shall, upon the expiration or earlier termination of this Lease, become the property of Landlord. Furthermore Landlord may, by written notice to Tenant at the time of Tenant’s request for consent to such Alterations (provided Tenant requests the Landlord make such a determination at the time of Tenant request for consent), require Tenant at Tenant’s expense to remove such Alterations and to repair any damage to the Premises and Building caused by such removal. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations, Landlord may do so and may charge the cost thereof to Tenant. The foregoing obligation of Tenant to pay Landlord for such costs of removal and/or repair shall survive the expiration or earlier termination of this Lease.

8.6 Security System. Tenant shall be entitled to install, at Tenant’s sole cost and expense, a separate security system for the Premises including, without limitation, an access card system as an Alteration or as a part of the Tenant Improvements; provided, however, that (i) the plans and specifications for any such system shall be subject to Landlord’s reasonable approval, (ii) any such system must be compatible with the existing systems of the Building, (iii) Tenant’s obligation to indemnify, defend and hold Landlord harmless as provided in, and subject to, Section 10.1 below shall also apply to Tenant’s use and operation of any such system, and (iv) the installation of such system shall otherwise be subject to the terms and conditions of the Tenant Work Letter or this Article 8, as applicable. At Landlord’s option, upon the expiration or earlier termination of this Lease, Tenant shall remove such security system and repair any damage to the Premises resulting from such removal. Tenant shall at all times provide Landlord with a contact person who can disarm the security system and who is familiar with the functions of the alarm system in the event of a malfunction, and Tenant shall provide Landlord with the alarm codes, access cards or other necessary information required to disarm the alarm system or otherwise permit Landlord entry into the Premises in the event Landlord must enter the Premises.

ARTICLE 9

COVENANT AGAINST LIENS

Notwithstanding anything in this Lease to the contrary, if any liens of mechanics or materialmen or others are placed against the Project, the Building or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, and, in case of any such lien attaching or notice of any lien, Tenant covenants and agrees to cause it to be promptly released and removed of record. Landlord shall have the right at all times to post and keep posted on the Premises any notice which it deems necessary for protection from such liens. Notwithstanding anything to the contrary set forth in this Lease, in the event that such a lien (other than a lien created in the course of the construction of Tenant Improvements by Landlord which shall be the obligation of Landlord to remove) is not released and removed within twenty (20) days after the date notice of such lien is delivered by Landlord to Tenant, Landlord, at its sole option, may immediately take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys’ fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall immediately be due and payable by Tenant.

Some of Tenant’s furniture, trade fixtures, equipment and other personal property (collectively, “Tenant’s Property”) installed and used by Tenant on the Premises may be financed by a third-party lender or lessor (collectively, an “Equipment Lienor”), and Landlord hereby agrees to recognize the rights of any such Equipment Lienor to remove Tenant’s Property from the Premises during the Lease Term (or the Option Term, if applicable, or in the event this Lease terminates prior to the Expiration Date, within thirty (30) days following the effective date of termination provided that the Equipment Lienor shall have agreed to pay the Base Rent then payable under this Lease for any period between the termination date and the date requested by the Equipment Lienor to access the Premises for removal of Tenant’s Property pursuant to a Landlord waiver agreement by and among Landlord, Tenant and Equipment Lienor in a form reasonably acceptable to Landlord), subject to the Lienor Requirements described below. Notwithstanding the foregoing, to the extent the Equipment Lienor fails to pay the Base Rent payable under this Lease for any period between the termination date and the date requested by the Equipment Lienor to access the Premises for removal of Tenant’s Property, then Tenant shall remain jointly and severally responsible for payment of such Base Rent. The security interest of the Equipment Lienor may be perfected under the Uniform Commercial Code. Landlord agrees that all of Tenant’s Property installed or to be installed on the Premises shall be and remain personal property and not real property. Landlord waives the right of distraint and agrees that it does not have and shall not assert any right, lien or claim in or to the financed or leased Tenant’s Property, and agrees that, subject to the Lienor Requirements, any Equipment Lienor may remove and dispose of such financed or leased Tenant’s Property prior to the expiration of this Lease (or within thirty (30) days following any earlier termination date), without reference to, and free and clear of, any demand of Landlord and provided that any damage from such removal is repaired as aforesaid. Upon Tenant’s request, Landlord shall promptly execute and deliver to Tenant a form of Landlord’s waiver reasonably acceptable to Landlord in favor of any Equipment Lienor; provided, however, that any such document must provide, in addition to any other terms Landlord reasonably deems necessary, the following (collectively, the “Lienor Requirements”): (i) such lender shall not have the right to place a lien on, nor remove, any Tenant Improvements, any Alterations, any item which is a part of Landlord’s realty or any other item which has been permanently affixed to the Premises or the Building, (ii) any removal of Tenant’s Property may be accomplished only during the Term of this Lease (or any Option Term, if applicable), upon reasonable prior written notice to Landlord and subject to Landlord’s reasonable rules and regulations, or within thirty (30) days following the earlier termination of this lease (provided that the Equipment Lienor shall pay the Base Rent then payable under this Lease for any period between the termination date and the date requested by the Equipment Lienor to access the Premises for removal of Tenant’s Property, but not later than 30 days after the termination date);

(iii) any such Equipment Lienor must agree to repair any damage to the Premises and the Building resulting from such removal and to indemnify, defend and hold Landlord harmless from any and all loss, cost, damage, expense and liability (including without limitation reasonable attorneys’ fees and costs) incurred in connection with or arising from such Equipment Lienor’s exercise of its rights under such lien and/or removal of any such items from the Premises, and (iv) no such Equipment Lienor shall be entitled to dispose of, sell or auction any such item at the Premises or the Project.

ARTICLE 10

INSURANCE

10.1 Indemnification and Waiver. To the extent not prohibited by law, Landlord, its members, their partners and all of their respective officers, agents, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant. Subject to the terms of Sections 5.4 and 10.5 and except to the extent such matter (i) is not covered by the insurance required to be maintained by Tenant under this Lease or (ii) is attributable to the gross negligence or willful misconduct of Landlord, Landlord shall not be liable to Tenant or Tenant’s employees, agents or invitees for: (a) any damage to property of Tenant, or of others, located in, on or about the Premises; nor for (b) the loss of or damage to any property of Tenant or of others by theft or otherwise; (c) any injury or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, mold, electricity, water, rain or leaks from any part of the Premises or from the pipes, appliance of plumbing works or from the roof, street or subsurface or from any other places or by dampness or by any other cause of whatsoever nature; or (d) any such damage caused by other tenants or persons in the Premises, occupants of adjacent property of the Project, or the public, or caused by operations in construction of any private, public or quasi-public work. Tenant shall indemnify, defend, protect, and hold harmless Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from Tenant’s occupancy or use of the Premises, or any breach or default by Tenant of Tenant’s obligations under this Lease, provided that the terms of the foregoing indemnity shall not apply to the gross negligence or willful misconduct of Landlord or Landlord’s breach of its obligations under this Lease. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination.

10.2 Landlord’s Fire and Casualty Insurance/Tenant’s Compliance. Landlord shall (as a cost to be included as part of the Insurance Expenses) maintain causes-of-loss – special form property and, if applicable, sprinkler damage insurance for the Common Areas, covering the full replacement cost of the Project improvements (exclusive of the costs of excavation, foundations and footings) or such lesser coverage amount as Landlord may elect provided such coverage amount is not less than 90% of such full replacement cost of the Project improvements. Landlord shall further procure and maintain commercial general liability insurance with a single loss limit of not less than $2,000,000 for bodily injury and property damage with respect to the Project. Landlord may, but is not obligated to, maintain such other insurance, additional coverages and increased amounts as it may reasonably determine to be consistent with prudent insurance practices generally followed by commercial landlords in Comparable Projects, including, but not limited to, rental income insurance, excess liability coverage, flood, environmental hazard and/or earthquake insurance. All such insurance shall be included as part of the Insurance Expenses. The Project may be included in a blanket policy (in which case the cost of such insurance allocable to the Project will be determined by Landlord based upon the insurer’s cost calculations). If Tenant’s conduct or use of the Premises (including the construction of the Tenant Improvements or any Alterations) causes any increase in the premium for such insurance policies, then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all insurance company requirements pertaining to the use of the Premises and all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts.

10.3.1 Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage arising out of Tenant’s operations, assumed liabilities or use of the Premises, including a Broad Form Commercial General Liability endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, for limits of liability not less than:

Bodily Injury and Property Damage Liability	$2,000,000 each occurrence $3,000,000 annual aggregate

Personal Injury Liability	$2,000,000 each occurrence $3,000,000 annual aggregate 0% Insured’s participation

10.3.2 Causes of Loss – Special Form Insurance covering (i) all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) any Tenant Work or Alterations, including any such Tenant Work and/or Alterations which Landlord permits to be installed above the ceiling of the Premises or below the floor of the Premises, and (iii) all other improvements, alterations and additions to the Premises, including any improvements, alterations or additions installed at Tenant’s request above the ceiling of the Premises or below the floor of the Premises, other than the Tenant Improvements made at Landlord’s expense, which shall be included in the coverage of Landlord’s insurance on the Building. Such insurance shall be written on an “all risks” of physical loss or damage basis, for the full replacement cost value new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include a vandalism and malicious mischief endorsement, sprinkler leakage coverage and earthquake sprinkler leakage coverage.

10.3.3 Loss of income and extra expense insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or to the Building as a result of such perils.

10.3.4 Pollution Legal Liability Environmental Insurance as set forth in Section 5.3.4 above.

10.4 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. All insurance shall (i) be issued by an insurance company having a rating of not less than A- VII in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; (ii) not have a deductible amount exceeding Twenty-Five Thousand Dollars ($25,000.00), which deductible amount shall be deemed self-insured with full waiver of subrogation; and (iii) provide that said insurance shall not be canceled or coverage changed without the applicable carrier providing thirty (30) days’ (ten (10) days in the case of cancellation for non-payment of premium) prior written notice to Landlord (and any mortgagee or ground or underlying lessor of Landlord of which Tenant has been notified). In addition, the insurance described in Section 10.3.1 above shall (a) name Landlord, and any other party specified by Landlord, as an additional insured; (b) specifically cover the liability assumed by Tenant under this Lease including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease; (c) be primary insurance as to all claims thereunder and provide that any insurance required by Landlord is excess and is non-contributing with any insurance requirement of Tenant; and (d) contain a cross-liability endorsement or severability of interest clause acceptable to Landlord. Tenant shall deliver all policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least ten (10) days before the expiration dates thereof. Tenant agrees that if Tenant does not take out and maintain such insurance or furnish Landlord with renewals or binders or certification thereof, and that failure is not cured within five (5) days after written notice from Landlord, Landlord may (but shall not be required to) procure said insurance on Tenant’s behalf and charge Tenant the cost thereof, which amount shall be payable by Tenant upon demand with interest (at the interest rate set forth in Article 25 below) from the date such sums are expended. Tenant’s insurance policy may be in the form of a “blanket policy” with an aggregate per location endorsement which specifically provides that the amount of insurance shall not be prejudiced by other losses covered by the policy provided that such policies otherwise comply with all of the terms and conditions contained in this Article 10 and such policies identify the particular address of the Premises as being covered under the blanket policy.

10.5 Subrogation. The property insurance obtained by Landlord and Tenant shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Landlord or Tenant, and their respective officers, directors, employees, managers, agents, invitees and contractors (“Related Parties”), in connection with any loss or damage thereby insured against. Neither party nor its respective Related Parties shall be liable to the other for loss or damage caused by any risk insured against under property insurance required to be maintained hereunder, and each party waives any claims against the other party, and its respective Related Parties, for such loss or damage. The failure of a party to insure its property shall not void this waiver. Landlord and its respective Related Parties shall not be liable for, and Tenant hereby waives all claims against such parties for, business interruption and losses occasioned thereby sustained by Tenant or any person claiming through Tenant resulting from any accident or occurrence in or upon the Premises or the Project from any cause whatsoever. If the foregoing waivers shall contravene any law with respect to exculpatory agreements, the liability of Landlord or Tenant shall be deemed not released but shall be secondary to the other’s insurer. The foregoing waiver shall also apply to any deductible amounts or self-insured retentions.

10.6 Additional Insurance Obligations. Landlord may require insurance policy limits to be raised to conform with requirements of Landlord’s lender and/or as it may reasonably determine to be consistent with prudent insurance practices; provided, however, that the increased amount of coverage is generally consistent with coverage amounts then being required by owners of Comparable Projects. In addition, Tenant shall carry and maintain during the entire Lease Term (including any option periods, if applicable), at Tenant’s sole cost and expense, such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably required by Landlord, so long as such increased amounts and/or other types of insurance coverage are then generally required by comparable landlords of Comparable Projects.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any Common Areas of the Project serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall use good faith efforts, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, to restore the base, shell, and core of the Premises and the initial Tenant Improvements made by Landlord under the Tenant Work Letter (but specifically excluding any subsequent Alterations made by Tenant which shall be the responsibility of Tenant to restore), and such Common Areas. Such restoration shall be to substantially the same condition of the base, shell, and core, and initial Tenant Improvements (but specifically excluding any subsequent Alterations made by Tenant), of the Premises and Common Areas prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Project, or the lessor of a ground or underlying lease with respect to the Project and/or the Building, or any other modifications to the Common Areas deemed desirable by Landlord, provided access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Sections 10.3.2(ii) and (iii) of this Lease relating to the initial Tenant Improvements installed by or on behalf of Tenant (but not any proceeds relating to any initial Tenant Improvements funded solely by Tenant without the benefit of any Tenant Improvement Allowance or other contribution by Landlord, which are not generic office or laboratory space improvements, nor to Tenant’s personal property nor any Alterations made by or behalf of Tenant and for which Tenant is responsible to restore as set forth above), which shall be used by Landlord solely for the cost of repairing any damage to the Premises (unless this Lease is terminated pursuant to this Article 11) and Landlord shall repair any injury or damage to such Tenant-insured improvements installed in the Premises; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall, at Tenant’s election, be paid by Tenant to Landlord prior to Landlord’s repair of the damage, and if Tenant elects not to make such repairs in excess of the amount of the insurance proceeds, Landlord and Tenant shall act reasonably to agree upon the repairs covered by Tenant’s insurance. In connection with such repairs and replacements, Tenant shall, prior to the commencement of construction, submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work. Such submittal of plans and construction of improvements shall be performed in substantial compliance with the terms of the Tenant Work Letter and the Project Building Standards as though such construction of improvements were the initial construction of the Tenant Improvements. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant’s occupancy, Landlord shall allow Tenant a proportionate abatement of Rent to the extent any portion of the Premises are unfit for occupancy for the purposes permitted under this Lease, and during the time and to the extent not occupied by Tenant as a result thereof. However, if the damage is due to the fault or neglect of Tenant or any Tenant Party, there shall be no abatement of rent, unless and to the extent Landlord receives rental income insurance proceeds.

11.2 Landlord’s Option Not to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises and/or Building and instead terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date Landlord learns of the necessity for repairs as the result of damage, such notice to include a termination date giving Tenant not less than thirty (30) days nor more than ninety (90) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) repairs cannot reasonably be completed within two hundred forty (240) days after the date Landlord learns of the necessity for repairs as the result of damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or ground or underlying lessor with respect to the Project and/or the Building shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground or underlying lease, as the case may be; or (iii) the damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies. However, if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and the repairs cannot be completed within two hundred forty (240) days the date Landlord learns of the necessity for repairs, Tenant may elect, not later than thirty (30) days after Tenant’s receipt of Landlord’s estimate relating to the timing of such repairs, to terminate this Lease by written notice to Landlord effective as of the date specified in Tenant’s notice but not later than forty-five (45) days after the date of such notice of Tenant’s election to terminate this Lease.

11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Project.

11.4 Damage Near End of Term. In the event that the Premises or the Building is destroyed or damaged to any substantial extent during the last twenty-four (24) months of the Lease Term and if such damage shall take longer than sixty (60) days to repair, then notwithstanding anything contained in this Article 11, Landlord and Tenant (provided that such damage is not the result of the negligence or willful misconduct of Tenant or any Tenant Party), shall each have the option to terminate this Lease by giving written notice to the other party of the exercise of such option within sixty (60) days after the event of casualty, in which event this Lease shall cease and terminate as of the date of such notice, Tenant shall pay the Base Rent and Additional Rent, properly apportioned up to such date of damage, and both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Lease Term.

ARTICLE 12

NONWAIVER

No waiver of any provision of this Lease shall be implied by any failure of Landlord or Tenant to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently, any waiver by Landlord or Tenant of any provision of this Lease may only be in writing, and no waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder.

ARTICLE 13

CONDEMNATION

13.1 Permanent Taking. If the whole or any part of the Premises or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority, and if Landlord reasonably determines that any such taking will require the use, reconstruction or remodeling of any part of the Premises or Building, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon not less than thirty (30) nor more than ninety (90) days’ notice, provided such notice is given no later than sixty (60) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument. If more than twenty-five percent (25%) of the square feet of the Premises is taken, or if a material portion of the laboratory areas of the Premises are taken, or if access to the Premises is substantially impaired, Tenant shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than thirty (30) days after the date of such taking. Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination, or the date of such taking, whichever shall first occur. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure.

13.2 Temporary Taking. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the number of square feet of the Premises taken bears to the total number of square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking except for any award made expressly applicable to interruption of Tenant’s business, or the taking or use of Tenant’s personal property.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not, without the prior written consent (except as otherwise provided in Section 14.7 below) of Landlord (which consent shall not be unreasonably withheld, conditioned or delayed), assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer this Lease or any interest hereunder, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and its employees and visitors (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person or entity to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Landlord’s consent to a Transfer is required under this Lease, and Tenant shall desire Landlord’s consent to any such Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred twenty (120) days after the date of delivery of the Transfer

Notice; (ii) a description of the portion of the Premises to be transferred (the “Subject Space”); (iii) all material terms of the proposed Transfer and the consideration therefor, including a calculation of the “Transfer Premium,” as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer; (iv) financial statements of the proposed Transferee (including, without limitation, such Transferee’s most recent three (3) years’ audited financial statements or if audited financial statements are not available, financial statements certified by the Proposed Transferee); and (v) any other information reasonably required by Landlord, which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Whether or not Landlord shall grant consent, Tenant shall pay Landlord’s review and processing fees, as well as any reasonable legal fees incurred by Landlord in connection with any proposed Transfer, within thirty (30) days after written request by Landlord.

14.2 Landlord’s Consent. Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. The parties hereby agree that it shall be reasonable for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:

14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Project;

14.2.2 The proposed Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3 The proposed Transferee is either a governmental agency or instrumentality thereof who is not currently an occupant of the Project;

14.2.4 The Transfer will result in more than a reasonable and safe number of occupants within the Subject Space;

14.2.5 In the case of an assignment, the proposed Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under the Transfer on the date consent is requested;

14.2.6 The proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give an occupant of the Project a right to cancel its lease;

14.2.7 Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) is negotiating with Landlord to lease space in the Project at such time, or (ii) has negotiated with Landlord during the ninety (90) day period immediately preceding the Transfer Notice to lease space of comparable size and configuration as the Premises in the Project;

14.2.8 The proposed Transferee intends to use the Subject Space for any school or educational purposes (other than incidental training in the use of Transferee’s products); or

14.2.9 The Transferee’s use of the Premises will cause an increase in Operating Expenses, Tax Expenses or Insurance Expenses.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture right Landlord may have under Section 14.4 of this Lease), Tenant may within three (3) months after Landlord’s consent, but not later than the expiration of said three-month period, enter into such Transfer of the Premises or portion thereof, upon the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14

(including Landlord’s right of recapture, if any, under Section 14.4 of this Lease). Notwithstanding any contrary provision of this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld or delayed its consent to a proposed Transfer or otherwise has breached its obligations under this Article 14, Tenant’s and such Transferee’s only remedy shall be to seek a declaratory judgment and/or injunctive relief and/or monetary damages, and Tenant, on behalf of itself and, to the extent permitted by law, such proposed Transferee waives all other remedies against Landlord, including without limitation, the right to terminate this Lease.

14.3 Transfer Premium.

14.3.1 Definition of Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, actually received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable (in lieu of or in addition to rent) by such Transferee in excess of the Rent and Additional Rent payable by Tenant under this Lease (plus the unamortized liability of Tenant for abated Rent under Section 3.2), on a per square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) the unamortized amount (amortized over the useful life of the initial Tenant Improvement or subsequent Alteration) of the then-current net book value of any: (a) initial Tenant Improvements paid for by Tenant as an Additional Cost, and (b) subsequent Alterations made and paid for solely by Tenant in the Premises (and without the benefit of any allowance or other contribution by Landlord), including, but not limited to, any changes, alterations and improvements to the Premises in connection with the Transfer, as such book-value is shown on Tenant’s records and calculated in accordance with Generally Accepted Accounting Principles consistently applied, (ii) any market concessions, such as free rent, relocation allowance, etc., granted by Tenant as consistent with sublease concessions granted by tenants in Comparable Projects, (iii) any brokerage commissions in connection with the Transfer, and (iv) reasonable attorneys’ fees incurred by Tenant in connection with the Transfer (collectively, the “Subleasing Costs”). “Transfer Premium” shall also include, but not be limited to, key money and bonus money paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer. If part of the Transfer Premium shall be payable by the Transferee other than in cash, Landlord’s share of such non-cash consideration shall be in such form as is reasonably satisfactory to Landlord.

14.3.2 Payment of Transfer Premiums. The determination of the amount of the Transfer Premium shall be made on an annual basis in accordance with the terms of this Section 14.3.2, but an estimate of the amount of the Transfer Premium shall be made each month and one-twelfth of such estimated amount shall be paid to Landlord promptly, but in no event later than the next date for payment of Base Rent hereunder, subject to an annual reconciliation on each anniversary date of the Transfer. For purposes of calculating the Transfer Premium on an annual basis, Tenant’s Subleasing Costs shall be deemed to be offset against the first rent, additional rent or other consideration payable by the Transferee, until such Subleasing Costs are exhausted.

14.4 Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, Landlord shall have the option, by giving written notice (the “Recapture Notice”) to Tenant within thirty (30) days after receipt of any Transfer Notice relating to an assignment of this Lease or a proposed sublease where such sublease, together with any then existing subleases, would result in twenty percent (20%) or more of the rentable square footage of the Premises to be subject to a sublease, to recapture the Subject Space. However, if Landlord delivers a Recapture Notice to Tenant, Tenant may, within ten (10) days after Tenant’s receipt of the Recapture Notice, deliver written notice to Landlord indicating that Tenant is rescinding its request for consent to the proposed Transfer, in which case such Transfer shall not be consummated and this Lease shall remain in full force and effect as to the portion of the Premises that was the subject of the Transfer. Tenant’s failure to so notify Landlord in writing within said ten (10) day period shall be deemed to constitute Tenant’s election to allow the Recapture Notice to be effective. Any such Recapture Notice shall cancel and terminate this Lease with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer. In the event of a recapture by Landlord, if this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of square feet retained by Tenant in proportion to the number of square feet contained in the Premises (including, but not limited to, a proportionate reduction in Tenant’s liability under Section 3.2 of this Lease for unamortized abated rent), and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner to recapture the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Subject Space to the proposed Transferee, subject to the other provisions of this Article 14.

14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified; (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee; (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord; (iv) Tenant shall furnish upon Landlord’s request a complete statement of any Transfer Premium Tenant has derived and shall derive from such Transfer; and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from liability under this Lease. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency and Landlord’s costs of such audit.

14.6 Additional Transfers. Subject to the provisions of Section 14.7 below, for purposes of this Lease, the term “Transfer” shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of more than fifty percent (50%) of the partners, or transfer of twenty-five percent or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof; and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant, (B) the sale or other transfer of more than an aggregate of fifty percent (50%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) of the value of the unencumbered assets of Tenant within a twelve (12) month period.

14.7 Non-Transfers. The term “Affiliate” shall mean (i) any entity that is controlled by, controls or is under common control with, Tenant or (ii) any entity that merges with, is acquired by, or acquired Tenant through the purchase of stock or assets and where the net worth of the surviving entity as of the date of such transaction is completed is not less than that of Tenant immediately prior to the transaction calculated under generally accepted accounting principles. Notwithstanding anything to the contrary contained in this Article 14, an assignment or subletting of all or a portion of the Premises to an Affiliate (an “Affiliate Transfer”), shall not be deemed a Transfer under this Article 14 and Landlord shall have no right to consent thereto, nor shall the provisions of Sections 14.3 of 14.4 above apply to such assignment or sublease, provided that Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information requested by Landlord regarding such assignment or sublease or such Affiliate, and further provided that such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease. An assignee of Tenant’s entire interest in this Lease pursuant to the immediately preceding sentence may be referred to herein as an “Affiliated Assignee.” “Control,” as used in this Section 14.7, shall mean the ownership, directly or indirectly, of greater than fifty percent (50%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of greater than fifty percent (50%) of the voting interest in, an entity. Additionally, the following shall be considered an Affiliate Transfer for purposes of this Article 14: (i) any sale or issuance of Tenant’s stock in connection with a public offering, (ii) any transfer of Tenant’s stock traded on a recognized, domestic, national securities exchange or over-the-counter, (iii) a pledge or transfer of Tenant’s stock as security for any bona-fide debt financing of Tenant’s business operations, or (iv) Tenant’s raising of additional operating capital.

ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP

AND REMOVAL OF TRADE FIXTURES

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises.

15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear, and repairs which are not specifically made the responsibility of Tenant hereunder excepted. Prior to such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term hereof, with or without the express or implied consent of Landlord, such tenancy shall be at sufferance only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate equal to one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease; provided that if Tenant surrenders the Premises within the first ten (10) days of any such holdover period, the Base Rent shall be a per diem amount of such monthly rate for the number of days of such holdover. Such tenancy shall be subject to every other term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Landlord provides Tenant with at last thirty (30) days prior written notice that Landlord has a signed proposal or lease form a succeeding tenant to lease the Premises and if Tenant fails to surrender the Premises upon the later of (i) the date of expiration of such thirty (30) day period or (ii) the date of termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees and claims made by any succeeding tenant and real estate brokers claims) and liability resulting from such failure.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within five (5) business days following a request in writing by Landlord or Landlord’s mortgagee, Tenant shall execute and deliver to Landlord or Landlord’s mortgagee, as the case may be, an estoppel certificate (and if required by Landlord or Landlord’s mortgagee, have such signature acknowledged), which, as submitted by Landlord or Landlord’s mortgagee, as the case may be, shall be substantially in the form of Exhibit F, attached hereto, (or such other form as may be reasonably required by Landlord’s mortgagee or any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time and shall also contain any other non-proprietary information that is not material to Landlord’s rights and/or Tenant’s obligations under this Lease, reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee relating to this Lease and/or Tenant’s occupancy of the Premises. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. Failure of Tenant to timely execute and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception. Landlord and Tenant intend that any statement delivered pursuant to this Article 17 may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of the Building, Project or any interest therein.

ARTICLE 18

SUBORDINATION

Subject to Tenant’s receipt of an appropriate non-disturbance agreement(s) as set forth below, this Lease is subject and subordinate to all present and future ground or underlying leases of the Project, the CC&R’s and the lien of any mortgages or trust deeds, now or hereafter in force against the Project and the Building, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Landlord’s delivery to Tenant of commercially reasonable non-disturbance agreement(s) in favor of Tenant from any ground lessors, mortgage holders or lien holders of Landlord who later come into existence at any time prior to the expiration of the Lease Term shall be in consideration of, and a condition precedent to, Tenant’s obligations under this Article 18. Tenant shall, within five (5) business days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases including, without limitation, a Subordination, Nondisturbance and Attornment Agreement in such form as may be required by Landlord’s mortgagee. Subject to Tenant’s receipt of the non-disturbance agreement(s) described above, Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage, or if any ground or underlying lease is terminated, to attorn, without any deductions or set-offs whatsoever, to the purchaser upon any such foreclosure sale, or to the lessor of such ground or underlying lease, as the case may be, if so requested to do so by such purchaser or lessor, and to recognize such purchaser or lessor as the lessor under this Lease. If requested, Tenant shall execute and deliver an instrument or instruments confirming its attornment as provided for herein; provided, however, that no such beneficiary or successor-in-interest shall be bound by any payment of Base Rent for more than one (1) month in advance, or any amendment or modification of this Lease made without the express written consent of such beneficiary where such consent is required under applicable loan documents. Tenant hereby irrevocably authorizes Landlord to execute and deliver in the name of Tenant any such instrument or instruments if Tenant fails to timely do so, provided that such authorization shall in no way relieve Tenant from the obligation of executing such instruments of subordination or superiority. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale. Within ten (10) days following a request in writing by Landlord, Tenant shall execute and deliver to Landlord any and all documents or instruments requested by Landlord or necessary or proper to assure the subordination of this Lease to any such mortgages, deed of trust, or leasehold estates. Landlord shall obtain a Subordination, Non-disturbance and Attornment Agreement from the current lender of the Project in substantially the form of Exhibit H as part of the Tenant Contingency requirement (as defined in Section 29.34 below).

ARTICLE 19

DEFAULTS; REMEDIES

19.1 Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, within five (5) calendar days after notice that the same is due or payable hereunder; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor of law; or

19.1.2 Except as provided in Section 19.1.1 above and Section 19.1.3 below, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; and provided further that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default as soon as possible (but within ninety (90) days); or

19.1.3 Tenant’s failure to observe or perform any of the provisions specified in Articles 5, 17 or 18 above within three (3) business days after notice from Landlord; provided, however, that any such notice shall be in lieu of, and not in addition, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; or

19.1.4 Abandonment of the Premises by Tenant. Abandonment is herein defined to include, but is not limited to, any absence by Tenant from the Premises for five (5) business days or longer while in default of any payment obligation under this Lease.

19.2 Remedies Upon Default. Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(v) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Paragraphs 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in

Paragraph 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.3 Sublessees of Tenant. If Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4 Form of Payment After Default. Following the occurrence of an event of default by Tenant which is not timely cured, Landlord shall have the right to require that any or all subsequent amounts paid by Tenant to Landlord hereunder, whether in the cure of the default in question or otherwise, be paid in the form of cash, money order, cashier’s or certified check or direct electronic deposit drawn on an institution acceptable to Landlord, or by other means approved by Landlord, notwithstanding any prior practice of accepting payments in any different form.

19.5 Waiver of Default. No waiver by Landlord or Tenant of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default. The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted.

19.6 Efforts to Relet. For the purposes of this Article 19, Tenant’s right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, or by appointment of a receiver to protect Landlord’s interests hereunder. The foregoing enumeration is not exhaustive, but merely illustrative of acts which may be performed by Landlord without terminating Tenant’s right to possession.

19.7 Landlord Default. Landlord shall not be in default in the performance of any obligation required to be performed by Landlord under this Lease unless Landlord acts reasonably to commence such cure within a reasonable period following Tenant’s written notice of such default specifying in detail Landlord’s failure to perform, and thereafter fails to perform such obligation within thirty (30) days after the receipt of written notice from Tenant; provided however, that if the nature of Landlord’s obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be deemed in default if it commences such performance within such thirty (30) day period and thereafter diligently pursues the same to completion. Upon any such uncured default by Landlord, Tenant may exercise any of its rights provided in law or at equity; provided, however: (a) Tenant shall have no right to offset or abate rent in the event of any default by Landlord under this Lease, except to the extent offset rights are specifically provided to Tenant in this Lease; (b) Tenant shall have no right to terminate this Lease (except to the extent it is that it is finally adjudicated (by any judicial decision by a court with jurisdiction over the Premises, binding arbitration, settlement agreement or otherwise), that Landlord breached the covenant of quiet enjoyment as set forth in Article 20 and as part of such adjudication, either this Lease is found to have been terminated by operation of law, or Tenant is expressly permitted to terminate this Lease as the result of Landlord’s breach of the covenant of quiet enjoyment); (c) Tenant’s rights and remedies hereunder shall be limited to the extent (i) Tenant has expressly waived in this Lease any of such rights or remedies and/or (ii) this Lease otherwise expressly limits Tenant’s rights or remedies; and (d) Landlord will not be liable for any consequential damages.

ARTICLE 20

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and as long as Tenant is not otherwise in default hereunder following any applicable notice and cure periods, Tenant shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 21

SECURITY ENHANCEMENTS

21.1 Cash Security Deposit. Concurrently with Tenant’s execution of this Lease, Tenant shall deposit deposited into escrow with the escrow holder for the Project Purchase, a cash security deposit (the “Security Deposit”) in the amount set forth in Section 12 of the Summary, along with instructions acknowledged by said escrow holder that such Security Deposit shall be promptly released to Tenant in the event this Lease is terminated by Tenant as a result of the failure of Landlord to provide the SNDA as set forth in Section 29.34 of this Lease (and which Security Deposit shall be released to Landlord upon Tenant’s receipt of the SNDA). The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Lease Term. If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, Landlord may, but shall not be required to, use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or for the payment of any amount that Landlord may spend or become obligated to spend by reason of Tenant’s default, or to reimburse Landlord for any other cost or expense incurred by Landlord by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a default under this Lease. If Tenant shall fully and faithfully perform its surrender obligations under this Lease, the Security Deposit, or any balance thereof, shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within thirty (30) days following Tenant’s surrender of the Premises upon the expiration or earlier termination of this Lease. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to reimburse Landlord for any other cost or expense incurred by Landlord as a result of the acts or omissions of Tenant or any officer, employee, agent, contractor or invitee of Tenant.

21.2 Letter of Credit. Within five (5) business days after Landlord’s written request therefor but not prior to satisfaction, waiver or deemed waiver of the Tenant Contingency and Landlord Contingency set forth in Section 29.34 of this Lease, Tenant shall deliver to Landlord an unconditional, irrevocable, renewable and transferable letter of credit (“Letter of Credit”) in favor of Landlord in a form reasonably approved by Landlord, issued by a bank reasonably satisfactory to Landlord with a branch located in San Diego, California at which Landlord can present and draw upon the Letter of Credit (“Issuing Bank”), in the principal amount (“Stated Amount”) specified below, to be held by Landlord in accordance with the terms, provisions and conditions of this Section 21.2. Landlord hereby approves Square One Bank as the initial Issuing Bank subject to the further terms and conditions of this Section 21.2. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the Letter of Credit satisfying all terms, covenants and provisions of this Lease. In no event shall the Issuing Bank have a long term rating of less than “BBB” (as rated by Moody’s Investor Service or Standard & Poor’s). If at any time the Issuing Bank does not satisfy such criteria, Tenant shall immediately deliver to Landlord a replacement Letter of Credit issued by a bank that satisfies such Issuing Bank criteria. Additionally, if the Issuing Bank is declared to be insolvent by the

Federal Deposit Insurance Corporation (or any comparable institution) or becomes a debtor in any case or proceeding under the Bankruptcy Code or any similar law or statute, or ceases to conduct business for any reason, Landlord may so notify Tenant, in which case Tenant shall, within five (5) business days after such notice from Landlord, provide Landlord with a new Letter of Credit which otherwise meets the requirements of this Section 21.2 issued by a substitute financial institution satisfying the Issuing Bank criteria. The Stated Amount shall initially be Five Hundred Thousand Dollars ($500,000.00); provided, however, that, except as hereinafter provided, upon the dates specified below (“Adjustment Dates”) and further provided that as of each such Adjustment Date, Tenant has a positive net earnings as evidenced by financial statements reasonably acceptable to Landlord, the Stated Amount may be reduced to the following amounts:

Date	Stated Amount

The second (2nd) anniversary of the Lease Commencement Date	$400,000.00

The third (3rd) anniversary of the Lease Commencement Date	$300,000.00

The fourth (4th) anniversary of the Lease Commencement Date	$200,000.00

The fifth (5th) anniversary of the Lease Commencement Date	$100,000.00

The sixth(6th) anniversary of the Lease Commencement Date	$0.00

In addition to the reductions occurring on the Adjustment Dates upon written certification (which certification shall not be delivered prior to the first (1st) Adjustment Date set forth above and thereafter not more frequently than one (1) time in any twelve (12) consecutive month period during the Lease Term), from Tenant’s Issuing Bank and certified in writing by Tenant’s Chief Financial Officer or person with equivalent authority that a Material Credit Event has occurred, Tenant shall also be allowed to reduce the then-current Stated Amount by One Hundred Thousand Dollars ($100,000.00), and the Stated Amount on each subsequent Adjustment Date shall be similarly reduced to reflect the Material Credit Event. A “Material Credit Event” shall mean that Tenant has achieved and maintained a minimum Market Capitalization of not less than $35,000,000 as computed in accordance with generally accepted accounting principles, consistently applied. For purposes of this grammatical paragraph, “Market Capitalization”) means the product of (1) the number of outstanding shares of Tenant on the last day of the applicable financial quarter (i.e., the most recently completed quarter), and (2) the average closing share price of Tenant’s stock during the last thirty (30) calendar days of the applicable financial quarter.

21.2.1 However, if (i) a default by Tenant occurs under this Lease, or (ii) circumstances exist that would, with notice or lapse of time, or both, constitute a default by Tenant, and Tenant has failed to cure such default within the time period permitted by Article 19 or such lesser time as may remain before the relevant Adjustment Date as provided above, the Stated Amount shall not thereafter be reduced unless and until such default shall have been fully cured pursuant to the terms of this Lease, at which time the Stated Amount may be reduced as hereinabove described. The Letter of Credit shall state that an authorized officer or other representative of Landlord may make demand on Landlord’s behalf for the Stated Amount of the Letter of Credit, or any portion thereof, from time to time, and that the Issuing Bank must immediately honor such demand, without qualification or satisfaction of any conditions, except the proper identification of the party making such demand (the foregoing requirement will be satisfied with language to the following effect in the Letter of Credit: “Beneficiary is entitled to draw upon the Letter of Credit in accordance with that certain Office Lease dated             , 20     , between Beneficiary and Applicant”). In addition, the Letter of Credit shall indicate that it is transferable in its entirety by Landlord as beneficiary and that upon receiving written notice of transfer, and upon presentation to the Issuing Bank of the original Letter of Credit, the Issuing Bank will reissue the Letter of Credit naming such transferee as the beneficiary. Landlord shall be solely responsible for the payment to the Issuing Bank of any transfer costs imposed by the Issuing Bank in connection with any such transfer. If (A) the term of the Letter of Credit held by Landlord will expire prior to thirty (30) days following the last day of the Lease Term and the

Letter of Credit is not extended, or a new Letter of Credit for an extended period of time is not substituted, at least thirty (30) days prior to the expiration of the Letter of Credit, or (B) Tenant commits a default beyond any applicable notice and cure period, with respect to any provision of this Lease, or (C) Tenant files a voluntary petition under Title 11 of the United States Code (i.e., the bankruptcy Code), or otherwise becomes a debtor in any case or proceeding under the Bankruptcy Code, as now existing or hereinafter amended, or any similar law or statute, or (D) Tenant does not deliver a substitute Letter of Credit as required above within five (5) business days after written notice from Landlord in the event the Issuing Bank fails to satisfy the financial criteria set forth above, Landlord may (but shall not be required to) draw upon all or any portion of the Stated Amount of the Letter of Credit, and the proceeds received from such draw shall constitute Landlord’s property (and not Tenant’s property or the property of the bankruptcy estate of Tenant) and Landlord may then use, apply or retain all or any part of the proceeds for (1) the payment of any sum which is in default, (2) for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default, (3) to compensate Landlord for any loss or damage which Landlord may suffer by reason of Tenant’s default or (4) as prepaid rent to be applied against Tenant’s Base Rent obligations for the last month of the Lease Term and the immediately preceding month(s) of the Lease Term until the remaining proceeds are exhausted. If any portion of the Letter of Credit proceeds are so used or applied, Tenant shall, within ten (10) days after demand therefor, post a replacement Letter of Credit in an amount to cause the aggregate amount of the unused proceeds and such new Letter of Credit to equal the Stated Amount. Landlord shall not be required to keep any proceeds from the Letter of Credit separate from its general funds and Tenant hereby grants and transfers a security interest on such proceeds to and in favor of Landlord to the fullest extent of any present or future interest Tenant may in such proceeds. Should Landlord sell its interest in the Premises during the Lease Term and if Landlord deposits with the purchaser thereof the Letter of Credit or any proceeds of the Letter of Credit, thereupon Landlord shall be discharged from any further liability with respect to the Letter of Credit and said proceeds and Tenant shall look solely to such transferee for the return of the Letter of Credit or any proceeds therefrom. The Letter of Credit or any remaining proceeds of the Letter of Credit held by Landlord after expiration of the Lease Term, after any deductions described above, shall be returned to Tenant or, at Landlord’s option, surrendered to the Issuing Bank, within thirty (30) days following the expiration of the Lease Term.

21.2.2 The use, application or retention of the Letter of Credit, the proceeds or any portion thereof, shall not prevent Landlord from exercising any other rights or remedies provided under this Lease, it being intended that Landlord shall not be required to proceed against the Letter of Credit, and such use, application or retention of the Letter of Credit shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. No trust relationship is created herein between Landlord and Tenant with respect to the Letter of Credit.

21.2.3 Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit, any renewal thereof or substitute therefor or the proceeds thereof be (i) deemed to be or treated as a “security deposit” within the meaning of California Civil Code Section 1950.7, (ii) subject to the terms of such Section 1950.7, or (iii) intended to serve as a “security deposit” within the meaning of such Section 1950.7. The parties hereto (A) recite that the Letter of Credit is not intended to serve as a security deposit and such Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy thereto and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.

21.2.4 The provisions of this Section 21.2 shall survive the expiration or earlier termination of this Lease.

ARTICLE 22

INTENTIONALLY OMITTED

ARTICLE 23

SIGNS

23.1 In General. Tenant shall be entitled, at Tenant’s sole cost and expense, to Building-standard identification signage outside of Tenant’s Premises. The location, quality, design, style, and size of such signage shall subject to Landlord’s prior approval.

23.2 Intentionally Omitted.

23.3 Building Top Signage. Subject to this Section 23.3 and provided that Tenant is not in default hereunder after any applicable notice and cure period, Tenant shall be entitled to install, at its sole cost and expense, one (1) building top sign on the exterior of the Building (the “Signage”). Within twelve (12) months of the Lease Commencement Date, Tenant shall notify Landlord, in writing, as to whether or not Tenant will install the Signage in accordance with the provisions of this Section 23.3. Tenant’s failure to deliver such notice within such twelve (12) month period shall be deemed to be Tenant’s election not to install the Signage. If Tenant elects (or is deemed to have elected) not to install the Signage, the rights described in this Section 23.3 shall terminate and be of no further force and effect. The exact position of the Signage on the Building shall be designated by Landlord. The graphics, materials, size, color, design, lettering, lighting (if any) and specifications of the Signage (collectively, the “Signage Specifications”) shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld. In addition, the Signage and all Signage Specifications therefor shall be subject to Tenant’s receipt of all required governmental permits and approvals, shall be subject to all applicable governmental laws and ordinances and the CC&R’s affecting the Project. Tenant hereby acknowledges that, notwithstanding Landlord’s approval of the Signage and/or the Signage Specifications therefor, Landlord has made no representations or warranty to Tenant with respect to the probability of obtaining such approvals and permits; provided that Landlord agrees to reasonably cooperate (at no cost to Landlord) with Tenant’s efforts to obtain such approvals and permits. In the event Tenant does not receive the necessary permits and approvals for the Signage, Tenant’s and Landlord’s rights and obligations under the remaining provisions of this Lease shall not be affected. The cost of installation of the Signage, as well as all costs of design and construction of the Signage and all other costs associated with such the Signage, including, without limitation, permits, maintenance and repair, shall be the sole responsibility of Tenant. The rights to the Signage shall be personal to the Original Tenant, any Affiliated Assignee, or any other Transferee of Tenant’s entire interest in this Lease in connection with a Transfer of this Lease to which Landlord consents pursuant to Article 14 above and may not otherwise be transferred. Should the Signage require maintenance or repairs as determined in Landlord’s reasonable judgment, Landlord shall have the right to provide written notice thereof to Tenant and Tenant shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord at Tenant’s sole cost and expense. Should Tenant fail to perform such maintenance and repairs within the period described in the immediately preceding sentence, Landlord shall have the right to cause such work to be performed and to charge Tenant, as Additional Rent, for the cost of such work. Upon the expiration or earlier termination of this Lease, Tenant shall cause the Signage to be removed and shall cause the exterior of the Building to be restored to the condition existing prior to the placement of the Signage thereon subject to normal wear and tear. If Tenant fails to remove the Signage and to restore the Building as provided in the immediately preceding sentence within thirty (30) days following the expiration or early termination of this Lease, then Landlord may perform such work, and all costs and expenses incurred by Landlord in so performing such work shall be reimbursed by Tenant to Landlord within ten (10) days after Tenant’s receipt of invoice therefor. The immediately preceding sentence shall survive the expiration or earlier termination of this Lease.

Should the name of the Original Tenant change, or should this Lease be assigned to an Affiliated Assignee, then the Signage may be modified at Tenant’s sole cost and expense to reflect the new name, provided that the new name is reasonably acceptable to Landlord and, without limiting other reasonable grounds for which Landlord may disapprove the new name, Landlord may disapprove the new name if it (i) relates to an entity that is of a character or reputation, or associate with a political orientation or a faction, that is inconsistent with the quality of the Project or would otherwise reasonably offend a institutional landlord of a Comparable Project, taking into consideration the level and visibility of such signage or (ii) causes Landlord to be in default under restriction of record in any lease or license with another tenant of the Project.

23.4 Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been individually approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Tenant may not install any signs on the exterior or roof of the Building or the common areas of the Building or the Project. Any signs, window coverings, or blinds (even if the same are located behind the Landlord approved window coverings for the Building), or other items visible from the exterior of the Premises or Building are subject to the prior approval of Landlord, in its sole discretion.

ARTICLE 24

COMPLIANCE WITH LAW

24.1 Tenant’s Obligations. Tenant shall not do anything or permit anything to be done in or about the Premises by any Related Party which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement (collectively, “Laws”) or any provisions set forth in the CC&R’s now in force or which may hereafter be enacted or promulgated. At its sole cost and expense, Tenant shall promptly comply with all such governmental measures; however, the making of structural changes or changes to the Building’s life safety system shall be made in accordance with Section 24.2 below. Tenant shall use reasonable efforts to cause its employees and invitees to comply with Laws.

24.2 Landlord’s Obligations. Landlord warrants that, as of Landlord’s delivery of the Premises to Tenant, (A) the Tenant Improvements shall be in compliance with all laws applicable thereto as of the issuance of the building permits therefor, and (B) the Common Areas located outside of the Building shall be in compliance with all laws applicable thereto as of the date the Lease Commencement Date is satisfied, and Landlord shall, at its sole cost and expense (and not as a part of Operating Expenses) and as Tenant’s sole remedy, correct any breach of such warranty promptly following receipt of written notice thereof from Tenant. In addition, Landlord shall be responsible, as part of Operating Expenses to the extent permitted under Article 4 above, for making all alterations to the following portions of the Premises and Building required by Laws: (i) structural portions of the Premises but not including any Alterations installed by or at the request of Tenant, (ii) all Building Systems and Equipment, (iii) all appurtenances located within the Premises, except those serving the Premises exclusively, and (iv) those portions of the Building located outside the Premises; provided, however, Landlord shall not be responsible for the costs incurred to make alterations to any such portions of the Premises and Building described in clause (i), (ii), (iii), or (iv) above to the extent such alterations are necessary due to the installation of Alterations to the Premises by or at the request of Tenant or as a result of Tenant’s use of the Premises for any purpose other than general office, research and development and light manufacturing purposes permitted under the zoning ordinance applicable to the Premises as of the date of this Lease, and Tenant shall, within thirty (30) days of Tenant’s receipt of Landlord’s invoice therefor, reimburse Landlord for all such costs. Except for Landlord’s obligations described in the immediately preceding sentence, and elsewhere in this Lease and in the Tenant Work Letter, Tenant shall, at its sole cost and expense, be responsible for compliance with all Laws affecting the Premises, including the making of all required alterations thereto.

ARTICLE 25

LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) days after said amount is due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the amount due plus any attorneys’ and processing and service fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid when due shall thereafter bear interest until paid at a rate equal to the prime rate established by Bank of America from time to time, plus four percent (4%), per annum, provided that in no case shall such rate be higher than the highest rate permitted by applicable law.

ARTICLE 26

LANDLORD’S RIGHT TO CURE DEFAULT

If Tenant shall fail to perform any of its obligations under this Lease, within a reasonable time after such performance is required by the terms of this Lease, Landlord may, but shall not be obligated to, after reasonable prior notice to Tenant, make any such payment or perform any such act on Tenant’s part without waiving its right based upon any default of Tenant and without releasing Tenant from any obligations hereunder. Tenant shall pay to Landlord, within ten (10) days after the delivery by Landlord to Tenant of statement therefore, an amount equal to expenditures reasonably made by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of this Article 26.

ARTICLE 27

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon reasonable notice to the Tenant to enter the Premises subject to Tenant’s reasonable safety and security requirements, to (i) inspect them; (ii) show the Premises to prospective purchasers or mortgagees, or to the ground or underlying lessors; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building if necessary to comply with current building codes or other applicable laws, or for structural alterations, repairs or improvements to the Building. Landlord also reserves the right at all reasonable times and upon reasonable notice to Tenant to enter the Premises during any time Tenant is in default under the Lease and/or during the last nine (9) months of the Lease Term (as extended by any Option Term) to show the Premises to prospective tenants. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time to (A) perform services required of Landlord; (B) take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform. Any such entries shall be subject to Landlord’s covenant of quiet enjoyment, and as long as such covenant is satisfied, shall be without the abatement of Rent and shall include the right to take such reasonable steps as required to accomplish the stated purposes. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and except to the extent attributable to Landlord’s gross negligence or willful misconduct (but subject to the waivers set forth in Section 10.5 above), any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant (in which case Landlord shall not provide janitorial service to such secure areas). In an emergency, Landlord shall have the right to use any means that Landlord may reasonably deem proper to open the doors in and to the Premises. Any entry into the Premises in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.

ARTICLE 28

TENANT PARKING

Provided Tenant is not in default of its obligations here under and after any applicable notice and cure period and has not previously been in default hereunder after any applicable notice and cure period, Tenant shall be entitled to utilize, at no addition rent, on a monthly basis throughout the Lease Term, the number of parking passes set forth in Section 13 of the Summary to park standard sized vehicles in the Parking Facilities. Notwithstanding anything to the contrary contained herein, subject to applicable laws (including, without limitation, the Americans with Disabilities Act) and any required approval of the applicable governmental authorities, promptly following the Lease Commencement Date, Landlord agrees to designate approximately ten (10) spaces out of the number of parking passes allocated to Tenant pursuant to Section 13 of the Summary as “Osmetech Visitor” short term spaces (the “Short Term Spaces”) in a location in the parking area in front of the front entrance to the Premises designated by Landlord and reasonably acceptable to Tenant for the convenience of the invitees of Tenant. The exact number of Short Term Spaces provided, the exact location of such Short Term Spaces, the manner in which such Short Term Spaces are designated for “short term” use shall be determined by Landlord, in Landlord’s sole, but good faith discretion. Throughout the Lease Term, Landlord may in its good faith, commercially reasonable discretion, change the number, location or designated duration of the Short Term Spaces as required by Applicable Law or any future private or public agreement affecting the Project. Notwithstanding the foregoing, Tenant hereby acknowledges, agrees and understands that if any other tenant(s) or occupant(s) in the Project objects to the designation of the Short Term Spaces pursuant to such other tenant’s or occupant’s lease or occupancy agreement, as the case may be, and Landlord is unable to negotiate a mutually agreeable resolution of such objection despite its good faith, commercially reasonable efforts to do so, then Landlord shall have the right to eliminate the designation of the Short Term Spaces (including, without limitation, removing all signage and pavement/curb markings in connection with the designation of such spaces). Notwithstanding anything to the contrary contained herein, Landlord shall have no affirmative obligation to monitor and/or enforce any restrictions with respect to any of the aforementioned Short Term Spaces and shall have no liability to Tenant for the existence or non-existence of such Short Term Spaces. Notwithstanding anything further to the contrary contained herein, Landlord shall provide all signage and/or curb markings for the Short Term Spaces in accordance with Landlord’s plans and specifications. Landlord’s actual cost for same and the costs incurred by Landlord thereafter to repair, replace and maintain such signage and/or curb markings shall be included in “Direct Expenses.” The right to utilize the Short Term Spaces shall be personal to the Original Tenant named in this Lease or an Affiliated Assignee and may be exercised by the Original Tenant or such Affiliated Assignee (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease), as long as this Lease is not assigned by Original Tenant to any Transferee other than an Affiliated Assignee; and provided that in the event of an Affiliate Transfer, the signage indicating such Short Term Spaces as “Osmetech Reserved” may be changed at Tenant’s sole cost and expense, to reflect the name of the Affiliated Assignee. Tenant shall not be required to pay for such unreserved parking passes during the Lease Term (including, the Option Term if applicable). However, Tenant shall at times during the Lease Term (including any Option Term, if applicable) be responsible for the full amount of any taxes imposed by any governmental authority in connection with the renting of such parking passes by Tenant or the use of the parking facility by Tenant. Tenant’s continued right to use the parking passes is conditioned upon Tenant abiding by all Rules And Regulations which are prescribed from time to time for the orderly operation and use of the Parking Facilities and upon Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such Rules and Regulations. Landlord specifically reserves the right to (i) change the size, configuration, design, layout, location and all other aspects of the Parking Facilities and/or (ii) perform repairs to the Parking Facilities, and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, temporarily close-off or restrict access to the Parking Facilities, or relocate Tenant’s parking passes to other parking structures and/or surface parking areas within a reasonable distance of the Premises, for purposes of permitting or facilitating any such construction, alteration, improvements or repairs with respect to the Parking Facilities or to accommodate or facilitate renovation, alteration, construction or other modification of other improvements or structures located on the Project. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord and such owner.

ARTICLE 29

MISCELLANEOUS PROVISIONS

29.1 Terms. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed.

29.2 Binding Effect. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time the light or view from the Premises is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

29.4 Modification of Lease. Should any current or prospective mortgagee or ground lessor for the Project require a modification or modifications of this Lease, which modification or modifications will not cause any increased cost or expense to Tenant nor in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are required therefor and deliver the same to Landlord within ten (10) days following the request therefor.

29.5 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Project and Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all remaining liability accruing under this Lease after the date of such transfer, and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer. Notwithstanding the foregoing, if the Landlord originally named in this Lease (the “Original Landlord”) assigns or otherwise transfers its fee interest in the Building prior to (a) substantial completion of the initial Tenant Improvements required to be completed by Landlord pursuant to the Tenant Work Letter and (b) the distribution of the entire remaining balance of the Tenant Improvement Allowance (if any) required to be distributed by Landlord pursuant to the terms and conditions of the Tenant Work Letter and except to the extent that it has been finally adjudicated (by any judicial decision, binding arbitration, settlement agreement or otherwise), that the Tenant Improvement Allowance (or portion thereof) is not due and payable by Original Landlord (collectively, the obligations referred to in clauses (a) and (b) above are referred to in this Section 29.5 as the “Original LL Requirements”) and further provided that the transferee of Original Landlord’s fee interest in the Project does not expressly assume Original Landlord’s obligations respecting the Original LL Requirements in writing, then Original Landlord shall within ten (10) business days following such assignment or transfer put into a third party escrow account designated by Original Landlord (which escrow shall be jointly paid for by Landlord and Tenant) for distribution to the Contractor (as defined in the Tenant Work Letter) on a progress payment basis pursuant to Original Landlord’s standard disbursement procedure and upon receipt of the appropriate conditional and/or unconditional lien releases, an amount equal to the lesser of: (i) the remaining balance of the Landlord Costs (as defined in the Tenant Work Letter) and (ii) the balance of any unpaid portion of the Tenant Improvement Allowance.

29.6 Prohibition Against Recording. Neither this Lease, nor any memorandum, affidavit nor other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant. Tenant shall not do any act which may encumber the title of Landlord.

29.7 Identification of Tenant.

29.7.1 Multiple Entities. If Tenant constitutes more than one person or entity, (i) each of them shall be jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions and provisions of this Lease to be kept, observed and performed by Tenant, (ii) the term “Tenant” as used in this Lease shall mean and include each of them jointly and severally, and (iii) the act of or notice from, or notice or refund to, or the signature of, any one or more of them, with respect to the tenancy of this Lease, including, but not limited to, any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons or entities executing this Lease as Tenant with the same force and effect as if each and all of them had so acted or so given or received such notice or refund or so signed.

29.7.2 Partnership Tenant. If Tenant is a partnership or if Tenant’s interest in this Lease shall be assigned to a partnership pursuant to Article 14 above (any such partnership of Tenant or such assignee to be referred to herein as “Partnership Tenant”), the following provisions of this Lease shall apply to such Partnership Tenant:

(i) The liability of each of the parties comprising Partnership Tenant shall be joint and several.

(ii) Each of the parties comprising Partnership Tenant hereby consents in advance to, and agrees to be bound by, any written instrument which may hereafter be executed, changing, modifying or discharging this Lease, in whole or in part, or surrendering all or any part of the Premises to Landlord, and by notices, demands, requests or other communication which may be given by Landlord to Tenant under this Lease.

(iii) Any bills, statements, notices, demands, requests or other communications given to Partnership Tenant or to any of the parties comprising Partnership Tenant shall be deemed given to Partnership Tenant and to all such parties and shall be binding upon Partnership Tenant and all such parties.

(iv) If Partnership Tenant admits new general partners, all of such new partners shall, by their admission to Partnership Tenant, be deemed to have assumed performance of all of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed.

(v) Partnership Tenant shall give prompt notice to Landlord of the admission of any such new general partners, and, upon demand of Landlord, shall cause each such new general partner to execute and deliver to Landlord an agreement in form satisfactory to Landlord, wherein each such new general partner shall assume performance of all of the terms, covenants and conditions of this Lease on Partnership Tenant’s part to be observed and performed (but neither Landlord’s failure to request any such agreement nor the failure of any such new partner to execute or deliver any such agreement to Landlord shall terminate the provisions of clause (iv) of this Section 29.7.2 above nor relieve any such new partner of its obligations thereunder).

29.8 Captions. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.9 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

29.10 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

29.11 Time of Essence. Time is of the essence of this Lease and each of its provisions.

29.12 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.13 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representation, including, but not limited to, any representation whatsoever as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, on the same level or on the same basis, except for any representations which are expressly provided in this Lease.

29.14 Landlord Exculpation. It is expressly understood and agreed that except as provided in Section 29.5 nothing to the contrary, the liability of Landlord and the Landlord Parties hereunder (including any successor landlord) and any recourse by Tenant against Landlord or the Landlord Parties shall be limited solely and exclusively to an amount which is equal to the lesser of (a) the equity interest of Landlord in the Project or (b) the equity interest Landlord would have in the Project if the Project was encumbered by third-party debt in an amount equal to eighty percent (80%) of the value of the Project (as such value is determined by Landlord), plus (c) all net rents and proceeds of the Project, including, but not limited to, contractual indemnities of other tenants proceeds of insurance, in eminent domain and warranty rights of Landlord, and neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.

29.15 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents, and none of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein.

29.16 Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Project.

29.17 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, acts of war and terrorist attacks, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform (collectively, the “Force Majeure”), except with respect to the obligations imposed with regard to Rent and other charges to be paid pursuant to this Lease, notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

29.18 Waiver of Redemption By Tenant. Tenant hereby waives for Tenant and for all those claiming under Tenant all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the premises after any termination of this Lease.

29.19 Notices. All notices, demands, statements or communications (collectively, “Notices”) given or required to be given by either party to the other hereunder shall be in writing, shall be sent by United States certified or registered mail, postage prepaid, return receipt requested, nationally recognized courier service (e.g., Federal Express) for next-day delivery or delivered personally (i) to Tenant at the appropriate address set forth in Section 5 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 3 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given on the date mail delivery is made, or attempted and rejected, or upon the date personal delivery is made. If Tenant is notified of the identity and address of Landlord’s mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant.

29.20 Authority. If Tenant is a corporation, limited liability company or partnership, Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so.

29.21 Attorneys’ Fees. If either party commences litigation against the other for the specific performance of this Lease, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the parties hereto agree, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.

29.22 Governing Law. This Lease shall be construed and enforced in accordance with the laws of the State of California.

29.23 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 14 of the Summary (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers in consummating this Lease.

29.25 Intentionally Omitted.

29.26 Building and Project Name and Signage. Landlord shall have the right at any time to change the name of the Building and/or the Project and to install, affix and maintain any and all signs on the exterior and on the interior of the Building and/or Project as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Building and/or Project or use pictures or illustrations of the Building and/or Project in advertising or other publicity, without the prior written consent of Landlord.

29.27 Transportation Management. Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Building and/or Project, provided that such programs do not materially prejudice Tenant or its operations.

29.28 Health and Safety. If at any time during the Lease Term it is determined by competent authority of any governmental entity having jurisdiction over the Premises, the Project, or any portion thereof, that any material, substance, equipment or system must be installed in or removed from the Premises, the Project or any portion thereof, in order to protect or maintain the health or safety of those entering upon or working within the Premises, the Project or any portion thereof, then Landlord may make such installation or removal and if so, the cost (amortized over its reasonable life) of such installation or removal shall be included in Operating Expenses, unless such installation or removal requirement is triggered by Tenant’s specific use or alterations of the Premises, and/or the neglect, fault or default of Tenant, its agents, employees, customers or contractors (in which case Tenant shall be solely responsible for same at Tenant’s sole cost and expense).

29.29 Waiver of Jury Trial; Dispute Resolution by Reference. Landlord and Tenant each acknowledges that it is aware of and has had the advice of counsel of its choice with respect to its rights to trial by jury, and, to the extent enforceable under California law, each party does hereby expressly and knowingly waive and release all such rights to trial by jury in any action, proceeding or counterclaim brought by either party hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease, Tenant’s use or occupancy of the Premises and/or any claim of injury or damage.

In the event that the jury waiver provisions of this Section 29.29 are not enforceable under California law, then the following provisions of this Section 29.29 shall apply:

Except as to actions for unlawful or forcible detainer or the prejudgment remedy of attachment, any action, proceeding or counterclaim by either party hereto against the other arising out of or in any way connected with this Lease, Tenant’s use or occupancy of the Premises and/or any claim of injury or damage, shall be heard and resolved by a referee under the provisions of the California Code of Civil Procedure, Sections 638 - 645.1, inclusive (as may be amended, or any successor statute(s) thereto). The venue shall be in the county of the Premises.

Within ten (10) days of receipt by any party of a written request to resolve any dispute or controversy pursuant to this Section 29.29, the parties shall agree upon a single referee. If the parties are unable to agree upon a referee within such ten (10) day period, then any party may file a lawsuit to obtain appointment of a referee.

The parties shall have all rights to discovery, judicial and appellate review, and application of California laws including rules of evidence, civil procedure and substantive laws, and to present their case, including pre-trial motions, to the same extent as to a trial court judge. However, the parties hereby waive any right to seek or recover punitive damages, and any other damages not permitted by the express provisions of this Lease. A stenographic record of all proceedings and hearings before the referee shall be made unless expressly waived by the parties. The referee’s decision shall, at a minimum, contain findings of fact and conclusions of law.

29.30 Landlord Renovations. Tenant acknowledges that Landlord may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Building, Premises, and/or Project, including without limitation the Parking Facilities, Common Areas, systems and equipment, roof, and structural portions of the same. In connection with such Renovations, Landlord may, among other things, erect scaffolding or other necessary structures in the Building and/or the Project, limit or eliminate access to portions of the Project, including portions of the Common Areas, or perform work in the Building and/or the Project, which work may create noise, dust or leave debris in the Building and/or the Project. In all such Renovations, Landlord will use commercially reasonable efforts to minimize any interference with Tenant’s permitted business operations from the Premises. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent nor shall Landlord be liable to Tenant for any interference with Tenant’s business arising from the Renovations.

29.31 Financial Statements. Upon ten (10) days prior written request from Landlord (which Landlord may make at any time during the Term but no more often than once in any calendar year except in connection with a proposed financing, re-financing or sale of the Project), Tenant shall deliver to Landlord (a) a current financial statement of Tenant and any guarantor of this Lease, and (b) financial statements of Tenant and such guarantor for the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally acceptable accounting principles and certified as true in all material respects by Tenant (if Tenant is an individual) or by an authorized officer or member/manager of Tenant (if Tenant is a corporation or limited liability company) or a general partner of Tenant (if Tenant is a partnership). Landlord agrees that it shall not disclose to any third party the information contained in Tenant’s financial statements; provided, however, that (i) such information was not previously disclosed by Tenant to such third party or to the public generally, and (ii) nothing contained herein shall restrict Landlord from disclosing such information as may be required by law or to its accountants, attorneys, bona-fide prospective purchasers or current or prospective mortgagees. Unless attributable to Landlord’s negligence or willful misconduct, Landlord shall incur no liability for the disclosure of any such information.

29.32 Communication Equipment. Subject to all Laws, Tenant and Tenant’s contractors (which shall first be reasonably approved by Landlord) shall have the right and access to install, repair, replace, remove, operate and maintain one (1) satellite dish or other similar device, such as an antenna, together with all cable, wiring, conduits and related equipment (collectively, “Communication Equipment”), for the purpose of receiving and sending radio, television, computer, telephone or other communication signals to and from the Premises in connection with Tenant’s use of the Premises, at a location on the roof of the Building designated by Landlord and reasonably acceptable to Tenant. Such use of the roof for Communication Equipment shall be at no additional charge to Tenant during the Lease Term and any extensions thereof. Tenant shall ensure that any Communication Equipment installed by Tenant does not unreasonably interfere with any equipment installed on the roof of the Building prior to Tenant’s installation of its Communication Equipment. Tenant shall retain Landlord’s designated roofing contractor (who shall be reasonably acceptable to Tenant) to make any necessary penetrations and associated repairs to the roof in order to preserve Landlord’s roof warranty. Tenant’s installation and operation of the Communication Equipment shall be governed by the following terms and conditions:

29.32.1 Tenant’s right to install, replace, repair, remove, operate and maintain the Communication Equipment shall be subject to all governmental Laws, rules and regulations and Landlord makes no representation that such Laws, rules and regulations permit such installation and operation. Further, Tenant’s Communication Equipment shall not cause the

Building rooftop to violate any Laws, rules and/or regulations and Tenant shall be responsible for ensuring that its use does not cause such a violation.

29.32.2 All plans and specifications for the Communication Equipment shall be subject to Landlord’s reasonable approval, which approval shall not be unreasonably withheld, conditioned or delayed.

29.32.3 All costs of installation, operation and maintenance of the Communication Equipment and any necessary related equipment (including, without limitation, costs of obtaining any necessary permits and connections to the Building’s electrical system) shall be borne by Tenant. Landlord agrees to cooperate (at no expense to Landlord) with Tenant in obtaining such permits and connections.

29.32.4 It is expressly understood that Landlord retains the right to use the roof of the Building for any purpose whatsoever provided that Landlord shall not unduly interfere with Tenant’s use of the Communication Equipment.

29.32.5 Tenant shall use the Communication Equipment so as not to cause any undue interference or danger to other tenants in the Building or with any other tenant’s or licensee’s communication equipment installed on the roof prior to Tenant’s installation of its Communication Equipment, and not to damage the Building or interfere with the normal operation of the Building.

29.32.6 Landlord shall not have any obligations with respect to the Communication Equipment. Landlord makes no representation that the Communication Equipment will be able to receive or transmit communication signals without interference or disturbance (whether or not by reason of the installation or use of similar equipment by others on the roof of the Building) and Tenant agrees that Landlord shall not be liable to Tenant therefor.

29.32.7 Tenant shall (i) be solely responsible for any damage caused as a result of the Communication Equipment, (ii) promptly pay any tax, license or permit fees charged pursuant to any Laws or regulations in connection with the installation, maintenance or use of the Communication Equipment and comply with all precautions and safeguards recommended by all governmental authorities, and (iii) be responsible for any necessary repairs, replacements to or maintenance of the Communication Equipment.

29.32.8 The Communication Equipment shall remain the sole property of Tenant. Tenant shall remove the Communication Equipment and related equipment at Tenant’s sole cost and expense upon the expiration or sooner termination of this Lease or upon the imposition of any governmental Law or regulation which may require removal, and shall repair the Building upon such removal to the extent required by such work of removal. If Tenant fails to remove the Communication Equipment and repair the Building within thirty (30) days after the expiration or earlier termination of this Lease, Landlord may do so at Tenant’s expense. The provisions of this Section 29.32.8 shall survive the expiration or earlier termination of this Lease.

29.32.9 The area occupied by the Communication Equipment shall be deemed to constitute a portion of the Premises for purposes of Article 10 of this Lease.

29.32.10 Tenant shall be entitled, at no additional charge, to use its pro rata share of the existing risers of the Building to install its Communication Equipment; provided that Landlord makes no representation regarding the capacity of such risers. In the event additional capacity is needed, Tenant shall have the right to provide such additional capacity, subject to Landlord’s prior written approval of the methods and manner of providing such additional capacity, which consent may be withheld in Landlord’s reasonable discretion.

29.32.11 Tenant hereby agrees to comply with all regulations, Laws and codes applicable to the use of its Communication Equipment, including, without limitation, FCC and OSHA regulations relating to radio frequency (“RF”) emissions.

29.33 Hazardous Materials Storage Facility. Subject to (a) Tenant obtaining and maintaining throughout the Lease Term, all necessary governmental permits and approvals for same (b) Tenant’s compliance with Applicable Laws, (c) Landlord’s prior written approval of all plans and specifications (with respect to the exact design, location and screening) which consent may be conditioned on Tenant complying with such reasonable requirements imposed by Landlord, based on the advice of Landlord’s structural and mechanical engineers or other consultants, so that the Project’s systems and equipment are not adversely affected and/or the Project’s parking ratio or traffic circulation in the common areas is not diminished, (d) Tenant’s compliance with the terms and conditions set forth in Section 5.3 relating to the use and storage of Hazardous Materials and (e) Tenant obtaining all necessary third party approvals (including, without limitation, any approvals required by any CC&Rs recorded against the Project), Tenant shall have the right to erect and maintain as part of the initial Tenant Work (as defined in Section 5 of the Tenant Work Letter and subject to the terms of the Tenant Work Letter relating to the same) or as a subsequent Alteration (subject to the terms of Article 8), at Tenant’s sole cost and expense, a medical waste and Hazardous Materials storage container, not exceeding the following dimensions ninety (90) square feet, in the Common Areas exterior to the Project in a location reasonably designated by Landlord, provided that any parking spaces encumbered by the Hazardous Materials storage container shall be deemed to reduce Tenant’s parking rights under Section 13 of the Summary. The Hazardous Materials storage container shall be utilized by Tenant in connection with the storage of a commercially reasonable amount of Hazardous Materials permitted to be utilized by Tenant pursuant to Section 5.3 and approved by Landlord. Tenant shall be solely responsible for all costs and expenses of design, installation and removal of the Hazardous Materials storage container and related improvements. Landlord will cooperate with Tenant (at no cost to Landlord) in Tenant’s efforts to obtain approvals for the Hazardous Material storage container improvements; provided that Tenant shall be responsible for the cost of any governmental approvals required for installation of the Hazardous Materials storage container. Tenant shall be responsible for ensuring that the Hazardous Materials storage container and related improvements does not unreasonably interfere with the use of the Project by other tenants and their employees, agents, contractors, guests and invitees. In the event another tenant of the Project or of a neighboring project complains of problems caused by the Hazardous Materials storage container and related improvements, Tenant shall, at Tenant’s sole cost and expense take whatever steps are reasonably necessary to remedy the problem complained of. Landlord and Tenant further agree and acknowledge that any repairs or maintenance of the Hazardous Materials storage container and related improvements shall be the sole responsibility of Tenant, at Tenant’s sole cost and expense, and Landlord makes no representation or warranty with respect to the Hazardous Materials storage container and related improvements or Tenant’s ability to obtain the necessary permits and approval for same. The rights to erect and maintain Hazardous Materials storage container and related improvements shall be personal to the Original Tenant or an Affiliated Assignee and may not otherwise be transferred. Should the Hazardous Materials storage container and related improvements require maintenance or repairs as determined in Landlord’s reasonable judgment, Landlord shall have the right to provide written notice thereof to Tenant and Tenant shall cause such repairs and/or maintenance to be performed within ten (10) days after receipt of such notice from Landlord at Tenant’s sole cost and expense. Should Tenant fail to perform such maintenance and repairs within the period described in the immediately preceding sentence, Landlord shall have the right to cause such work to be performed and to charge Tenant, as Additional Rent, for the cost of such work. Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, cause the Hazardous Materials storage container and related improvements to be removed from the exterior of the Project and shall cause the Project to be restored to the condition existing prior to the placement of such Hazardous Materials storage container and related improvements. If Tenant fails to remove Hazardous Materials storage container and related improvements and to restore the Project as provided in the immediately preceding sentence within thirty (30) days following the expiration or early termination of this Lease, then Landlord may perform such work, and all costs and expenses incurred by Landlord in so performing such work shall be reimbursed by Tenant to Landlord within ten (10) days after Tenant’s receipt of invoice therefor. The immediately preceding sentence shall survive the expiration or earlier termination of this Lease. The Hazardous Materials storage container and related improvements shall be deemed to be a part of the Premises for purposes of Section 5.3, Articles 8 and 10 of this Lease.

29.34 Tenant’s Right to Receive an SNDA. In addition, concurrently with the full execution and delivery of this Lease, Landlord shall obtain a Subordination, Non-Disturbance and Attornment Agreement (the “SNDA”) executed by Landlord and the current lender of the Project in substantially the form attached hereto as Exhibit H (it being agreed that Tenant hereby agrees to the form of Exhibit H). In the event Landlord is unable, despite Landlord’s good faith and diligent efforts, to obtain an SNDA executed by the current lender of the Project within ten (10) days after the date of full execution and delivery of this Lease, then Tenant shall have the right exercisable at anytime within five (5) business days thereafter, to give ten (10) business days’ written notice to Landlord stating Tenant’s intention to terminate this Lease. In the event that Landlord does not provide the SNDA executed by the current lender of the Project to Tenant prior to the expiration of such ten (10) business day period, this Lease shall terminate and all prepaid rent and security for this Lease previously provided to Landlord shall be immediately refunded and/or returned to Tenant.

29.35 Backup Generator for Premises. Subject to (a) Tenant obtaining and maintaining throughout the Lease Term, all necessary governmental permits and approvals for same (b) Tenant’s compliance with Applicable Laws, (c) Landlord’s prior written approval of all plans and specifications (with respect to the exact design, location and screening) which consent may be conditioned on Tenant complying with such reasonable requirements imposed by Landlord, based on the advice of Landlord’s structural and mechanical engineers or other consultants, so that the Project’s systems and equipment are not adversely affected and/or the Project’s parking ratio or traffic circulation in the common areas is not diminished, (d) Tenant’s compliance with the terms and conditions set forth in Section 5.3 relating to the use and storage of Hazardous Materials and (e) Tenant obtaining all necessary third party approvals (including, without limitation, any approvals required by any CC&Rs recorded against the Project), Tenant shall have the right to install and maintain as part of the initial Tenant Work (subject to the terms of the Tenant Work Letter) or as a subsequent Alteration (subject to the terms of Article 8), at Tenant’s sole cost and expense, a backup generator for the Premises at a location reasonably designated by Landlord, provided that any parking spaces encumbered by the backup generator shall be deemed to reduce Tenant’s parking rights under Section 13 of the Summary. Such backup generator shall be used by Tenant only during (i) testing and regular maintenance, and (ii) any period of electrical power outage in the Premises. Tenant shall be entitled to operate the generator for testing and regular maintenance only upon notice to Landlord and at times reasonably approved by Landlord, provided that Tenant shall have the right to test the generator no less than one (1) time per month. In addition, Tenant shall ensure that the backup generator does not result in any Hazardous Materials being introduced to the Project (other than diesel fuel and lubricants typically associated with diesel generator operations and maintenance), and Section 5.3 will apply to Tenant’s use of the backup generator. Further, Tenant shall be responsible for ensuring that the backup generator does not interfere with the use of the Project by other tenants. In the event another tenant of the Project or of a neighboring project reasonably complains for legitimate reasons of problems caused by the generator, Tenant shall take whatever steps are reasonably necessary to remedy the problem complained of. Tenant shall ensure that the design and installation of the backup generator is performed in a manner so as to minimize or eliminate any noise or vibration caused by such generator. Any repairs and maintenance of such generator shall be the sole responsibility of Tenant and Landlord makes no representation or warranty with respect to such generator. Tenant may, at any time during the Lease Term (as may be extended) at Tenant’s sole discretion, remove such generator and repair (at Tenant’s sole cost and expense) all damage to the Project resulting from such removal. However, if Tenant is so notified by Landlord, Tenant shall, at Tenant’s sole cost and expense, remove such generator upon the expiration or earlier termination of the Lease Term and repair all damage to the Project resulting from such removal. Such generator shall be deemed to be a part of the Premises for purposes of Article 10.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“LANDLORD”:

THE CAMPUS CARLSBAD, LLC, a Delaware limited liability company

By:	NEWPORT NATIONAL / THE CAMPUS CARLSBAD, LLC, a California limited liability company

Its:	Managing Member

	By:	Newport National Corporation,
a California corporation, Manager

		By:	/s/ Scott R. Brusseau
Scott R. Brusseau, President

“TENANT”:

CLINICAL MICRO SENSORS, INC.,
a Delaware corporation dba Osmetech Molecular Diagnostics

By:	/s/ Steven Kemper
Its:	Sr. VP Finance

By:
Its:

EXHIBIT A

THE CAMPUS

SITE PLAN

EXHIBITA

EXHIBIT B

OUTLINE OF FLOOR PLAN OF PREMISES AND BUILDING COMMON AREAS

EXHIBIT B

EXHIBIT C

TENANT WORK LETTER

THE CAMPUS CARLSBAD, LLC, a Delaware limited liability company (“Landlord”) and CLINICAL MICRO SENSORS, INC., a Delaware corporation dba Osmetech Molecular Diagnostics (“Tenant”) as of this      day of         , 2010, are executing simultaneously with this Tenant work letter (“Tenant Work Letter”), a written Lease (“Lease”) covering the Premises described in the Lease.

This Tenant Work Letter defines the scope of tenant improvements Landlord is to construct at the Premises.

This Tenant Work Letter is part of the Lease and is subject to its terms and conditions. Terms which have initial capital letters and are not otherwise defined in this Tenant Work Letter shall have the meanings given them in the Lease. In consideration of the mutual covenants herein, Landlord and Tenant mutually agree as set forth below.

SECTION 1 — IMPROVEMENTS; PLANNING AND DOCUMENTS

1.1 Construction of Tenant Improvements. Subject to the terms and conditions of this Tenant Work Letter, Landlord agrees to furnish all of the material, labor and equipment as may be reasonably necessary to construct the Tenant Improvements (as such term is defined below) in substantial conformance with the T.I. Plans and Specifications (as such term is defined below). Landlord shall use its commercially reasonable efforts to endeavor to achieve Substantial Completion (as such term is defined below) by the Estimated Lease Commencement Date.

1.2 Construction of Tenant Improvements.

1.2.1 Construction of Tenant Work. Tenant Work (defined below) shall be furnished and installed by Tenant at Tenant’s sole cost and expense.

1.2.2. Construction of Landlord’s Work. The “Landlord’s Work” shall mean and consist of the Landlord Improvements (defined below) and the Tenant Improvements.

1.3 Plans and Specifications.

1.3.1 Landlord Improvements. “Landlord Improvements” shall mean and consist of those Building and Project improvements described in Section 1.2 of the Lease and on Schedule C-1 to this Tenant Work Letter which shall be completed by Landlord at Landlord’s sole cost and expense pursuant to Landlord’s plans and specifications relating to the same. The preliminary plans and specifications for any aesthetic modifications and improvements to the landscaping and hardscaping of the Building included in the Landlord Improvements (i.e. the koi pond addition and landscaping improvements) shall be prepared by Landlord’s consultants. Landlord hereby agrees to use its commercially reasonable and diligent efforts to complete the koi pond, make repairs to the sidewalks leading to the Premises, replace landscaping in front of the Building, and complete parking lot slurry coating components of the Landlord Improvements as soon as is reasonably practicable after the mutual execution and delivery of the Lease by Landlord and Tenant, and in any event not later than the Substantial Completion of the Tenant Improvements in the Premises (or within thirty (30) days after Substantial Completion of the Tenant Improvements in the Premises with respect to repairs to installation of the koi pond (except that the excavation for the same shall be completed on or before the date of Substantial Completion of the Tenant Improvements in the Premises) and/or any repairs to sidewalks leading to the Premises and replacement of landscaping in front of the Building, only). Additionally, as part of the Landlord Improvements to be completed prior to the Commencement Date, Landlord shall replaced any water-damaged drywall in the Premises, and identify and eliminate the source of water penetration of the Building which caused such damage. All other Landlord Improvements set forth on Schedule C-1 will be completed by Landlord pursuant to Landlord’s reasonable construction schedule.

1.3.2 Intentionally Omitted.

1.3.3 Space Plan. “Space Plan” shall mean a layout and designation of all counters, fixtures, demising walls and partitions to be included in the Premises as the Tenant Improvements, as such Space Plan has been prepared by Designcorp (as defined below) and

EXHIBIT C

approved by Landlord and Tenant prior to the Date of this Lease and which is incorporated herein as Exhibit C-2.

1.3.4 Tenant Improvements. “Tenant Improvements” shall mean those portions of the Premises identified in the T.I. Plans and Specifications (as are generally consistent with the Space Plan) which are the responsibility of Contractor (as such term is defined below); provided, however, that the Tenant Improvements shall not include any alterations or improvements made by Landlord to the Building shell as required by Applicable Laws, except as specified in the T.I. Construction Drawings or otherwise triggered as a result of the items specified in the T.I. Construction Drawings (and with specific reference to the backup generator referred to in Section 29.35 of the Lease and/or the hazardous storage container referred to in Section 29.33 of the Lease, if installed by Tenant during the Early Access Period as part of Tenant’s Work), and Landlord’s obligations with Section 1.2 of the Lease. The Tenant Improvements shall be based on the approved T.I. Plans and Specifications utilizing Landlord’s Building Standards (as such term is defined in Section 8.2 of the Lease) described on Exhibit I attached to the Lease and incorporated herein; provided, however, that such improvements may be upgraded subject to Landlord’s prior written consent and the terms of this Tenant Work Letter.

1.3.5 T.I. Construction Drawings. “T.I. Construction Drawings” shall mean  1/4 or  1/8 scale construction drawings for the Tenant Improvements containing all information reasonably necessary to construct the Tenant Improvements, which drawings shall be consistent with the approved Space Plan.

1.3.6 T.I. Plans and Specifications. “T.I. Plans and Specifications” shall mean collectively the Space Plan, and T.I. Construction Drawings, and all related plans, drawings, specifications and notes developed or prepared in connection therewith.

1.3.7 Preparation of Tenant Improvement Documents.

1.3.7.1 Architect. Landlord and Tenant have mutually agreed that Landlord shall engage Designcorp (“Designcorp”) for the preparation of the Space Plan and the T.I. Construction Drawings.

1.3.7.2 T.I. Construction Drawings. Subject to Tenant Delays, on or before March 23, 2010, Landlord shall deliver to Tenant the proposed T.I. Construction Drawings. The T.I. Construction Drawings shall be subject to the approval of Landlord and Tenant, which approval shall not be unreasonably withheld. Landlord or Tenant may approve or disapprove the T.I. Construction Drawings in a writing delivered to Landlord or Tenant, as the case may be, within five (5) business days of such party’s receipt of the T.I. Construction Drawings. If Landlord or Tenant expressly disapproves the T.I. Construction Drawings, then Landlord or Tenant, as the case may be, shall, as part of its disapproval notice, (i) approve those portions which are acceptable, and (ii) disapprove those portions which are not acceptable, specifying the reasons for such disapproval and describing the changes the disapproving party requests for each item disapproved, provided Tenant may only disapprove the T.I. Construction Drawings if same materially deviates from the Space Plan approved by Tenant pursuant to this Tenant Work Letter (as determined by Tenant in its reasonable discretion). Landlord or Tenant’s failure to deliver its approval or disapproval notice within such five (5) business day period shall be deemed such party’s approval of the T.I. Construction Drawings so submitted. Within ten (10) business days following either party’s disapproval of any portion of the T.I. Construction Drawings, Landlord shall have the T.I. Construction Drawings revised to incorporate the changes requested by the disapproving party and deliver the revised T.I. Construction Drawings to both Landlord and Tenant. Tenant acknowledges that Landlord is relying on Tenant’s timely approval of the T.I. Construction Drawings in order to allow Landlord to attempt to deliver the Premises on the Estimated Commencement Date. Accordingly, for each day which passes after the date due, but before Tenant delivers the approved Space Plan, the approved T.I. Construction Drawings or any approved revisions to T.I. Construction Drawings, shall constitute a Tenant Delay (as such term is defined hereinbelow).

1.3.7.3 Ownership. Tenant hereby assigns to Landlord all of Tenant’s present and future right, title and interest in and to the T.I. Plans and Specifications, including, without limitation, the Space Plan and the T.I. Construction Drawings.

1.4 Building Permits. Landlord shall be responsible for seeking governmental approvals necessary for the construction of the Tenant Improvements, including a building permit. Landlord shall pay for such approvals and permits relating to the Tenant Improvements

EXHIBIT C

only out of the Tenant Improvement Allowance. If a change to the approved T.I. Plans and Specifications is required by any governmental authority as a condition to obtaining a building permit or other approval, such change shall be made to the T.I. Plans and Specifications and deemed to have been approved by Tenant. Any increase in construction cost due to such change shall be charged to the Tenant Improvement Allowance, or, if the Estimated Construction Costs exceeds the sum of the Tenant Improvement Allowance, then such excess shall be deemed an Excess Cost (as such term is defined herein) to be paid by Tenant, however, the same shall be due and payable by Tenant within five (5) days of Landlord’s request therefor for purposes of timely obtaining the applicable building permit or other approval(s). The parties shall cooperate with each other as may be reasonably necessary to obtain the building permit and any and all other approvals, as appropriate. Landlord shall use its commercially reasonable efforts to obtain the necessary building permits and approvals for the approved T.I. Plans and Specifications by the date which is four (4) weeks following Landlord’s approval of the final approved T.I. Construction Drawings. Tenant acknowledges that Landlord is relying upon the timely acquisition of the Tenant Improvements building permits and approvals so that Landlord may attempt to Substantially Complete the Tenant Improvements by the Estimated Commencement Date.

1.5 Condition of Premises; Limitation. Except as may be expressly provided in the Lease (with specific reference to Section 1.2 thereof), Landlord makes no express or implied warranties or representations to Tenant with regard to the Premises or the Project. However, Landlord shall deliver the Premises in the condition required by the Lease and this Tenant Work Letter.

1.6 Approvals. After approval of the T.I. Plans and Specifications as provided herein, no changes, modifications or alterations may be made thereto by Tenant without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that if any changes are required (i) by any governmental agency with jurisdiction over the Building, (ii) as a result of field conditions, or (iii) to substitute reasonably equivalent materials to avoid unanticipated delays, strikes or shortages, then Landlord shall be authorized to make such changes if Landlord elects to do so, and Landlord shall not be required to seek or obtain Tenant’s consent thereto as long as such change does not materially deviate from the T.I. Plans and Specifications (as determined by Landlord in its reasonable discretion). The costs of any such changes to the T.I. Plans and Specifications are to be included within the Landlord Costs (as such term is defined below) with any excess to be paid by Tenant as Excess Costs (defined below). Any changes to the T.I. Plans and Specifications after approval thereof, other than any changes as may be made by Landlord pursuant to clauses (i), (ii) and/or (iii) above in this Section 1.6, shall constitute a Change Order (as such term is defined below).

1.7 Costs. All costs and fees associated with the preparation of the T.I. Plans and Specifications, including, without limitation, all consultant or subcontractor design fees shall be paid for out of the Tenant Improvement Allowance in accordance with Section 3 below, except as may be expressly set forth otherwise herein. The T.I. Construction Drawings shall be prepared by Designcorp (provided that the mechanical and plumbing drawings shall be prepared by McPharlane & Associates and the electrical drawings shall be prepared by G-4 Engineering) or as otherwise agreed in a separate writing signed by Landlord and Tenant.

1.8 SDG&E Savings by Design. Tenant acknowledges that Landlord desires to participate in the San Diego Gas and Electric (“SDG&E”) Savings by Design program (“Program”). Tenant agrees to reasonably cooperate with Landlord in incorporating such applicable Program standards within the design and specifications for the Tenant Improvements (the “Incorporated Program Items”). Tenant shall be entitled to a refund of Tenant’s proportionate share of any refund actually received by Landlord in connection with such Program to the extent such refund is awarded in connection with the completion of the initial Tenant Improvements.

SECTION 2 — TENANT IMPROVEMENTS

2.1 Tenant Improvements. The Tenant Improvements are and shall become Landlord’s property and shall be surrendered to Landlord upon expiration or earlier termination of the Lease in accordance with the provisions of the Lease.

2.2 Premises Furnishings. It is expressly understood that Landlord’s obligation to construct Tenant Improvements in the Premises is limited to construction of the Tenant Improvements specifically contemplated by the T.I. Plans and Specifications to be constructed

EXHIBIT C

by Landlord. Tenant shall be solely responsible for the performance and expense of the design, layout, provision, delivery, permitting and installation of any furniture, furnishings, equipment, and any other personal property Tenant will use at the Premises.

SECTION 3 — TENANT IMPROVEMENT ALLOWANCE - COSTS

3.1 Tenant Improvement Allowance. Landlord has agreed to contribute a one-time tenant improvement allowance for the cost of preparing the T.I. Plans and Specifications related to Tenant Improvements and toward the cost of constructing the Tenant Improvements, (including, but not limited to, any necessary permits and approvals, and any necessary demolition work but excluding any costs of furniture, trade fixtures, equipment or personal property and/or any non-Building Standard improvements, all of which shall be Tenant’s sole responsibility) in an amount up to but not exceeding Sixty-One and  06/100 Dollars ($61.06) per square foot of the Premises (“Tenant Improvement Allowance”). The Tenant Improvement Allowance is based on the square feet of the Premises, and the calculation of square feet for the Premises shall be as determined by Landlord. Tenant shall have the option, exercisable by written notice to Landlord on or before the commencement of construction of the Tenant Improvements, to cause Landlord to increase the amount of the Tenant Improvement Allowance by up to One Hundred One Thousand One Hundred Fifty-Six and No/100 Dollars ($101,156.00) (the “TI Allowance Increase Amount”) as designated by Tenant in such written notice. If Tenant exercises such option, monthly Base Rent payable by Tenant throughout the initial Lease Term shall be increased by an amount sufficient to fully amortize the TI Allowance Increase Amount throughout the initial Lease Term based upon equal monthly payments of principal and interest, with interest imputed on the outstanding principal balance at the rate of six point five percent (6.5%) per annum. If Tenant makes such election, the parties shall enter into a amendment of this Lease to reflect such increase in Base Rent. Notwithstanding any provisions of the Lease or this Tenant Work Letter to the contrary, Tenant shall be solely responsible for, and shall pay upon billing therefor, any and all costs and expenses relating in any way to the Tenant Improvements (including, but not limited to, the design, permitting and construction thereof) in excess of the Tenant Improvement Allowance with respect to the work of construction of the Tenant Improvements by Landlord’s Contractor (“Excess Costs”). The total of all costs to be incurred by Landlord in connection with the design and construction of the Tenant Improvements (including, without limitation, the costs to prepare the T.I. Plans and specifications, the obtainment of permits and completion of other pre-construction work relating to the Tenant Improvements) shall be referred to as “Landlord Costs” and Landlord’s contribution toward Landlord’s Costs shall be limited to the Tenant Improvement Allowance (as the same may be increased as set forth in this Section 3.1 above). Landlord hereby acknowledges and agrees that , any Landlord Costs incurred prior to the date set forth in Section 29.34 for the delivery of the SNDA only are at Landlord’s sole risk and expense and in the event that Landlord fails to deliver the SNDA to Tenant and as a result, Tenant timely terminates the Lease as set forth in Section 29.34, Tenant shall have no liability for any Landlord Costs, nor the cost of designing the Landlord Improvements.

3.2 Intentionally Omitted.

3.3 Cost of Tenant Improvement Work.

3.3.1 Reserved.

3.3.2 Reserved.

3.3.3 Obtaining Estimated Construction Cost. The contractor to be retained by Landlord as the contractor to construct the Tenant Improvements (“Contractor” or “Landlord’s Contractor”) shall be selected pursuant to the following procedure. Within three (3) business days following Landlord’s approval of the T.I. Construction Drawings, Landlord shall instruct Designcorp to deliver the T.I. Construction Drawings approved by Landlord to the City of Carlsbad for review and to at least five (5) general contractors mutually selected by Landlord and Tenant. Each such contractor shall be invited to submit a bid (on such bid form as Landlord shall designate either as a stipulated sum or a guaranteed maximum price) to construct the Tenant Improvements. Each contractor shall be notified in the bid package of the time schedule for construction of the Tenant Improvements. All of the contractors submitting bids will obtain at least two (2) bids from each trade, provided Landlord shall have the right to designate the subcontractors to be utilized in connection with work affecting the Building Structure and/or the Systems and Equipment. The bids shall be submitted promptly to Landlord and a reconciliation shall be performed by Landlord to adjust inconsistent or incorrect assumptions so that a like-kind

EXHIBIT C

comparison can be made and a low bidder determined. All bids and Landlord’s reconciliation will be “open book” and shared fully with Tenant. Landlord shall select the Contractor, subject to Tenant’s reasonable approval of such Contractor. The estimated cost of the Tenant Improvements set forth in the bid of the Contractor (as selected pursuant to the foregoing procedure), along with all other costs related to the Tenant Improvements shall be referred to herein as the “Estimated Construction Cost” and Landlord shall deliver written notice (“Estimated Construction Cost Notice”) of the same to Tenant.

3.3.4 Approval of Estimated Construction Cost by Tenant. Tenant shall, within three (3) business days of receipt of the Estimated Construction Cost Notice, either: (i) agree in writing to pay the amount by which the Estimated Construction Cost exceeds the sum of the Tenant Improvement Allowance (“Additional Cost”), such payment of the Additional Cost to be made in a cash lump sum within five (5) business days following Tenant’s receipt of the Estimated Construction Cost Notice, or (ii) revise the T.I. Plans and Specifications (in a manner reasonably acceptable to Landlord) so that the Estimated Construction Cost is either (a) no more than the Tenant Improvement Allowance (as the same may be increased by Tenant as set forth in Section 3.1 of this Tenant Work Letter above), or (b) in excess of the Tenant Improvement Allowance (as the same may be increased by Tenant as set forth in Section 3.1 of this Tenant Work Letter above), by no more than the amount of Additional Cost which Tenant agrees to pay, such payment of the Additional Cost to be made in a cash lump sum within five (5) business days following Tenant’s receipt of the Estimated Construction Cost Notice. If Tenant elects to revise the T.I. Plans and Specifications in order to reduce the Estimated Construction Cost, the period of time between the date following Tenant’s election to revise the T.I. Plans and Specifications and the date of the approval of the revised Estimated Construction Cost by Tenant shall constitute a Tenant Delay. The failure of Tenant to so respond within the three (3) business day period following receipt of the Estimated Construction Cost Notice shall be a Tenant Delay as to each day thereafter until Tenant so responds in writing. Upon approval by Tenant, Landlord shall be authorized to proceed with the Tenant Improvements in accordance with the approved T.I. Plans and Specifications. All costs arising out of any changes to T.I. Plans and Specifications and/or the Estimated Construction Cost (except to the extent attributable to any deviation from the T.I. Construction Drawings approved by Tenant or otherwise required by Applicable Law), including, without limitation, any re-engineering, estimating, printing of drawings, costs of any space planner, architect, tenant improvement coordinator, engineering consultants and other consultants, management, and any other incidental expenses made pursuant to such Tenant requests, shall be chargeable against the Tenant Improvement Allowance, with any excess to be paid by Tenant as Excess Costs.

3.4 Landlord Costs for Tenant Improvements. Any and all costs incurred by Landlord in connection with the design, construction and installation of the Tenant Improvements, in conformance with the T.I. Plans and Specifications and this Tenant Work Letter, including, but not limited to, any demolition or modification of any existing improvements as may be necessary to accomplish construction of the Tenant Improvements in conformance with the T.I. Plans and Specifications, and any other measures taken by Landlord to accomplish Landlord’s construction of the Tenant Improvements, including but not limited to governmental permits and approvals, shall be chargeable against the Tenant Improvement Allowance, with any excess to be paid by Tenant as Excess Costs. Landlord shall not receive any construction management fee, nor shall Landlord charge any costs or Landlord’s overhead costs, legal fees or any insurance coverage maintained by Landlord as part of the Landlord costs. No bonding costs associated with any contractor proposed by Landlord shall be payable as an Approved Construction Cost or Excess Cost.

3.5 Tenant Costs for Tenant Improvements. Tenant shall be solely responsible for all Additional Costs. Failure by Tenant to timely deliver payment therefor as provided above shall prohibit Landlord from proceeding with the Tenant Improvements, shall constitute a Tenant Delay for each day of delay in delivering the cash lump sum equal to the Additional Costs as provided above and, at Landlord’s sole option, shall constitute a default by Tenant under this Tenant Work Letter and the Lease. Notwithstanding any provision of the Lease or this Tenant Work Letter to the contrary, Tenant shall pay for all Excess Costs. Notwithstanding any Additional Costs payments which may be made by Tenant, if at any time (including, without limitation, whether prior to, upon or after Substantial Completion) Landlord determines that Excess Costs exceed or will exceed that paid by Tenant (or that Excess Costs are otherwise due from Tenant) then Landlord shall have the right from time to time to bill Tenant for such Excess Costs, and Tenant shall pay to Landlord all such amounts so billed within ten (10) days after Tenant’s receipt of billing therefor. Tenant’s failure to timely pay any such amounts shall constitute a default by Tenant under this Tenant Work Letter and the Lease.

EXHIBIT C

SECTION 4 — CONSTRUCTION OF TENANT IMPROVEMENTS

4.1 Completion of Tenant Improvements. Landlord shall be responsible for the construction of the Tenant Improvements in substantial conformance with the approved T.I. Plans and Specifications, subject to the terms and conditions of the Lease and this Tenant Work Letter. Upon Substantial Completion (as such term is defined below), Landlord and Tenant shall conduct a Premises inspection and thereafter provide a “punchlist” identifying the corrective work of the type commonly found on an architectural punchlist with respect to the Tenant Improvements, which list shall be based on whether such items were required by the approved T.I. Plans and Specifications, as reasonably determined by Landlord. Within five (5) business days after delivery of the punchlist, Landlord shall instruct Contractor to commence the correction of the punchlist items and thereafter pursue such work to completion. The punchlist procedure to be followed by Landlord and Tenant shall in no way limit Tenant’s obligation to occupy the Premises under the Lease nor shall it in any way excuse Tenant’s obligation to pay Rent as provided under the Lease, unless such punchlist items actually preclude Tenant from occupying the Premises, as reasonably determined by Landlord.

4.2 Progress Reports; Site Meetings. Landlord shall conduct weekly construction meetings and provide to Tenant bi-monthly progress reports describing the condition and estimated schedule for completing the Tenant Improvements (“Progress Reports”). In no event shall the Progress Reports be deemed to be a representation, warranty or an assurance by Landlord of the date of Substantial Completion or the cost or expense of the Tenant Improvements, and Tenant specifically acknowledges that the Progress Report is only an estimate by Landlord based on information provided to Landlord. Except to the extent attributable to Landlord’s willful misconduct, Landlord shall have no liability or responsibility for any errors or inaccuracies in a progress report. In addition, Landlord shall coordinate on-site meetings of construction personnel as reasonably appropriate in order to implement the construction described in this Tenant Work Letter.

4.3 Substantial Completion. “Substantial Completion” or “Substantially Completed” as used herein shall mean all of the following have occurred: (i) delivery of a factually correct written notice to Tenant of the completion of construction of the Tenant Improvements in the Premises substantially in accordance with the approved T.I. Plans and Specifications with the exception of minor details of construction installation, decoration, or mechanical adjustments, punchlist items and any work relating to the backup generator as set forth in Section 29.35 of the Lease and/or Tenant’s Hazardous Materials storage container as set forth in Section 29.33 of the Lease (irrespective of whether such item(s) are installed by Tenant during the Early Access Period as part of Tenant’s Work), such notice to be in substantially the form of Attachment “A” hereto, (ii) expiration of the Early Access Period (as defined in Section 5.1) (iii) the City of Carlsbad has issued a final inspection approval, certificate of occupancy (or equivalent), a temporary certificate of occupancy (or equivalent) or other equivalent authorization, or Tenant has occupied and obtained the beneficial use of the Premises. Tenant agrees that if Landlord shall be delayed in causing such work to be Substantially Completed as a result of any of the events described herein (or elsewhere in the Lease) as a “Tenant Delay,” then such delay shall be the responsibility of Tenant. In any such event, Substantial Completion shall be deemed to have occurred the earlier of: (a) the date of Substantial Completion or (b) the date when Substantial Completion would have occurred if there had been no Tenant Delay. Landlord shall not be required to work on an overtime basis. For the purposes of this Tenant Work Letter, a “Tenant Delay” is defined as any delay directly or indirectly resulting from: (1) Tenant’s failure to comply with any time frames set forth herein or in the Lease (including the deadline set forth in Section 3.3.1 for Tenant’s approval of the Space Plan); (2) any changes in any stage of the T.I. Plans and Specifications requested by Tenant after Landlord’s and Tenant’s approval of such stage, including, without limitation, any Change Order or changes made to reduce the Estimated Construction Cost; (3) Tenant’s failure to timely furnish any documents required herein or to timely approve any item or any cost estimates, the Estimated Construction Costs or any Change Orders, as required herein; (4) Tenant’s request for materials, finishes, or installations other than Landlord’s Building Standard items (and with specific reference to any delays resulting from the design and/or installation of the backup generator as set forth in Section 29.35 of the Lease and/or Tenant’s Hazardous Materials storage container as set forth in Section 29.33 of the Lease ); (5) Tenant’s failure to timely perform any act or obligation imposed on Tenant by the Lease or this Tenant Work Letter as and when requested thereunder or hereunder; (5) Tenant’s failure to assemble its systems furniture to satisfy fire and building inspector requirements to procure a certificate of occupancy (or equivalent); or (6) any other delay otherwise caused by Tenant, its officers, directors, owners, agents, invitees, permittees, employees or contractors which operates to delay

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Landlord’s Substantial Completion of the Tenant Improvements, as reasonably determined by Landlord.

4.4 Tenant’s Right to Audit. Landlord shall keep detailed and accurate books and records (including financial records) in connection with the construction of the Tenant Improvements, and in accordance with customary standards for similar projects. Promptly following Substantial Completion of the Tenant Improvements, Landlord shall provide to Tenant a schedule together with reasonable back-up information requested by Tenant (inclusive of all invoices, payment receipts to the extent the same were actually provided to Contractor and mechanics’ lien releases), showing the calculation of the actual Landlord Cost and Tenant or its architects or other agents shall have the right, at Tenant’s sole cost and expense, to inspect and audit Landlord’s books and records relating thereto, so long as Tenant requests such inspection or audit within sixty (60) days after receipt from Landlord of Landlord’s calculation of Landlord Costs. In the event that either Landlord’s calculation of Landlord Costs and/or Tenant’s inspection and/or audit of Landlord’s books and records determines that the Landlord Costs are less than the Estimated Construction Cost and as a result, Tenant has actually overpaid the amount of Additional Costs, then (1) to the extent Tenant has exercised its right to increase the Tenant Improvement Allowance by the TI Allowance Increase Amount, monthly Base Rent payable by Tenant throughout the initial Lease Term shall be decreased by an amount sufficient to fully amortize the actual amount of the TI Allowance Increase Amount exercised by Tenant pursuant to Section 3.1 of this Tenant Work Letter above that is in excess of the amount of the Landlord Costs, throughout the initial Lease Term based upon equal monthly payments of principal and interest, with interest imputed on the outstanding principal balance at the rate of six point five percent (6.5%) per annum and the parties shall enter into a amendment of this Lease to reflect such decrease in monthly Base Rent and (2) Landlord shall promptly refund any remaining balance of the overpayment by Tenant of Additional Costs in excess of the Landlord Costs (after deducting any amounts reimbursed or otherwise credited to Tenant pursuant to clause (1). If the parties are unable to agree upon an adjusted monthly Base Rent, the parties agree that arbitration shall constitute the exclusive remedy for settlement of any such dispute. If either Landlord or Tenant desires to exercise its right pursuant to this Section 4.4, such party shall deliver written demand for arbitration to the other party, setting out the basis for the controversy. Any arbitration proceeding undertaken pursuant to this shall be held in front of a retired judge working with JAMS or another similar group, or if no such groups exists, a single neutral arbitrator shall be chosen by mutual agreement or, if the parties fail to agree, by the presiding judge of the San Diego Superior Court upon ex parte application. The arbitration shall take place in San Diego, California. The decision of the arbitrator shall be conclusive, final and binding upon Landlord and Tenant. Judgment upon the decision of the arbitrator may be entered in any court of competent jurisdiction. The cost of such arbitration (including reasonable attorneys’ fees incurred therein) shall be borne by the losing party as determined by the arbitrator.

SECTION 5 — TENANT WORK

5.1 Finish Work. All finish work and decoration and other work desired by Tenant and not included within the Tenant Improvements as set forth in the approved T.I. Plans and Specifications, including specifically, without limitation, those items of furniture systems, computer systems, cabling, telephone systems, telecommunications systems audio visual equipment, security systems not depicted as part of the Tenant Improvements on the T.I. Plans and Specifications, the emergency back-up generator and/or the Hazardous Materials storage container (and with respect to the emergency back-up generator and/or the Hazardous Materials storage container, irrespective of whether such items are depicted in the T.I. Plans and Specifications – it being agreed that Tenant shall be solely responsible for the same, including, without limitation obtaining all necessary governmental permits and approvals for the same) (“Tenant Work” or “Tenant’s Work”) shall be furnished and installed by Tenant at Tenant’s sole cost and expense and shall not be chargeable to Landlord or against the Tenant Improvement Allowance. If any Tenant Work is not set forth on the approved T.I. Plans and Specifications, Tenant must secure Landlord’s prior written consent for such Tenant Work which consent of Landlord shall not be unreasonably withheld. Landlord’s approval or disapproval of any plans or specifications for Tenant Work may be based on any of the following matters in addition to any other matters reasonably considered by Landlord: (i) matters affecting the efficiency, operation and distribution of heating, ventilating, air-conditioning, electrical and plumbing systems, elevators, structural components, or any other shell building or common area system(s); (ii) matters affecting Landlord’s insurance coverage; (iii) compliance with building codes and other laws, ordinances, regulations, rulings and interpretations; (iv) compliance with Landlord’s Building Standard items; (v) consent or approval rights of lenders; and (vi) entrances on partial floors. Landlord has the right, exercisable in Landlord’s sole and absolute discretion,

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to require Tenant to remove all or any portion of such Tenant Work upon the expiration or earlier termination of this Lease upon notice to Tenant of such removal requirement. Tenant shall not commence the construction or installation of any improvements or fixtures whatsoever on the Premises, including, specifically, but without limitation, the Tenant Work, without first securing satisfaction of all conditions thereto in the Lease and obtaining Landlord’s prior written approval (which shall not be unreasonably withheld, conditioned or delayed) of: (a) Tenant’s contractor; (b) detailed plans and specifications for the Tenant Work; and (c) certificate(s) of insurance and/or copies of policies (as Landlord may request) as prescribed below. The required certificates of insurance shall demonstrate that Tenant and Tenant’s contractor(s) maintain insurance coverage in amounts, types, form and with companies required under the Lease and all other insurance reasonably required by Landlord. All such certificates or policies shall be endorsed to show Landlord (and any lender or other party Landlord may request) as an additional insured and the insurance shall be maintained by Tenant and/or Tenant’s contractor, as applicable, at all times during the performance of the Tenant Work. Provided that such certificates of insurance are so furnished to Landlord prior to the commencement of the proposed Tenant Work, Landlord may not unreasonably withhold or condition its consent to the making of an alteration or improvement unless the making or installation of the improvements or alterations would (a) adversely affect the Building Structure, (b) adversely affect the Building Systems and Equipment, (c) not comply with applicable laws, (d) affect the exterior appearance of the Building, or (e) unreasonably interfere with the normal and customary business operations of the other tenants in the Building. Provided that Tenant and its agents do not interfere with Contractor’s work in the Building and the Premises, Contractor shall allow Tenant and Tenant’s vendors access to the Premises at least thirty (30) days prior to the Substantial Completion of the Premises (“Early Access Period”) for the purpose of performing the Tenant’s Work in the Premises; provided that Landlord shall give Tenant written notice (and such Early Access Period shall not commence until Landlord has delivered such notice) at least ten (10) days in advance of such Early Access Period in order for Tenant to schedule performance of such work. Prior to Tenant’s entry into the Premises as permitted by the terms of this Section 5.1, Tenant shall submit a schedule to Landlord and Contractor, for their approval, which schedule shall detail the timing and purpose of Tenant’s entry. Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons caused by Tenant’s actions pursuant to this Section 5.1.

5.2 Obligations. All of the Tenant Work shall be undertaken and performed in strict accordance with all applicable laws, the provisions of the Lease and the provisions of this Tenant Work Letter.

5.3 Outside Date. In the event that the Substantial Completion of the Tenant Improvements in the Premises has not occurred by the “Outside Date,” which shall be September 30, 2010, as such September 30, 2010 date shall be extended by the number of days of Tenant Delays and by the number of days of “Force Majeure Delays” (as defined in Section 11.7 of this Tenant Work Letter below), each day shall be a “Landlord Delay,” and Tenant may elect to either (i) abate rent payable under the Lease by two (2) days for every day of Landlord Delay, or (ii) deliver a notice to Landlord (the “Outside Date Termination Notice”) electing to terminate the Lease effective upon receipt of the Outside Date Termination Notice by Landlord (the “Effective Date”). Except as provided hereinbelow, the Outside Date Termination Notice must be delivered by Tenant to Landlord, if at all, not earlier than the Outside Date and not later than five (5) business days after the Outside Date. If Tenant delivers the Outside Date Termination Notice to Landlord, then Landlord shall have the right to suspend the Effective Date for a period ending thirty (30) days after the original Effective Date. In order to suspend the Effective Date, Landlord must deliver to Tenant, within five (5) business days after receipt of the Outside Date Termination Notice, a certificate of the Contractor certifying that it is such Contractor’s best good faith judgment that Substantial Completion of the Tenant Improvements in the Premises will occur within thirty (30) days after the original Effective Date. If Substantial Completion of the Tenant Improvements in the Premises occurs within said thirty (30) day suspension period, then the Outside Date Termination Notice shall be of no further force and effect; if, however, Substantial Completion of the Tenant Improvements in the Premises does not occur within said thirty (30) day suspension period, then this Lease shall terminate as of the date of expiration of such thirty (30) day period. If prior to the Outside Date Landlord determines that Substantial Completion of the Tenant Improvements in the Premises will not occur by the Outside Date, Landlord shall have the right to deliver a written notice to Tenant stating Landlord’s opinion as to the date by which Substantial Completion of the Tenant Improvements in the Premises shall occur and Tenant shall be required, within five (5) business days after receipt of such notice, to either deliver the Outside Date Termination Notice (which will mean that this Lease shall thereupon terminate and shall be of no further force and effect) or agree to

EXHIBIT C

extend the Outside Date to that date which is set by Landlord subject to Tenant’s Rent abatement rights set forth above. Failure of Tenant to so respond in writing within said five (5) business day period shall be deemed to constitute Tenant’s agreement to extend the Outside Date to that date which is set by Landlord subject to Tenant’s Rent abatement rights set forth above. If the Outside Date is so extended, Landlord’s right to request Tenant to elect to either terminate or further extend the Outside Date shall remain and shall continue to remain, with each of the notice periods and response periods set forth above, until the Substantial Completion of the Tenant Improvements in the Premises or until this Lease is terminated.

SECTION 6 — CHANGE ORDERS

Tenant may request changes in the Tenant Improvements during construction only by written request to Landlord, or its designated representative, in substantially the form of Attachment “B” hereto, and as otherwise approved by Landlord. All such changes will be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Prior to commencing any change, Landlord has the right to prepare and deliver to Tenant, a change order (“Change Order”) setting forth the additional time, if any, reasonably needed for such change and the total cost of such change (or reasonable estimated cost of such change if cost information is delayed) which cost or estimated cost will include, but not be limited to, associated architectural, engineering, management and construction contractor’s fees. Within three (3) business days after delivery to Tenant of the Change Order, Tenant shall deliver notice of approval, together with a lump sum cash payment equal to one hundred percent (100%) of the cost or estimated cost of the change set forth in the Change Order (“Payment”). If Tenant fails to approve such Change Order and deliver the Payment within two (2) business days after delivery by Landlord, Tenant will be deemed to have withdrawn the proposed Change Order and Landlord will not proceed to perform the change. Upon Landlord’s receipt of Tenant’s approval and Payment, Contractor will proceed to perform the change. Any and all delays arising from or in any way in connection with Tenant’s requests for changes or Change Orders shall be deemed Tenant Delays.

SECTION 7 — RESPONSIBILITY FOR FUNCTION

Landlord’s preparation and/or approval of any design or construction documents will not constitute any representation or warranty as to the adequacy, efficiency, performance or desirability of the improvements contemplated therein; provided, however, Landlord shall use commercially reasonable efforts to ensure that the construction of all Tenant Improvements shall be accomplished in a good and workmanlike manner, in substantial conformance with the approved T.I. Plans and Specifications, and in accordance with applicable laws in effect as of the date Landlord obtains permits for such Tenant Improvements.

SECTION 8 — TENANT AND LANDLORD OBLIGATIONS

8.1 Risk of Loss. All materials, work, installations and decorations of any nature brought upon or installed in the Premises before the Lease Commencement Date shall be at the risk of the party who brought such materials or items onto the Premises. Neither Landlord nor any party acting on Landlord’s behalf shall be responsible for any damage or loss or destruction of such items brought to or installed in the Premises by Tenant or its employees, agents or contractors prior to such date.

8.2 Conformance with Laws. All Landlord’s Work and Tenant Work shall be done in conformity with applicable codes and regulations of governmental authorities having jurisdiction over the Building and the Premises and valid building permits and all other authorizations from appropriate governmental agencies when required, shall be obtained by Landlord for the Landlord’s Work, and by Tenant for the Tenant Work.

SECTION 9 — TENANT’S REPRESENTATIVE

Tenant has designated Steve Kemper (“Tenant’s Representative”) as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of Tenant as required in this Tenant Work Letter. Tenant may change its representative under this Tenant Work Letter at any time by providing at least five (5) days prior written notice to Landlord. All inquiries, requests, instructions, authorizations and other communications with respect to matters covered by this Tenant Work Letter from Landlord will be made to Tenant’s Representative. Landlord will communicate solely with Tenant’s Representative and will not make any inquiries of or requests

EXHIBIT C

to, and will not give any instructions or authorizations to, any other employee or agent of Tenant with regard to matters covered by this Tenant Work Letter.

SECTION 10 — LANDLORD’S REPRESENTATIVE AND TENANT’S PROJECT MANAGER

Landlord has designated Jeffry A. Brusseau as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of Landlord as required in this Tenant Work Letter, but who shall also reasonably cooperate with Tenant and Tenant’s Representative in good faith with respect to all matters relating to the construction of the Tenant Improvements at no additional cost to Tenant; provided that Tenant shall have the right in its sole discretion to retain its own project manager from time to time (in which case, Landlord’s Representative shall reasonably cooperate with such project manager in good faith with respect to all matters relating to the construction of the Tenant Improvements), provided that the cost of such replacement project manager shall be a cost of Tenant’s Work (and not chargeable to Landlord or against the Tenant Improvement Allowance). Without affecting such representatives obligations to Tenant as its project manager, Landlord may change its representative under this Tenant Work Letter at any time by providing five (5) days prior written notice to Tenant. All inquiries, requests, instructions, authorizations and other communications with respect to the matters covered by this Tenant Work Letter from Landlord will be made to Tenant’s representative. Tenant will communicate solely with Landlord’s Representative and will not make any inquiries of or requests to, and will not give any instructions or authorizations to, any other employee or agent of Landlord, including Landlord’s architect, engineers, and contractors or any of their agents or employees, with regard to matters covered by this Tenant Work Letter.

SECTION 11 — MISCELLANEOUS

11.1 Sole Obligations. Except as herein expressly set forth with respect to the Tenant Improvements, Landlord or Tenant has no obligation to do any work with respect to the Premises. Any other work in the Premises which may be permitted by Landlord pursuant to the terms and conditions of the Lease, including any alterations or improvements as contemplated in the Lease, shall be done at Tenant’s sole cost and expense and in accordance with the terms and conditions of the Lease.

11.2 Applicability. This Tenant Work Letter shall not be deemed applicable to: (a) any additional space added to the original Premises at any time, whether by the exercise of any options under the Lease or otherwise, or (b) any portion of the original Premises or any additions thereto in the event of a renewal or extension of the original Lease Term, whether by the exercise of any options under the Lease or otherwise.

11.3 Authority; Counterparts. Any person signing this Tenant Work Letter on behalf of either Landlord or Tenant warrants and represents that such person has authority to do so. This Tenant Work Letter may be executed in counterparts, each of which shall be deemed an original, but all of which together constitute one instrument.

11.4 Binding on Successors. Subject to the limitations on assignment and subletting contained in the Lease, this Tenant Work Letter shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

11.5 Landlord’s Approval Rights. Notwithstanding any provision of the Lease or this Tenant Work Letter to the contrary, Landlord may withhold its approval of the Space Plan, any revisions requested by Tenant to the T.I. Plans and Specifications, Change Orders or any other work requested by Tenant which require work which: (i) exceeds or adversely affects the structural integrity of the Building, or any part of the heating, ventilating, air conditioning, plumbing, mechanical, electrical, communication or other systems of the Project; (ii) is disapproved by the holder of any mortgage or deed of trust encumbering the Project at the time the work is proposed; (iii) would not be approved by a prudent owner of property similar to the Project; (iv) violates the Declarations; (v) Landlord reasonably believes will increase the cost of operation or maintenance of the Project, the Common Area or any systems thereof; (vi) Landlord reasonably believes will reduce the market value of the Premises or Project; (vii) does not conform to applicable building codes or is not approved by any governmental authority with jurisdiction over the Premises; (viii) is not a Building Standard item or an item of equal or higher quality; (ix) in Landlord’s determination detrimentally affects the uniform exterior appearance of

EXHIBIT C

the Building; or (x) is reasonably disapproved by Landlord for any other reason not set forth herein.

11.6 Time of the Essence; Defaults. Time is of the essence as to each and every term and provision of this Tenant Work Letter to be performed by either Landlord or Tenant. Unless otherwise provided herein, in all instances where Tenant is required to approve an item, if no written notice of disapproval is given within the stated time period at the end of said period the item shall automatically be deemed approved and the next succeeding time period shall commence. Any failure of Tenant to timely make any payment or perform any other obligation required of Tenant under this Tenant Work Letter shall constitute a default by Tenant under this Tenant Work Letter and a default under the Lease (regardless of whether any provision of this Tenant Work Letter does or does not expressly state the same). The Tenant Work Letter is incorporated into the Lease by reference and made a part thereof.

11.7 Force Majeure. Force Majeure (as that term is defined in Section 29.17 of this Lease) shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage, except the obligations imposed with regard to rent and other payments and charges to be paid by Tenant pursuant to the Lease or this Tenant Work Letter; provided that no Force Majeure Delay shall be deemed to have occurred (and the right to claim such a delay shall be waived) if written notice of such event is not delivered by the party claiming a Force Majeure Delay within two (2) business days following its alleged occurrence.

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11.8 Incorporation. All schedules and attachments referenced in this Tenant Work Letter and attached hereto are incorporated herein by reference. This Tenant Work Letter is incorporated by reference in the Lease and all of the terms and provisions of the Lease are incorporated herein for all purposes.

“LANDLORD”:

THE CAMPUS CARLSBAD, LLC, a Delaware limited liability company

By:	NEWPORT NATIONAL / THE CAMPUS
CARLSBAD, LLC, a California limited liability
company
Its:	Managing Member

	By:	Newport National Corporation,
a California corporation, Manager

By:
Scott R. Brusseau, President

“TENANT”:

CLINICAL MICRO SENSORS, INC., a Delaware corporation dba Osmetech Molecular Diagnostics

By:
Name:
Title:

By:
Name:
Title:

ACKNOWLEDGMENT

I have read and understand the Tenant Work Letter to which this Acknowledgment is attached and agree to act as Tenant’s representative pursuant to Section 9 of the Tenant Work Letter.

Dated:	TENANT’S REPRESENTATIVE:

Steve Kemper

I have read and understand the Tenant Work Letter to which this acknowledgment is attached and agree to act as Landlord’s representative pursuant to Section 10 of the Tenant Work Letter.

Dated:	LANDLORD’S REPRESENTATIVE:

Jeffry A. Brusseau

EXHIBIT C

EXHIBIT C-1

LANDLORD IMPROVEMENTS DESCRIPTION

1.

Landlord shall repair (or to the extent reasonably determined by Landlord to be necessary, replace) any damaged roof joist hangars existing as of the date of this Lease pursuant to Landlord’s plans and specifications.

3.	Landlord shall slurry coat and restripe the parking areas of the Building in a good and workmanlike manner and otherwise consistent with parking areas in Comparable Projects.

4.	Landlord shall renovate/replace the landscaping of the Building and repair and/or replace any damaged sidewalks, curbs and ramps associated with Building access.

5.	Landlord shall construct and stock a koi pond in a location near the entrance to the Building.

EXHIBIT C-1

ATTACHMENT A

NOTICE OF SUBSTANTIAL COMPLETION

(Date)

RE:

This letter shall constitute notification that the Tenant Improvement(s) specified in the Lease dated                      by and between                              (“Landlord”) and                              (“Tenant”) are “Substantially Complete” (as defined in paragraph          of the Tenant Work Letter      as of             , 20    .

Sincerely,

a

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT C-1

ATTACHMENT B

REQUEST FOR CHANGE ORDER

TO:	Jeffry A. Brusseau Newport National Corporation 1525 Faraday Avenue, Suite 100 Carlsbad, CA 92008

PROJECT: The Campus

REQUEST NO:

REQUEST DATE:

LEASE:

LANDLORD: [TBD], LLC.

TENANT:

LEASE DATE:

CONTRACT NO:

JOB NO:

DESCRIPTION OF CHANGE(S):

[Proposed changes to be described]

In accordance with the terms and provisions of the Lease between Tenant and Landlord, Tenant hereby requests the following change(s):
.

TENANT:

,
a

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT C-1

EXHIBIT C-2

APPROVED SPACE PLAN

EXHIBIT C-2

EXHIBIT C-2

EXHIBIT D

NOTICE OF LEASE TERM DATES

To:

Re:

Lease dated             , 20    , between [TBD], LLC, a California limited liability company (“Landlord”), and                             , a                              (“Tenant”) concerning Suite              on floor(s)              of the Building located at 5964 La Place Court, Carlsbad, California 92008.

Ladies and Gentlemen:

In accordance with the Lease (the “Lease”), we wish to advise you and/or confirm as follows:

1. That Substantial Completion of the Landlord’s Work in the Premises has occurred, and that the Lease Term shall commence as of                      for a term of                      ending on                     .

2. That in accordance with the Lease, Rent commenced to accrue on                             .

3. Rent is due and payable in advance on the first day of each and every month during the Lease Term, subject to application of any prepaid rent delivered prior to the Commencement Date. Your rent checks should be made payable to                              at                             .

4. The exact number of square feet within the Premises is             square feet.

5. Tenant’s Share as adjusted based upon the exact number of square feet within the Premises is             %.

All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease.

“Landlord”:

THE CAMPUS CARLSBAD, LLC, a Delaware limited liability company

By:	NEWPORT NATIONAL / THE CAMPUS CARLSBAD, LLC, a California limited liability company
Its:	Managing Member

	By:	Newport National Corporation,
a California corporation, Manager

By:
Scott R. Brusseau, President

Agreed to and Accepted as of , 20 .

“Tenant”:

,
a

By:
Its:

EXHIBIT D

EXHIBIT E

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Building or the Project.

1. Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Ten keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord.

2. All doors opening to the exterior corridors shall be kept closed at all times except for normal ingress and egress to the Premises.

3. Tenant, its employees and agents must be sure that the doors to the Building are securely closed and locked when leaving the Premises if it is after the normal hours of business for the Building. Any tenant, its employees, agents or any other persons entering or leaving the Building at any time when it is so locked, or any time when it is considered to be after normal business hours for the Building, may be required to sign a Building register when so doing. Access to the Building may be refused unless the person seeking access has proper identification or has a previously arranged pass for access to the Building. The Landlord and its agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of same by any means it deems appropriate for the safety and protection of life and property.

4. Landlord shall have the right to prescribe the weight, size and position of any safe or other heavy property brought into the Building which exceeds the design load capacity of the Building floors. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. All damage done to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility of Tenant and any expense of said damage or injury shall be borne solely by Tenant.

5. No bulky furniture, freight, packages, supplies, equipment or merchandise will be brought into or removed from the Building, except upon prior notice to Landlord, and in such manner and between such hours as shall be designated by Landlord. Notwithstanding the foregoing, all damage or injury to the Building or to the Premises, fixtures, appurtenances and/or equipment caused by the Tenant moving property in or out of the Building or the Premises or by Tenant’s installation or removal of furniture, fixtures, or other property, or from any other cause of any kind or nature whatsoever due to carelessness, omission, neglect, improper conduct, or other cause of the Tenant, its agents, employees, invitees, contractors or subcontractors shall be repaired, restored, or replaced promptly by the Tenant at its sole cost and expense to the satisfaction of the Landlord.

6. Landlord shall have the right to control and operate the public portions of the Building, the public facilities, the heating and air conditioning, and any other facilities furnished for the common use of tenants, in such manner as is customary for Comparable Projects (as defined in Section 1.1 of the Lease).

7. The requirements of Tenant will be attended to only upon application at such office location designated by Landlord in San Diego, California. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

8. Tenant shall not disturb, solicit, or canvass any occupant of the Building or Project and shall cooperate with Landlord or Landlord’s agents to prevent same.

9. The toilet rooms, showers, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no solid foreign

EXHIBIT E

substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by Tenant.

10. Tenant shall not overload the floor of the Premises, nor mark, drive nails or screws, or drill into the partitions, woodwork or plaster or in any way deface the Premises or any part thereof (other than hanging normal artwork) without Landlord’s prior written consent first had and obtained.

11. Except for vending machines intended for the sole use of Tenant’s employees and invitees, no vending machine or machines of any description other than normal office machines shall be installed, maintained or operated upon the Premises without the prior written consent of Landlord.

12. Tenant shall not use or keep in or on the Premises or the Building any kerosene, gasoline or other inflammable or combustible fluid or material, except as are incidental to Tenant’s Permitted Uses.

13. Intentionally Omitted.

14. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises (except as otherwise expressly permitted pursuant to Section 5.4 of the Lease and disclosed to Landlord as part of the most current Hazardous Materials List), or permit or allow the Premises to be occupied or used in a manner reasonably offensive or objectionable to Landlord or other occupants of the Building or Project by reason of noise, odors, or vibrations, or interfere in any way with other Tenants or those having business therein.

15. Tenant shall not bring into or keep within the Building or the Premises any animals (other than physical assistance animals, or animals utilized by Tenant for the Permitted Uses) or birds.

16. No cooking shall be done or permitted by Tenant on the Premises, nor shall the Premises be used for the storage of merchandise, for lodging or for any illegal or immoral purposes. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages, provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations, and does not cause odors which are objectionable to Landlord and other Tenants.

17. Landlord will approve where and how wires and cables are to be introduced to the Premises. No boring or cutting for wires shall be allowed without the prior written consent of Landlord. The location of telephone, call boxes and other office equipment affixed to the Premises shall be subject to the prior written approval of Landlord.

18. Landlord reserves the right to exclude or expel from the Building or Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

19. Tenant, its employees and agents shall not loiter in the Building, nor in any way obstruct the sidewalks, driveways or parking areas, and shall use the same only as a means of ingress and egress for the Premises.

20. Tenant shall not waste electricity, water or air conditioning and agrees to cooperate reasonably with Landlord to ensure the most effective operation of the Building’s heating and air conditioning system. This includes the closing of exterior blinds, preventing the sun rays to shine directly into areas adjacent to exterior windows.

21. Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the Carlsbad area without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways provided for such purposes at such times as Landlord shall designate.

22. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

EXHIBIT E

23. Tenant shall assume any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed, when the Premises are not occupied.

24. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Building or Project.

25. No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord. All electrical ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent and/or of a quality, type, design and bulb color approved by Landlord in writing.

26. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the Project shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.

27. The washing and/or detailing of or, the installation of windshields, radios, telephones in or general work on, automobiles shall not be allowed on the Building.

28. Food vendors shall be allowed in the Building upon receipt of a written request from the Tenant. The food vendor shall service only the tenants that have a written request on file in the Building Management Office. Under no circumstance shall the food vendor display their products in a public or common area. Any failure to comply with this rule shall result in immediate permanent withdrawal of the vendor from the Building.

29. Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.

30. Tenant shall comply with any non-smoking ordinance adopted by Landlord and/or any applicable governmental authority.

31. Tenant and Tenant’s employees, agents, contractors and other invitees shall not be permitted to bring firearms or weapons of any other type into the Building, Premises or surrounding areas at any time.

32. Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises and Building, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein, provided that no such changes shall contradict any terms, covenants or conditions of the Lease, nor impose upon Tenant any material additional cost of use or occupancy of the Premises.

33. Parking.

(a) Automobiles must be parked entirely within the stall lines on the floor.

(b) All directional signs and arrows must be observed.

(c) The speed limit shall be 5 miles per hour.

(d) Parking is prohibited in areas not striped for parking.

(e) Parking cards and/or access cards or and/or any other device or form of identification supplied by Landlord (or its operator) shall remain the property of Landlord (or its operator). Such parking identification and/or access card devices must be displayed as requested and may not be mutilated in any manner. The serial number of the parking identification and/or access card devices may not be obliterated. Devices are not transferable or assignable and any device in the possession of an unauthorized holder will be void. There will be a replacement charge to the Tenant or person designated by Tenant of $50.00 for loss of any parking card

EXHIBIT E

and/or access card, as the case may be. Tenant’s visitor parking will be validated by Landlord at no additional cost to Tenant.

(f) Tenant may validate visitor parking by such method or methods as the Landlord may approve, at the validation rate from time to time generally applicable to visitor parking, but at no additional cost to Tenant or its visitors.

(g) Landlord (and its operator) may refuse to permit any person who violates the rules to park in the Building parking facility, and any violation of the rules shall subject the automobile to removal from the Building parking facility at the parker’s expense. In either of said events, Landlord (or its operator) shall refund a prorata portion of the current monthly parking rate and the sticker or any other form of identification supplied by Landlord (or its operator) will be returned to Landlord (or its operator).

(h) Building parking facility managers or attendants are not authorized to make or allow any exceptions to these Rules and Regulations.

(i) All responsibility for any loss or damage to automobiles or any personal property therein is assumed by the parker.

(j) Loss or theft of parking identification devices from automobiles must be reported to the Building parking facility manager immediately, and a lost or stolen report must be filed by the parker at that time.

(k) The parking facilities are for the sole purpose of parking one automobile per space. Washing, waxing, cleaning or servicing of any vehicles by the parker or his agents is prohibited.

(l) Landlord (and its operator) reserves the right to refuse the issuance of monthly stickers or other parking identification devices to any Tenant and/or its employees who refuse to comply with the above Rules and Regulations and all City, State or Federal ordinances, laws or agreements.

(m) Tenant agrees to acquaint all employees with these Rules and Regulations.

(n) No vehicle shall be stored in the Building parking facility for a period of more than one (1) day, except for periods not to exceed 72 hours for employee travel purposes.

EXHIBIT E

EXHIBIT F

FORM OF TENANT’S ESTOPPEL CERTIFICATE

Wells Fargo Bank, National Association (“Lender”)	Date: {DATE OF DOCUMENTS}

{OFFICE STREET ADDRESS}

{CITY, STATE, ZIP}

Attn: {LOAN ADMINISTRATOR}

RE:

Lease dated {DATE OF LEASE}, and amended on {LEASE AMENDMENT DATES}, (the “Lease”) by and between {BORROWER NAME, a general partnership}, as lessor (“Lessor”) and {LESSEE’S NAME}, as lessee (“Lessee”) with respect to certain premises (“Leased Premises”) located at {LEASED PREMISES LOCATION} (“Property”). The Leased Premises are comprised of {SQUARE FOOTAGE LEASED} square feet.

Gentlemen:

The undersigned hereby acknowledges that Lessor intends to encumber the Property with a deed of trust in favor of Lender. The undersigned further acknowledges the right of Lessor, Lender and any and all of Lessor’s present and future lenders to rely upon the statements and representations of the undersigned contained in this Certificate and further acknowledges that any loan secured by any such deed of trust or further deeds of trust will be made and entered into in material reliance on this Certificate.

Given the foregoing, the undersigned Lessee hereby certifies and represents unto Lender, its successors and assigns, with respect to the above described Lease, a true and correct copy of which is attached as Exhibit A hereto, as follows:

1.

All space and improvements covered by the Lease have been completed and furnished to the satisfaction of Lessee, all conditions required under the Lease have been met, and Lessee has accepted and taken possession of and presently occupies the Leased Premises, consisting of approximately              square feet.

2.

The Lease is for a total term of              years,              months commencing             ,             , and ending             ,             , and has not been modified, altered or amended in any respect and contains the entire agreement between Lessor and Lessee, except as follows:                                                   (list amendments and modifications other than those, if any, attached to and forming a part of the Lease as well as any verbal agreements, or write “None”).

3.

As of the date hereof, the annual minimum rent under the Lease is $            , subject to any escalation and/or percentage rent and/or common area maintenance charges, in accordance with the terms and provisions of the Lease. The “Base Year” for any escalation is                     .

4.

No rent has been paid by Lessee in advance under the Lease except for $            , which amount represents rent for the period beginning             ,             , and ending             ,             , and Lessee has no charge or claim of offset under said Lease or otherwise, against rents or other amounts due or to become due thereunder. No “discounts”, “free rent” or “discounted rent” have been agreed to or are in effect except for             .

5.	A Security Deposit of $ has been made and is currently being held by Lessor.

6.	Lessee has no claim against Lessor for any deposit or prepaid rent except as provided in Paragraphs 4 and 5 above.

7.

The Lessor has satisfied all commitments, arrangements or understandings made to induce Lessee to enter into the Lease, and the Lessor is not in any respect in default in the performance of the terms and provisions of the Lease, nor is there now any fact or condition which, with notice or lapse of time or both, would become such a default.

8.	Lessee is not in any respect in default under the terms and provisions of the Lease (nor is there now any fact or condition which, with notice or lapse of time or both, would

EXHIBIT F

become such a default) and has not assigned, transferred or hypothecated its interest under the Lease, except as follows: .

9.

Except as expressly provided in the Lease or in any amendment or supplement to the Lease, Lessee: (i) does not have any right to renew or extend the term of the Lease; (ii) does not have any option or preferential right to purchase all or any part of the Leased Premises or all or any part of the building or premises of which the Leased Premises are a part; and (iii) does not have right, title, or interest with respect to the Leased Premises other than as lessee under the Lease. There are no understandings, contracts, agreements, subleases, assignments, or commitments of any kind whatsoever with respect to the Lease or the Leased Premises except as expressly provided in the Lease or in any amendment or supplement to the Lease set forth in Paragraph 2 above, copies of which are attached hereto.

10.

The Lease is in full force and effect and Lessee has no defenses, setoffs, or counterclaims against Lessor arising out of the Lease or in any way relating thereto or arising out of any other transactions between Lessee and Lessor.

11.	The current address to which all notices to Lessee as required under the Lease should be sent is: .

12.	If a Merchant’s Association exists, Lessee has no claims, liens or offsets with regard to any amounts due or to become due thereunder except for: .

Dated: {DATE OF DOCUMENTS}	“LESSEE”

{LESSEE SIGNATURE BLOCK HERE}

EXHIBIT F

EXHIBIT G

INTENTIONALLY OMITTED

EXHIBIT G

EXHIBIT H

FORM OF SNDA

RECORDING REQUESTED BY

AND WHEN RECORDED MAIL TO:

WELLS FARGO BANK, NATIONAL ASSOCIATION

REAL ESTATE BANKING GROUP (AU 2014)

11601 Wilshire Boulevard, 17th Floor

LOS ANGELES, CA 90025

Attn: Judy Zombek

Loan No. 1001507

SUBORDINATION AGREEMENT; ACKNOWLEDGMENT OF LEASE ASSIGNMENT,

ATTORNMENT AND NON-DISTURBANCE AGREEMENT

(Lease To Deeds of Trust)

NOTICE:	THIS SUBORDINATION AGREEMENT RESULTS IN YOUR SECURITY INTEREST IN THE PROPERTY BECOMING SUBJECT TO AND OF LOWER PRIORITY THAN THE LIEN OF SOME OTHER OR LATER SECURITY INSTRUMENT.

THIS SUBORDINATION AGREEMENT; ACKNOWLEDGMENT OF LEASE ASSIGNMENT, ATTORNMENT AND NON-DISTURBANCE AGREEMENT (“Agreement”) is made             , 2010 by and between             , a              limited liability company (“Owner”),              (“Lessee”) and Wells Fargo Bank, National Association, (“Lender”).

R E C I T A L S

A.

Pursuant to the terms and provisions of a lease dated                      (“Lease”), Owner, as “Lessor”, granted to Lessee a leasehold estate in and to the property described on Exhibit A attached hereto and incorporated herein by this reference (which property, together with all improvements now or hereafter located on the property, is defined as the “Property”).

B.	Said Lease does not contain any provisions and terms granting Lessee an option to purchase the Property (the “Option To Purchase”).

C.

Owner has executed deeds of trust with absolute assignment of leases and rents, security agreement and fixture filing (“Deeds of Trust”), each dated on or about the date hereof, securing, among other things, Owner’s obligations under one or more promissory notes in favor of one or more lenders (as the same may be amended, increased, modified, supplemented or otherwise changed from time to time, individually and collectively, as applicable, the “Note”) in the original aggregate principal sum of Twelve Million and 00/100ths Dollars ($12,000,000.00), in favor of the lenders now or hereafter a party to that certain Loan Agreement by and among Borrower, and Lender, dated on or about the date hereof, which Note is payable with interest and upon the terms and conditions described therein (“Loan”). The Deeds of Trust have previously been recorded or will substantially simultaneous herewith be recorded and made of record in their applicable county and state on or about the date hereof.

D.

As a condition to making the Loan secured by the Deeds of Trust, Lender requires that the Deeds of Trust be unconditionally and at all times remain a lien on the Property, prior and superior to all the rights of Lessee under the Lease and that the Lessee specifically and unconditionally subordinate the Lease to the lien of the Deeds of Trust.

E.	Owner and Lessee have agreed to the subordination, attornment and other agreements herein in favor of Lender for the benefit of lenders.

NOW THEREFORE, for valuable consideration and to induce Lender to make the Loan, Owner and Lessee hereby agree for the benefit of Lender as follows:

EXHIBIT H

Loan No. 1001507

1.	SUBORDINATION. Owner and Lessee hereby agree that:

1.1

Prior Lien. The Deeds of Trust securing the Note in favor of Lenders, and any modifications, renewals or extensions thereof (including, without limitation, any modifications, renewals or extensions with respect to any additional advances made subject to the Deeds of Trust), shall unconditionally be and at all times remain a lien on the Property prior and superior to the Lease;

1.2	Subordination. Lender would not make the Loan without this agreement to subordinate; and

1.3

Whole Agreement. This Agreement shall be the whole agreement and only agreement with regard to the subordination of the Lease to the lien of the Deeds of Trust and shall supersede and cancel, but only insofar as would affect the priority between the Deeds of Trust and the Lease, any prior agreements as to such subordination, including, without limitation, those provisions, if any, contained in the Lease which provide for the subordination of the Lease to a Deed or Deeds of trust or to a mortgage or mortgages.

AND FURTHER, Lessee individually declares, agrees and acknowledges for the benefit of Lender, that:

1.4

Use of Proceeds. Lender, in making disbursements pursuant to the Note, the Deeds of Trust or any loan agreements with respect to the Property, is under no obligation or duty to, nor has Lender represented that it will, see to the application of such proceeds by the person or persons to whom Lender disburses such proceeds, and any application or use of such proceeds for purposes other than those provided for in such agreement or agreements shall not defeat this agreement to subordinate in whole or in part;

1.5

Waiver, Relinquishment and Subordination. Lessee intentionally and unconditionally waives, relinquishes and subordinates all of Lessee’s right, title and interest in and to the Property to the lien of the Deeds of Trust and understands that in reliance upon, and in consideration of, this waiver, relinquishment and subordination, specific loans and advances are being and will be made by Lender and, as part and parcel thereof, specific monetary and other obligations are being and will be entered into which would not be made or entered into but for said reliance upon this waiver, relinquishment and subordination.

2.	ASSIGNMENT. Lessee acknowledges and consents to the assignment of the Lease by Lessor in favor of Lender.

3.	ADDITIONAL AGREEMENTS. Lessee covenants and agrees that, during all such times as Lender is the Beneficiary under the Deeds of Trust:

3.1

Modification, Termination and Cancellation. Lessee will not consent to any modification, amendment, termination or cancellation of the Lease (in whole or in part) without Lender’s prior written consent and will not make any payment to Lessor in consideration of any modification, termination or cancellation of the Lease (in whole or in part) without Lender’s prior written consent;

3.2

Notice of Default. Lessee will notify Lender in writing concurrently with any notice given to Lessor of any default by Lessor under the Lease, and Lessee agrees that Lender has the right (but not the obligation) to cure any breach or default specified in such notice within the time periods set forth below and Lessee will not declare a default of the Lease, as to Lender, if Lender cures such default within fifteen (15) days from and after the expiration of the time period provided in the Lease for the cure thereof by Lessor; provided, however, that if such default cannot with diligence be cured by Lender within such fifteen (15) day period, the commencement of action by Lender within such fifteen (15) day period to remedy the same shall be deemed sufficient so long as Lender pursues such cure with diligence;

3.3	No Advance Rents. Lessee will make no payments or prepayments of rent more than one (1) month in advance of the time when the same become due under the Lease; and

3.4

Assignment of Rents. Upon receipt by Lessee of written notice from Lender that Lender has elected to terminate the license granted to Lessor to collect rents, as provided in the Deeds of Trust, and directing the payment of rents by Lessee to Lender, Lessee shall comply with such direction to pay and shall not be required to determine whether Lessor is in default under the Loan and/or the Deeds of Trust.

4.

ATTORNMENT. In the event of a foreclosure under the Deeds of Trust, Lessee agrees for the benefit of Lender (including for this purpose any transferee of Lender or any transferee of Lessor’s title in and to

EXHIBIT H

Loan No. 1001507

the Property by Lender’s exercise of the remedy of sale by foreclosure under the Deeds of Trust) as follows:

4.1	Payment of Rent. Lessee shall pay to Lender all rental payments required to be made by Lessee pursuant to the terms of the Lease for the duration of the term of the Lease;

4.2

Continuation of Performance. Lessee shall be bound to Lender in accordance with all of the provisions of the Lease for the balance of the term thereof, and Lessee hereby attorns to Lender as its landlord, such attornment to be effective and self-operative without the execution of any further instrument immediately upon Lender succeeding to Lessor’s interest in the Lease and giving written notice thereof to Lessee;

4.3

No Offset. Lender shall not be liable for, nor subject to, any offsets or defenses which Lessee may have by reason of any act or omission of Lessor under the Lease, nor for the return of any sums which Lessee may have paid to Lessor under the Lease as and for security deposits, advance rentals or otherwise, except to the extent that such sums are actually delivered by Lessor to Lender; and

4.4

Subsequent Transfer. If Lender, by succeeding to the interest of Lessor under the Lease, should become obligated to perform the covenants of Lessor thereunder, then, upon any further transfer of the Property by Lender, all of such obligations shall cease to accrue as to Lender.

5.

NON-DISTURBANCE. In the event of a foreclosure under the Deeds of Trust, so long as there shall then exist no breach, default, or event of default on the part of Lessee under the Lease which remains uncured following notice and the expiration of the applicable cure period, if any, Lender agrees for itself and its successors and assigns that the leasehold interest of Lessee under the Lease shall not be extinguished or terminated by reason of such foreclosure, nor shall any other right of Lessee under the Lease or any appurtenant interests of Lessee in the Property be disturbed, but rather the Lease shall continue in full force and effect and Lender and any successor to Lender shall recognize and accept Lessee as tenant under the Lease subject to the terms and provisions of the Lease except as modified by this Agreement; provided, however, that Lessee and Lender agree that the following provisions of the Lease (if any) shall not be binding on Lender: any option to purchase with respect to the Property; any right of first refusal with respect to any prospective purchaser of the Property; any provision regarding the Landlord’s use of insurance proceeds or Landlord’s condemnation proceeds with respect to the Property which is inconsistent with the terms of the Deeds of Trust; provided that Lender’s failure to promptly apply the proceeds of insurance to make repairs to the Property in accordance with the terms and conditions of the Lease, as required for Lessee’s quiet use and enjoyment of the Property, shall not be permitted so long as there shall then exist no breach, default, or event of default on the part of Lessee under the Lease which remains uncured following the delivery of any notice required pursuant to the Lease, if any and the expiration of the applicable cure period, if any.

6.	MISCELLANEOUS.

6.1	Heirs, Successors, Assigns and Transferees. The covenants herein shall be binding upon, and inure to the benefit of, the heirs, successors and assigns of the parties hereto; and

6.2

Notices. All notices or other communications required or permitted to be given pursuant to the provisions hereof shall be deemed served upon delivery or, if mailed, upon the first to occur of receipt or the expiration of three (3) days after deposit in United States Postal Service, certified mail, postage prepaid and addressed to the address of Lessee or Lender appearing below:

“OWNER”

, LLC, a
c/o

Carlsbad, California
Attn: Mr. Scott Brusseau

EXHIBIT H

Loan No. 1001507

“LENDER”

WELLS FARGO BANK, NATIONAL ASSOCIATION
REAL ESTATE BANKING GROUP (AU 2014)
11601 Wilshire Boulevard, 17th Floor
LOS ANGELES, CA 90025

Attn: Judy Zombek
Loan No. 1001507

“LESSEE”

Attn:

provided, however, any party shall have the right to change its address for notice hereunder by the giving of written notice thereof to the other party in the manner set forth in this Agreement; and

6.3

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute and be construed as one and the same instrument; and

6.4

Remedies Cumulative. All rights of Lender herein to collect rents on behalf of Lessor under the Lease are cumulative and shall be in addition to any and all other rights and remedies provided by law and by other agreements between Lender and Lessor or others; and

6.5	Paragraph Headings. Paragraph headings in this Agreement are for convenience only and are not to be construed as part of this Agreement or in any way limiting or applying the provisions hereof.

INCORPORATION. Exhibit A and to the extent applicable, Lease Guarantor’s Consent are attached hereto and incorporated herein by this reference.

EXHIBIT H

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NOTICE:

THIS SUBORDINATION AGREEMENT CONTAINS A PROVISION WHICH ALLOWS THE PERSON OBLIGATED ON YOUR REAL PROPERTY SECURITY TO OBTAIN A LOAN A PORTION OF WHICH MAY BE EXPENDED FOR OTHER PURPOSES THAN IMPROVEMENT OF THE LAND.

IT IS RECOMMENDED THAT, PRIOR TO THE EXECUTION OF THIS AGREEMENT, THE PARTIES CONSULT WITH THEIR ATTORNEYS WITH RESPECT HERETO.

“OWNER”

, LLC, a

By:	, a , (Sole) Member

	By:	, LLC, a , Manager

By:
Scott Brusseau,

“LENDER”

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Sean Mahon
Its:	Managing Director

“LESSEE”

By:

(ALL SIGNATURES MUST BE ACKNOWLEDGED)

EXHIBIT H

LEASE GUARANTOR’S CONSENT

The undersigned (“Lease Guarantor”) consents to the foregoing Subordination Agreement; Acknowledgment of Lease Assignment, Attornment and Non-Disturbance Agreement and the transactions contemplated thereby and reaffirms its obligations under the lease guaranty (“Lease Guaranty”) dated                     . Lease Guarantor further reaffirms that its obligations under the Lease Guaranty are separate and distinct from Lessee’s obligations.

AGREED:

Dated as of: , 2010	“LEASE GUARANTOR”

By:

EXHIBIT H

DESCRIPTION OF PROPERTY

EXHIBIT A to Subordination Agreement; Acknowledgment of Lease Assignment, Attornment and Non-Disturbance Agreement dated as of                     , executed by                      LLC, a                      limited liability company as “Owner”,                                         , as “Lessee”, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as “Lender”.

All that certain real property located in the County of San Diego, State of California, described as follows:

[See Attached]

EXHIBIT H

STATE OF CALIFORNIA

COUNTY OF                          ss.

On                                               before me,                                         , personally appeared                                              , who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal

Signature

My commission expires	.

EXHIBIT H

EXHIBIT I

BUILDING STANDARDS

TABLE OF CONTENTS

PARTITIONS

A.	One-Hour tunnel Corridor
1.	Walls
2.	Ceilings
3.	General
B.	Demising Partitions
C.	Typical Interior partition
D.	Perimeter Drywall
E.	Column furring

DOORS, FRAMES AND HARDWARE

A.	corridor Door Assemblies
B.	Interior Tenant Door Assembly

INTERIOR GLAZING

SUSPENDED ACOUSTICAL CEILING

FLOOR COVERING

A.	Tenant Area Carpet
B.	Shell Carpet
C.	Resilient Flooring
D.	Base

CABINETRY

PAINT

WINDOW COVERING

SIGNAGE

HVAC

A.	General
B.	Ceiling Diffusers
C.	Controls
D.	Submittals
E.	Ductwork
F.	Ductwork Insulation
G.	HVAC Units
H.	Test and Balance
I.	Structural Calculations

ELECTRICAL

A.	General
B.	Raceways
C.	Wiring Devices/Cover plates
D.	Telephone/Data Outlets
E.	Circuit and Motor Disconnects
F.	Transformers
G.	Panel Boards
H.	Light fixtures
I.	Lighting Control Panel
J.	Exit Signs

FIRE PROTECTION

SECURITY SYSTEM

PLUMBING

FINAL CLEAN

ALLOWANCES

EXHIBIT I

SCHEDULE 1

THE CAMPUS – 5964 LA PLACE COURT

BUILDING STANDARD TENANT IMPROVEMENTS

AND MINIMUM QUALITY STANDARDS

DECEMBER 21, 2009

PARTITIONS

A.	ONE-HOUR TUNNEL CORRIDOR as per ICBO number

1.	WALLS

a.	3 5/8 ”, 25 gauge metal studs – 24” on center maximum, to underside of roof structure with fire caulking.

b.	5/8” thick type “X” gypsum wallboard – one layer each side of studs to underside of roof structure.

c.	Provide 3 5/8” 25 gauge metal studs at 16” on center with two layers of 5/8” Type “x” gypsum wall board to form a rated tunnel.

d.	Partition taped smooth to level 4 and sanded smooth to receive paint or level 4 for vinyl wallcovering per plans.

e.	R-11 batt type fiberglass insulation between studs.

f.	Wallcovering – See Wall Covering below.

2.	CEILINGS

a.	Grid: 2’ x 2’ suspended ceiling system Armstrong Suprafine USG Interaig, Inc. Int9/16” grid width at 9’-0” above finish floor.

b.	Tile: Armstrong Optima square cut tegular Color: flat white.

c.	Seismic bracing and compression struts per code. Seismic wires for lighting and electrical to be provided by Acoustical Ceiling Contractor.

3.	GENERAL

g.	All exterior corners with corner beads. Termination of corridor wall at window wall to include break metal end cap to match window mullions.

h.	Width to be 6’-0” clear, unless noted otherwise.

i.	If applicable provide box out of light fixtures and provide fire dampers at HVAC supply and return air grilles.

B. DEMISING PARTITIONS

1.	3 5/8 ”, 20 gauge metal studs 24” on center maximum to underside of structure above (16” o.c. when supporting wall mounted cabinets or equipment) with slip track attached to underside of structure.

2.	5/8” type “X” gypsum wallboard, one layer each side of studs to under side of roof structure.

3.	Minimum height from floor to underside of 2nd floor deck above - +/- 13’-0” or to roof structure approximately 24’ 0”.

4.	Seismic bracing per code.

5.	R-11 batt type fiberglass insulation between studs and above the ceiling grid extended 2’-0” on each side of partition.

6.	Partition taped smooth to level 4 and sanded smooth to receive paint or level 4 for wall covering.

C. TYPICAL INTERIOR PARTITION (Non-rated)

1.	3 5/8 ”, 25 gauge metal studs 24” on center maximum to ceiling grid (16” o.c. when supporting wall mounted cabinets or equipment).

2.	5/8” gypsum wallboard, one layer each side of studs.

3.	Height from floor to 6” above ceiling grid – approximately 9’-6” at all floors.

4.	Seismic bracing per code.

5.	R-8 batt type fiberglass insulation between studs and acoustical sealant at bottom track at acoustic barrier walls only.

6.	Partition taped smooth to level 4 and sanded smooth to receive paint or level 4 for wall covering.

7.	All exterior corners with corner beads. All exposed edges finished with metal trim.

8.	Walls perpendicular to the window wall are to intersect at window mullions and indicate a metal end cap to match window mullions with neoprene seal between

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the window and break metal end cap. Walls which cannot intersect at exterior window mullions are to include a  1/2 size window mullion at the window with matching break metal closure end cap on the end of the partition wall.

D. PERIMETER DRYWALL

1.	5/8” type “X” gypsum wallboard on existing perimeter framing or where no framing is provided in the shell, install 2 1/2”, 25 gauge metal stud framing.

2.	Height – floor slab to 6” above ceiling grid.

3.	R-7 batt type fiberglass insulation between studs to 6” above ceiling.

4.	Gypsum wallboard taped smooth to level 4 and sanded smooth to receive paint or level 4 for wall covering. “L” metal at all exposed edges of gypsum wallboard. Gypsum board adaptors at window sills.

COLUMN AND MISCELLANEOUS FURRING

1.	5/8” type “X” gypsum wallboard, one layer on 2 1/ 2” - 25 gauge metal studs.

2.	Height – floor slab to 6” above ceiling grid.

3.	Gypsum wallboard taped smooth to level 4 and sanded smooth to receive paint or level 4 for wallcovering.

4.	All exterior corners with “L” metal corner beads.

DOORS, FRAMES AND HARDWARE

A.	CORRIDOR DOOR ASSEMBLIES

1.

Doors are to be Marshfield Signature Series, Finish #42-95 (five-ply construction). Veneer Grade “A” plain sliced, flat cut Cherry Prefinished Espresso with solid 1  3/8” stiles to match face veneer. Top and bottom rail 1  3/8” structural composite lumber (SCL). Solid particle core 20 minute rated 3’-0” x 8’-0” x 1  3/ 4” doors to conform to A.W.I, standards and have a lifetime guarantee. All applicable ratings to be provided and securely fastened to doors. Doors shall be pre-finished and match existing core doors in finish, material and appearance. Finish all edges. Note: MFG. Standards – top and bottom rails to be factory sealed.

2.

Steel door frames into exit stairs, etc. to be Timely Commercial Series TA-8, 60 minute rated. Frame door opening with pair of back to back 20 Ga. metal studs at jambs and head as per details. All frames to be Timely TA-8, Pre-matched custom finish color “Alumatone (SC108)”.

3.	Tenant door frames from corridor into tenant suites to be prefinished cold rolled sheet steel knock-down type by Timely TA-8, 20 minute or 60 minute rated: Timely, color “Alumatone (SC108)”.

4.	Hardware:

(a)	Single Door

QTY.	SUBTYPE	ITEM DESCRIPTION
4	Hinge:	3CB1 – 4 1/2 ” x 4 1/2” IVES - 626
1	Lockset:	Schlage “L” Series L9453 Lever: Series 17 (Matches Sparta) Finish: Brushed Aluminum
1	Stop Wall:	WS407CCV, 626, IVES
1	Smokeseal/Mute:	Pemko S88C-25’, clear
1	Closer:	LCN P1461PA – DEL X FC, 689

(b)	Pair of Doors

QTY.	SUBTYPE	ITEM DESCRIPTION
8	Hinge:	3CB1 – 4 1/2 ” x 4 1/2” IVES - 626
1	Lockset:	Schlage “L” Series Sparta L9453P 17A x 613
2	Closers:	LCN P1461PA – DEL X FC, 689
1	Auto Flush Bolts:	Ives PR. FB42, 626
1	Dust Proof Strike:	Ives DP2, 626
1	Coordinator:	Ives COR52 X FL20, 628
1	Astrigal:	Pemko 355CS-96, 628
1	Smokeseal/Mute:	S88C-25’ Pemco, clear

5.	All locksets are to be specified to receive Schlage Everest keyways provided by owner.

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B.	INTERIOR TENANT DOOR ASSEMBLY (non-rated doors within office suites)

1.

Doors are to be Marshfield Signature Series, Finish #42-95 (five-ply construction). Veneer Grade “A” plain sliced, flat cut Cherry Prefinished Espresso with solid 1  3/8” stiles to match face veneer. Top and bottom rail 1  3/8” structural composite lumber (SCL). Solid core 3’-0” x 8’- 0” x 1  3/4” doors to conform to A.W.I. standards and have a lifetime guarantee. All applicable labels to be provided and securely fastened to doors. Doors to be pre-finished. Doors shall match existing core doors in finish, material and appearance. Undercut doors 1” and finish all edges. Note Only: MFG. Standards – top and bottom rails to be factory sealed.

2.	Tenant door frames from corridor into tenant suites to be prefinished cold rolled sheet steel knock-down type by Timely TA-8, 20 minute or 60 minute rated: Timely, color “Alumatone (SC108)”.

3.	Hardware: (Manufacturers shall match building shell)

(a) Single Door – Passage Non Locking

QTY.	SUBTYPE	ITEM DESCRIPTION
4	Butts:	BB1279 4 1/2” x 4 1/2” – 613 Hager 10-025
1	Latchset:	Schlage “D” Series ND10S Lever: Sparta SPA Finish: Brushed Aluminum
1	Stop:	Hager 236 W Brushed Aluminum

(b) Single Door – Entrance/Office Locking

QTY.	SUBTYPE	ITEM DESCRIPTION
4	Butts:	BB1279 4 1/2” x 4 1/2” – 613 Hager 10-025
1	Latchset:	Schlage “D” Series Sparta ND50PD Lever: Sparta SPA Finish: Brushed Aluminum
1	Stop:	Hager 236 W Brushed Aluminum

(c) Single Door – Storeroom Lock for Storage and Similar Functions

QTY.	SUBTYPE	ITEM DESCRIPTION
4	Butts:	BB1279 4 1/2” x 4 1/2” – 613 Hager 10-025
1	Latchset:	Schlage “D” Series Sparta ND80PD Lever: Sparta SPA Finish: Brushed Aluminum
1	Stop:	Hager 236 W, Brushed Aluminum

4.	All locksets are to be specified to receive Schlage Everest keyways provided by owner.

INTERIOR GLAZING (Not included as Building Standard Tenant Improvement; these design criteria represent minimum quality standards should tenant elect to include Interior Glazing in Tenant Improvements)

A.	1/4” thick tempered glazing in frameless installation with concealed aluminum “U” channel top and bottom. Top to align with top of door frame.

B.	1/4” thick tempered safety glass where required per code.

C.	Return gypsum board into opening at both sides, provide metal corner bead all around opening. Finish to match wall.

D.	Provide two 20 Ga. metal studs fastened at 12” o.c. back-to-back at jambs and head (minimum). Seismic brace per code.

E.	1/4” Celestory glass openings may be framed by S-10 Sash Metal System in prefinished color matching Timely “Alumatone (SC108)” or in U-Channel flush with gypsum board.

SUSPENDED ACOUSTICAL CEILING

A.	Grid: 2’ x 2’ suspended ceiling system Armstrong Suprafine 9/16” grid width.

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B.	Tile: Armstrong Ultima #1912 beveled tegular Color: flat white.

C.	Ceiling height to be a minimum of 9’-0” at all floors U.N.O.

D.	Seismic bracing and compression struts per code.

E.	Seismic wires for lighting and electrical to be provided by Acoustical Ceiling Contractor.

FLOORCOVERING

A.	TENANT AREA CARPET

1.	Manufacturer:	Patcraft Commercial Carpet
2.	Pattern:	“Night Moves”
3.	Tufted Yarn Weight:	26 oz.
4.	Type yarn:	100% EcoSolution Q Nylon
5.	Width:	12’-0”
6.	Pad:	Glue down, without pad
7.	Color(s):	To be selected by Tenant
8.	Dye Method:	79% Solution Dyed/ 21% Yarn Dyed
9.	Secondary Backing:	Everbond EX
10.	Primary Backing:	Woven Poly Propylene

B.	SHELL CARPET (Corridors, Elevator, Lobbies) FIELD

C.	SHELL RESILIENT FLOORING

D.	SHELL BASE

TENANT IMPROVEMENT BASE

1.	Manufacturer:	Burke or Roppe
2.	Style Name:	Rubber
3.	Color:	Varies from tenant to tenant (see finish plan).
4.	Size:	4” roll base (continuous with no seams).

5.	Note:	Cove base at resilient flooring and carpet. Rubber transition strip between carpet and resilient flooring. Color to match carpet.

WALL COVERING

A.	SHELL WALL COVERINGS

CABINETRY (Not included as Building Standard Tenant Improvement; these design criteria represent minimum quality standards should tenant elect to include cabinetry in Tenant Improvements)

A.	Plastic laminate horizontal and vertical surfaces.

B.	Color: varies from tenant to tenant (see finish plan).

C.	Cabinetry Construction: Designation, APA C-D plugged with exterior glue, 3/4” thick or 3/4” high pressure particle board.

D.	Cabinetry: Plastic laminate finish, countertops and splashes shall be constructed in accordance with WIC Manual of Millwork, “Custom” grade.

E.	Hardware:

1.

Hinges: Self-closing type, fully concealed when the doors are closed, designed to open at least 175 degrees. Hinges shall have independent vertical, horizontal and depth adjustment. Hinges shall be steel with nickel plated finish. Hinges shall be one of the following products:

Brass America, Inc. Nos.  1200/1201

Julius Blum, Inc. No. 91.650

Stanley Hardware Nos. 1511-2/1511-9x or equal.

2.	Pulls: 5/16” diameter wire pulls with 4” c. to c. spacing and brushed chrome finish.

3.	Adjustable Shelf Standards: Aluminum standards and zinc plated steel shelf supports designed to provide adjustment at 1/2” centers. Adjustable shelf supports shall be one of the following products:

Grand Hardware Company Nos.  120/21

Knapp and Vogt Nos. 255AI/256

Stanley Hardware No. 1805/CD 1806 or equal.

4.	Drawers: Provide heavy duty 3/ 4 extension drawer slides.

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5.

Fasteners and Anchorages: Provide nails, screws or other anchoring devices of type, size, material and finish suitable for intended use and required to provide secure attachment, concealed where possible.

6.	Casework:

(a)	Drawer Boxes: Provide sub-front and applied finish fronts securely fastened, with square corners and self-edges. Provide drawers with metal studs.

(b)

Doors: Flush and overlay type, hinged to swing flat against the fact of adjoining cabinet or the side of the cabinet, with square corners and self-edged. Do not notch door or cabinet ends or divisions to receive hinges.

(c)

Shelves:  3/4” thick for spans up to 35” and 1” thick for spans over 35” up to 48” and adjustable to 1” centers. Do not recess metal shelf standards into the end panels; notch shelving to clear standards.

***Note: All cabinetry to finish to floor surface – no vinyl or carpet base.

PAINT

A.	One coat Aqua Seal waterbase acrylic primer, two coats (or enough to cover) Mirro Glide lo-sheen water base acrylic finish coat. Uniform smooth finish. Paint by Frazee or equivalent.

B.	One neutral color throughout.

C.	One accent color.

D.

Color(s): Varies per tenant (see finish plan). Building core colors are: P-1 – DEC781 - Cochise White- Decoval Flat; P-2 – DE6198 – Cream Wave – Decoval Flat; P-3 – DE6207 – Egyptian Sand – Decoval Flat; P-4 – DE6216 – Barrel Stove – Permasheen; P-5 – DEW337 – Gardenia – Decoval Flat; P-6 – DEW326 – Birch White - Upper level, Decoval Flat / Shower Walls, Permasheen; P-7 – SW7046 – Anonymous – High Gloss

E.	Kitchens to be semi-gloss enamel, U.N.O.

***Note: Use low knap roller to provide a smooth, non-orange peel finish.

WINDOWCOVERING (not included in Building Standard Tenant Improvements) These design criteria represent minimum quality standards should tenant elect to include window coverings.

A.	Mini-blinds: Levelor Riviera, 8 gauge metal blinds, 1” slats, inside-frame mounting; color: match mullions.

SIGNAGE (Not included as Building Standard Tenant Improvement) – These design criteria represent minimum quality standards should tenant elect to include signage pursuant to the Tenant Signage Program Exhibit G.

A.	Building standard ground floor directory tenant identification/suite number strip.

B.	Building standard tenant identification/suite number or sign adjacent to suite entry door.

C.	Refer to project specific sign program –Exhibit G.

HEATING, VENTILATION AND AIR CONDITIONING

A.	GENERAL (FOR OFFICE)

The HVAC system will be a split system with condenser units on the roof and heat pumps above the ceiling. All split system units be high SEER units minimum 15 SEER. Programmable thermostats will be utilized as the control system. Provide outside air supply ducts. A ducted exhaust system has been provided for each floor with the building shell. A ducted return air system must be designed/installed for all tenant improvements. General design of the HVAC system shall be approximately 1 ton per 325 square feet and approximately 1200 square feet per zone, some zones may need to be smaller or larger depending on their location. Requirements shall be in accordance with Title 24 and all other applicable codes. Tenant to connect all units/condensers to its own electrical meter. Contractor shall furnish and install all materials and equipment necessary to provide a complete and usable air conditioning systems in the tenant space including but not limited to the following:

B.	CEILING DIFFUSER SPECIFICATION

1.

Ceiling diffusers shall have perforated face with frame style compatible with the type of ceiling used. Surface mounted diffusers shall have gaskets to prevent leakage. Diffuser faceplate shall have concealed hinges and latches. Faceplates shall be easily removable from the frame.

2.	Diffusers core shall have curved, adjustable blades and shall be capable of delivering 1-way, 2-way, 3-way or 360 degree horizontal ceiling pattern and be

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adjustable to obtain a down air pattern. Diffuser must have high anti-smudge characteristics with center aspiration.

3.	Material shall be steel. Finish shall be Standard British White baked enamel.

4.	Supply diffusers shall be Krueger 6500/56500 series perforated module face-size 24’X 24” for lay-in ceiling tile. Frame-23, deflection pattern option 6504

5.	Return/Exhaust diffusers shall be Titus-PMR. Krueger 6590/56590 Series. Frame-23

6.

Perforated Ceiling Diffusers shall be tested in accordance with Air Diffusion Council (ADC) code 1062R4. Sound data for diffusers shall be calculated in accordance with International Standard ISO 3741 Comparison Method.

7.

The following manufacturers shall be considered equal, providing corresponding models meet specified requirements. Equivalent substituted equipment named herein shall be submitted for the Owner’s review. Submit alternate selections at time of bid listing major equipment.

ITEM	MANUFACTURER
Air Filters	AAF, Air Guard
Diffusers, Registers, Grilles	EH Price, Titus

C.	CONTROLS

Programmable thermostats shall be utilized for all HVAC units. (Carrier 7 day programmable thermostat with four hour override.)

D.	SUBMITTALS

Within 5 days of contract award, and prior to ordering any materials or equipment, submit for Owner’s review complete material list including catalogue data of all materials and products for work in this section.

E.	DUCTWORK

1.

Supply ducts, return ducts, and exhaust ducts plenum chambers, housing, and panels shall be fabricated from zinc-coated (galvanized) steel sheets conforming to the latest ASTM Specs A-525. Zinc coating shall be of the “Commercial” class.

a.

Insulated low-pressure flexible duct shall be a factory fabricated assembly consisting of a zinc-coated spring steel helix, non-perforated inner liner, consisting of a zinc-coated wrapped with a nominal 1  1/2” thick fiberglass insulation. The assembly shall be sheathed in vapor barrier jacket. The composite assembly, including insulation and vapor barrier, shall meet the Class 1 requirements of flame spread of 25 or less, smoke development of 50 or less as set forth in NFPA Bulletin No.90-A and be labeled by Underwriters’ Laboratories, Inc.

b.

Flexible ducts shall be installed in a fully extended condition free of sags and kinks, using only the minimum length required to make the connection. Where horizontal support is required, flexible duct shall be suspended on 36” centers with a minimum of  3/4” wide flat banding material. All joints and connections shall be made in accordance with the recommendations of Underwriters’ Laboratories, Inc. for jointing material. Connections to rigid sheet metal shall be made with minimum  1/2” wide collar positively clamped and secured with screws or other approved fastening.

c.	Flexible ducts shall be supported with 2” wide, 29 gauge steel collar attached to the structure with an approved duct hanger. Installation shall minimize sharp radius turns or offsets.

d.	Maximum length of flexible duct shall be 8’-0”.

F.	DUCTWORK INSULATION

1.	As per Shell/Core Standards

2.	All insulation shall meet Title 24 requirements.

G.	HVAC UNITS

1.	Carrier or Trane or an approved equal high SEER/high-efficiency.

2.	Size and location per Mechanical Engineering plans.

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H.	TEST AND BALANCE

At the completion of each tenant improvement, the HVAC subcontractor or an independent test and balance agency, certified by AABC or NEEB, shall provide a complete test and balance document verifying that the specified performance is being achieved.

I.	STRUCTURAL CALCULATIONS

Any mechanical unit greater than 400 pounds will require submittal of approved structural engineering calculations and installation design for City and Owner’s approval.

ELECTRICAL

A.	GENERAL

1.

All work, material or equipment shall comply with the codes, ordinances and regulations of the local government having jurisdiction, including Title 24 and any participating government agencies having jurisdiction.

2.	All electrical work shall coordinate with existing electrical systems including lighting control, metering, and switchgear locations.

3.

In accordance with Section 1.8 of the Work Letter, Tenant acknowledges that Landlord desires to participate in the San Diego Gas and Electric (“SDG&E”) Savings by Design program (“Program”). If Landlord complies with certain energy efficient design and building standards under the Program, such compliance will result in an energy cost savings with respect to the Project (such cost savings may be in the form of reduced utility charges, utility charge reimbursements and/or direct payments from SDG&E to Landlord). As a material part of the consideration to Landlord for entering into the Lease, Tenant agrees that all applicable Program standards will be included within the design and specifications for the Tenant Improvements. However, if Tenant requests a Premises design which does not conform with all applicable Program standards (whether due to the unique nature of the Premises design concept, space planning or any other reason), Landlord shall promptly advise Tenant in writing of the same and if Tenant still desires to retain such non-conforming design, then Tenant shall pay to Landlord that amount equal to the aggregate of the cost savings and SDG&E payments which would have been realized by and/or payable to Landlord but for such noncompliance. Landlord’s failure to advise Tenant in writing of any noncompliance with the Program prior to Tenant’s approval of the T.I. Plans and Specifications shall be deemed to be Landlord’s acknowledgment that Tenant’s design complies with the Program and shall irrevocably waiver Landlord’s right to seek any damages under this Section 1.8. Tenant acknowledges that the noncompliance of the Premises with the Program standards may result in a noncompliance of the entire Project, and thus, may result in a significant diminution in cost savings to Landlord and/or payments from SDG&E to Landlord relative to the cost savings and payments Landlord otherwise would have realized or received pursuant to the Program. Landlord shall have the right to bill Tenant for such amounts (or estimate thereof), which billings shall include reasonable detail as to Landlord’s calculation of such amounts. Within thirty (30) business days of Tenant’s receipt of each such billing, Tenant shall pay to Landlord the full amount set forth in such billing. Landlord’s determination of such amounts may be calculated or estimated by Landlord in any commercially reasonable manner and may include amounts of future cost savings diminution and future payments for SDG&E whether or not the same has accrued or occurred at the time of such billing. Absence manifest material error, such billings shall be conclusive as to Tenant. This payment obligation of Tenant is in addition to, and not in lieu of (or in any way in diminution of) Tenant’s other payment obligations hereunder including, without limitation, Tenant’s payment obligations as to Excess Costs.

4.	Interruption of power shall be coordinated with the building Owner’s representative. All shutdowns shall be scheduled and approved specifically in accordance with the Owner’s requirements.

5.

The electrical engineer shall verify existing building loads prior to designing the new Tenant loads. The Contractors electrical subcontractor shall verify the actual building loads and new loads and bring any discrepancies to the Owners attention.

6.

The building shell electrical system is 3000 amp  277 /480 volt 3 phase 4 wire. Space for Tenant metering equipment is provided in the main electrical room. In the course of the tenant improvements, metering switchgear compatible with existing shell building switchgear shall be installed. New switchgear shall allow

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for future connection/expansion capability. The tenant improvement scope of work shall include all necessary metering switchgear, conduit, wire, transformers, panels, etc.. The Tenant power feeder shall be routed from the SDG&E electrical room to the Tenant’s premises. All Tenant electrical equipment shall be located within Tenant’s premises.

7.	The shell main telephone room is located on the first floor. Subcontractor shall provide telephone conduit and cabling from the main telephone room to Tenant’s premises.

8.	Tenant electrical or telephone equipment shall not be located in the main telephone or electrical room unless specifically approved by the Owner.

9.	Power capacity of approximately 20 watts per USF is generally available to each tenant. The power capacity is anticipated to be utilized as follows:

a.	Lighting systems (277V).81 watts per USF.

b.	Heat pumps (480V) 5 watts per USF.

c.	Outlets (120V) 8 watts per USF

d.	Specialty power (208Y/120V) 5.5 watts per USF.

9.	All electrical work shall comply with UL NEC and ANSI Standards as a minimum

10.	Contactor shall provide submittals for all new electrical equipment

B.	RACEWAYS

1.

Conduit shall be rigid galvanized steel (RGS), electrical metallic tubing (EMT), metal clad (MC) cable, polyvinyl chloride (PVC), and flexible or liquid tight flexible conduit; installation shall be per NEC requirements.

2.	Type “AC” and “NM” cable are not acceptable.

3.	Support per seismic zone 4 requirements.

4.	All raceways shall be concealed.

5.	Home runs from panel shall be in EMT conduit.

D.	WIRING DEVICES/COVERPLATES

1.

Receptacles, toggle switches, slide dimmers and cover plates shall be Decora, White (dedicated circuits will be Gray). Wall switches with motion sensor, shall be Wall – Leviton Single Pole 277V 20A White 5649-2-W. Wall – 3 Way 277V 20A White 5639-2-W. Ceiling – Leviton ODC20U0-W. Load off. Acceptable manufacturer shall be Leviton, or as approved by Owner.

2.

Floor power in-feed (Not included as Building Standard Tenant Improvement; these design criteria represent minimum quality standards should tenant elect to include resilient flooring in Tenant Improvements.)

For Systems Furniture

Manufacturer: Wiremold

Style: Furniture Feed Style Poke Through Devices

Model #: RC7AFFTCBK

Color: Black U.N.O.

Floor Mounted Receptacle & Data Outlets

Manufacturer: Wiremold

Style: Furniture Feed Style Poke Through Devices

Model #: RC9A15TCBK

Color: Black U.N.O.

3.

Floor data in-feed (Not included as Building Standard Tenant Improvement; these design criteria represent minimum quality standards should tenant elect to include resilient flooring in Tenant Improvements.)

For Systems Furniture

Manufacturer: Wiremold

Style: Furniture Feed Style Poke Through Devices

Model #: RC9AM2TCBK

Color: Black U.N.O.

E.	TELEPHONE/DATA OUTLETS

1.	Telephone outlets shall be installed with a mud ring and a pull string to accessible ceiling space, white coverplates shall be provided.

2.	Cabling, devices, and coverplates shall be telephone/data supplier/installer per Tenant requirements.

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3.	All cabling shall be installed above the ceiling grid and supported by its own support system.

F.	CIRCUIT AND MOTOR DISCONNECTS

1.	Disconnects shall be UL listed and suitable for the application – NEMA 1 or 3R.

2.	Install and fuse all disconnects in accordance with the manufacturer’s recommendations and requirements.

3.	Acceptable manufacturer shall be General Electric, Cutler-Hammer, Siemens, or SquareD

4.	Fuses shall be Gould-Shawmut or Bussman.

G.	TRANSFORMERS

1.	Transformers shall be UL listed and are designed in accordance with ANSI C89.2 and NEMA ST-20 Standards.

2.

Transformers shall be provided as required to supply Tenant loads, 30KVA 480V (primary) – 208Y/120V (secondary), rated for 150 C rise over an ambient temperature of 40C. Contractor shall field verify with Owner the location of all transformers prior to installation.

3.	Support per seismic zone 4 requirements.

4.	Acceptable manufacturers shall be General Electric, Eaton Cutler-Hammer Products, Siemens, Square D, Siemens is Building Standards.

5.	All transformers shall be located in Tenant premises and shall be reviewed by a structural engineer if hanging type.

6.	Provide sound rating of not less than 3 dB below ANSI standard.

7.	If located in or near the server room shielding may be required.

H.	PANEL BOARDS

1.	Panel boards shall be UL listed and suitable for the application – NEMA Standards PB-1 250

2.	All circuit breakers shall be molded case, bolt-on-type.

3.	Support per seismic zone 4 requirements.

4.	Acceptable manufacturers shall be General Electric, Cutler-Hammer, Siemens, Square D, or Westinghouse. Siemens is Building Standards.

5.	Provide printed panel schedule/directory for each panelboard upon completion of the work. The panel schedule/directory shall be affixed in a clear plastic cover inside each panel door

I.	LIGHT FIXTURES

1.

The standard light fixture for tenant improvements shall be a 2’x4’ Focal Point “Luna” indirect recessed luminare with 4100k fluorescent lamps, model FLU- 24BT8E277GPSL. Tenants lighting design shall not exceed .81 watts average per square foot.

2.	In large open plan offices, the electrical design may require ceiling mounted lineal diffusers, if required the diffusers shall be as approved by Owner.

3.	The building common area corridors shall utilize the 2’x2’ Focal Point indirect recessed luminare with 4100k fluorescent lamps, model FLU-22B2T8E277GPS.

4.	Support per seismic zone 4 requirements.

5.	All fixtures requiring a test switch shall have integral test switches.

6.	The standard downlight for tenant improvements shall be a 6” Lensed Recessed Fluorescent fixture.

Mfg: Cooper

Style: Portfolio 6” Fluorescent Downlight

Model #: C6142 6181 LI 1 WF

J.	LIGHTING CONTROL PANEL (LCP)

1.	The standard LCP shall be approximately 30”Hx24”Wx7”D, capable of housing at least 32-20A 120/277 VAC relays. Relays to be individually replaceable. Manufacturer shall be LC&D or equal.

2.	The standard LCP shall support maintained or monetary low voltage override switches, with or without pilot lights.

3.	The standard LCP shall have the means to manually control the relays from the LCP, and shall have an indication of whether or not the relay is open or closed.

4.	The standard LCP shall have a built-in time clock and be approved per Title 24 standards.

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5.	Provide illumination level of 1fc in path of egress, including access and discharge to egress with 90-minute battery per fixture schedule.

K.	EXIT SIGNS

1.

The corridor/common area standard exit sign shall be a LRP-LED, double face, EL-N (Nickel cadmium battery) end mount, green on mirror edge-lit green, ceiling mount, recessed, housing with arrows as required, powered by long life light emitting diodes (LED’s) with a 90 min. emergency battery pack. Model Lithonia LRP-EL-N.

2.

The tenant suite standard exit sign shall be a LRP-LED, double face, EL-N (Nickel cadmium battery) end mount, green on mirror edge-lit green, ceiling mount, recessed, housing with arrows as required, powered by long life light emitting diodes (LED’s) with a 90 min. emergency battery pack. Model Cooper Lighting – Sure-Lites EUR-70-A-G 120-277V.

3.	Quantities and locations per exiting and lighting plans; single, double face and directional arrows per lighting plans.

L.	FIRE PROTECTION

1.	Fire sprinkler coverage in the shell is light hazard .33 gpm/3,000 SF and shall be modified per tenant improvement requirements.

2.	Semi-recessed chrome sprinkler head centered on ceiling tile.

3.

Fire extinguisher cabinets shall be recessed in the wall, door style F-10 JL Industries Ambassador Series, white epoxy polymer finish, full glass, double strength model # 1816, 1  1/2” return trim style

4.

Extinguishers in the building common area shall be JL Industries Ambassador model White epoxy primer finish door swing (full glass w/SAF-T-low) 10 (double strength glass) model #1015 (FX for fire rated walls), flat trim, to match existing.

5.	Sentry dry chemical extinguisher model #AD5, 3-A, 10-B:C.

M.	SECURITY SYSTEM

1.	Tenants may add a security system to their Premises as part of the tenant improvement project with Owner’s approval.

PLUMBING & EQUIPMENT (Not included as Building Standard Tenant Improvement; these design criteria represent minimum quality standards should tenant elect to include plumbing and equipment in Tenant Improvements)

A.	SINK

1.	Elkay “Pacemaker” model no. PSMR – 3322-R, 20 gauge, type 302

2.	Tenant may specify an insta-hot water heater under the sink, Chronomite model SR20L.

B.	FAUCET

1.	Moen “Sani-Stream,” Model No. 8798, 8” centers, commercial washerless ceramic cartridge.

C.	GARBAGE DISPOSAL

1.	In-Sink-Erator, Badger 5, 1/ 2 horsepower, 1725 rpm, 120V.

D.	DISHWASHER

1.	General Electric “Clean Design” Model No. GSD 1180 TWW or ASKO Model No. D3112

FINAL CLEAN

TI contractor shall be responsible for a thorough final clean up ready for Tenant occupancy.

EXHIBIT I

EXHIBIT J

HAZARDOUS MATERIALS LIST

1,2 Dichloroethane, anhydrous

2-Morpholincethanesulphonic acid hydrate

6-Mercapto-1-hexanol

70% Isopropyl Alcohol Solution

Acetone

Acetonitrile

Ammonium Acetate

Argon

Betaine, Anhydrous

Buffer Solution (ph. 4.0)

Buffer solution, ph 10.0

Buffer solution, ph 7.0

Calcium Hypochlorite

Chloreform

Dichloromethane

Ethanol

Ethyl Acetate

Guanidine Hydrochloride

Helium

Hexane

Hot Star 10X Buffer

Hydrochloric Acid 1N Solution

Isopropanol

Methanol

Methylene Chloride

N,N-Diisopropylethylamine

N,N-Dimethylformamide

Phenolphthalein

Pyridine

Silver/Silver Chloride Ink

Sodium Bicarbonate

Sodium Chloride

Sodium Chloride Solution 5M

Sodium Hydroxide

Sodium Hydroxide 1%

Sodium Hydroxide 32%

Sodium Perchlorate

Triethylamine

Triethylamine

TRIS-EDTA Buffer solution

Tris-EDTA Buffer solution ph 8.0

Trizma Pre-set crystals (ph 7.4)

EXHIBIT J